As filed with the Securities and Exchange Commission on January 10, 2023

Registration No. 333-268187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BRERA HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Ireland	7900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

+353 1 237 3700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ross Carmel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 18th Floor New York, NY 10018 (212) 658-0458

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the public offering of Class B Ordinary Shares through the underwriter named on the cover page of this prospectus, which we refer to as the Public Offering Prospectus.

●	Resale Prospectus. A prospectus to be used for the resale by selling shareholders of 1,705,000 Class B Ordinary Shares, which we refer to as the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers;

●	they contain different Offering sections in the Prospectus Summary;

●	they contain different Use of Proceeds sections;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	a Selling Shareholders section is included in the Resale Prospectus;

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling shareholders.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2023

PRELIMINARY PROSPECTUS

Brera Holdings PLC

1,500,000 Class B Ordinary Shares

This is the initial public offering of our Class B Ordinary Shares, nominal value $0.005 per share, or the Class B Ordinary Shares. We currently estimate that the initial public offering price will be between $5.00 and $6.00 per share. We have selected the lower price point of $5.00 per share for use herein as the estimated actual sales price for our shares, given recent market volatility, for purposes of calculation of estimated use of proceeds, estimated dilution and other matters in this prospectus.

Prior to the offering, there has been no public market for our shares. We have applied to list our Class B Ordinary Shares on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC, or Nasdaq, under the symbol “BREA”. We believe that upon the completion of this offering, we will meet the standards for listing, and the closing of this offering is contingent upon such listing.

We have two classes of authorized ordinary shares, Class A Ordinary Shares, nominal value $0.005 per share, or the Class A Ordinary Shares, and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting and conversion. The Class A Ordinary Shares generally vote together with the Class B Ordinary Shares as a group, unless otherwise prohibited by law. Each Class A Ordinary Share is entitled to ten votes and is convertible into one Class B Ordinary Share. Each Class B Ordinary Shares is entitled to one vote.

As of the date of this prospectus, our founders, the holders of our outstanding Class A Ordinary Shares, collectively held approximately 97.2% of the voting power of our outstanding share capital and collectively are therefore our controlling shareholders. The holders of our Class A Ordinary Shares are Alessandro Aleotti, our Chief Strategy Officer and a director; Leonardo Aleotti, the adult son of Alessandro Aleotti; Daniel Joseph McClory, our Executive Chairman and a director; Pinehurst Partners LLC, which is controlled by Daniel Joseph McClory; Marco Sala, a former director; and Niteroi Spa, which is controlled by Adrio Maria de Carolis, a former director. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, our founders, some of whom are also some of our officers and directors, collectively will retain controlling voting power in the Company based on having approximately 95.4% of all voting rights.

Alessandro Aleotti, Chief Strategy Officer and a director, Daniel Joseph McClory, Executive Chairman and a director, and Adrio Mario de Carolis will directly or indirectly control approximately 31.6%, 28.5% and 31.0% of all voting rights following this offering, respectively, or approximately 31.5%, 28.4% and 30.9% of all voting rights following this offering if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus), respectively. Therefore, each of these beneficial owners may have controlling voting power following this offering.

Our key officers, directors and director nominees collectively will beneficially own approximately 46.9% of our outstanding share capital following this offering, or approximately 46.0% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). In addition, our key officers, directors and director nominees collectively will have approximately 60.7% of voting power in the Company following this offering, or approximately 60.5% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). As a result, they will have controlling voting power and the ability to approve all matters submitted to our shareholders for approval.

As a result, we will be a “controlled company” under Nasdaq’s rules, and, as such, may elect to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq, although we do not intend to do so.   See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Ordinary Shares—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” for more information.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include additional compensation payable to the underwriters. We have agreed to reimburse Revere Securities, LLC, as representative of the underwriters, or the representative, for certain expenses, and will receive compensation in addition to underwriting discounts and commissions. See “Underwriting” for additional information regarding underwriters’ compensation and offering expenses.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and purchase all of the Class B Ordinary Shares offered under this prospectus if any such shares are taken.

We have granted a 45-day option to the underwriters to purchase up to 225,000 additional Class B Ordinary Shares, representing 15% of the Class B Ordinary Shares sold in this offering, solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts, commissions and non-accountable expenses payable, not including other offering expenses, will be $690,000, based on the initial public offering price of $5.00 per share and the total proceeds to us, before expenses, will be $7,935,000.

Delivery of the Class B Ordinary Shares is expected to be made on or about            , 2023.

Revere Securities, LLC

The date of this prospectus is            , 2023

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of Class B Ordinary Shares.

We are incorporated under the laws of Ireland. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class B Ordinary Shares and the distribution of this prospectus outside the United States.

i

NOTES ON PROSPECTUS PRESENTATION

We are responsible for the information contained in this prospectus. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the Italian football industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Our reporting currency and our functional currency is EUR euros. This prospectus contains translations of EUR euros into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from EUR euros into U.S. dollars in this prospectus were made at a rate of €0.8835 per $1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of December 30, 2021. The translations from EUR euros into U.S. dollars for amounts relating to the year ended December 31, 2020 were made at a rate of €0.8177 per $1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of December 31, 2020. The translations from EUR euros into U.S. dollars for amounts relating to the six months ending June 30, 2022 were made at a rate of €0.9552 per $1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of June 30, 2022. On January 6, 2023, the noon buying rate for EUR euros was €0.9417 per $1.00. We make no representation that the EUR euro or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or EUR euros, as the case may be, at any particular rate or at all.

All references in the prospectus to “U.S. dollars,” “dollars,” “USD” and “$” are to the legal currency of the United States and all references to “EUR euros”, “euros” and “€” are to the legal currency of the European Union.

Throughout this prospectus, we refer to the following terms:

●	The term “football” means the sport commonly referred to as “soccer” in the United States.

●	“Brera Milano” and “KAP” refer to Brera Milano S.r.l., formerly KAP S.r.l., an Italian limited liability company (società a responsabilità limitata), which is our wholly-owned subsidiary.

●	The Federation Internationale de Football Association, or International Federation of Association Football, or FIFA, is the international governing body of association football.

●	The Confederation of Independent Football Associations, or CONIFA, is the international governing body for association football teams that are not affiliated with FIFA.

●	The Union of European Football Associations, or UEFA, is the governing body of European football and the umbrella organization for 55 national associations.

●	The Federazione Italiana Giuoco Calcio, or Italian Football Federation, or FIGC, is the governing body of football in Italy and organizes the Italian football league.

●	The Norme organizzative interne della FIGC, or Internal Organizational Rules of the FIGC, or NOIF, are the rules that govern all aspects of Italian football.

●	The Italian football league system, or Italian football, consists of nine national and regional tournament levels, the first three being professional, while the remaining six are amateur, from highest level to lowest level are: Serie A, Serie B, Serie C, Serie D, Eccellenza, Promozione, Prima Categoria, Seconda Categoria, and Terza Categoria.

●	“FCD Brera,” “Brera FC,” “Brera Calcio” and “third team of Milan” refer to “Brera Football Club”.

●	The term “first team” refers to the players selected to play for the most senior team in a football club.

●	The FENIX Trophy is a non-professional pan-European football tournament recognized by UEFA, which inaugurally ran from September 2021 to June 2022 and was organized by Brera FC. “FENIX” is intended to be an acronym for “Friendly European Non-professional Innovative Xenial”.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class B Ordinary Shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “our company,” “Brera Holdings,” and similar references refer to Brera Holdings PLC, a public company limited by shares incorporated in the Republic of Ireland and its consolidated subsidiaries.

Our Company

Overview

Brera Holdings PLC is an Irish holding company focused on expanding social impact football by developing a global portfolio of emerging football clubs with increased opportunities to earn tournament prizes, gain sponsorships, and provide other professional football and related consulting services. We seek to build on the legacy and brand of Brera FC, the first football club that we acquired in July 2022. Brera FC is an amateur football association which has been building an alternative football legacy since its founding in 2000. We are focused on bottom-up value creation from sports clubs and talent outside mainstream markets, innovation-powered business growth, and socially-impactful outcomes.

Football is one of the most popular spectator sports on Earth, with a global market valued at $1.8 billion in 2019, projected to reach $3.8 billion by 2027, with Europe currently being the largest market (“Global football market by type, manufacturing process and distribution channel: global opportunity analysis and industry forecast, 2021–2027,” May 2021). We believe that the leaders in the football industry, as with all enterprises, must demonstrate an awareness of social issues. We believe that teams that do not demonstrate such awareness will not succeed, and that the European football industry is signaling a need for socially-impactful ways to expand access to capital and revenues.

With this in mind, we organized, promoted and participated in the FENIX Trophy, our newly formed non-professional pan-European football tournament recognized by UEFA. As noted above, FENIX is an acronym for “Friendly European Non-professional Innovative Xenial”. The FENIX Trophy was intended to allow Brera FC to connect with the local community, increase our fanbase, and develop important relationships with other European football clubs. We believe that discussions about the FENIX Trophy spread awareness of these tenets of social impact football. We also believe that the competition’s meaning goes beyond the game itself. It is an immersive experience meant to highlight the best practices within non-professional football: sportsmanship, bonds with the local community, sustainability, use of technology, and friendship among clubs. We therefore believe the FENIX Trophy will significantly support our social-impact football value proposition. The FENIX Trophy was inaugurated in 2021 and had its first tournament from September 2021 to June 2022. We believe that the initial competition met or exceeded our expectations of its value for our social-impact football brand. The tournament was a public relations success – the Final Eight of the FENIX Trophy tournament, which took place in Rimini, Italy in June 2022, enjoyed extensive national (SKY Sports TV) and international (ZDF) media coverage. We intend to capitalize on this success and include even more amateur clubs in the FENIX Trophy’s 2022-2023 tournament.

We also expect that social awareness and impact will become a growing public focus as the 2022 FIFA World Cup approaches. As such, while the “transfer market,” in which teams can transfer players and managers in exchange for significant compensation both to the transferring teams and the transferred individuals, is expected to continue, we believe that it must ultimately be part of a vision of football that includes a bottom-up nurturing of players, including those from disadvantaged backgrounds or communities, such as those historically and currently competing for Brera FC. We intend to be a leader in guiding the industry toward a more inclusive approach to professional football, through the use of unconventional routes and undiscovered markets with the aim to unleash their full potential.

To that end, we are developing our “Global Football Group” portfolio of professional football clubs. Our Global Football Group will be modeled on the collaborative, brand-aligned holding company structure of Manchester, England-based City Football Group Limited. Under our Global Football Group structure, we intend to acquire top-division football teams in Africa, South America, Eastern Europe, and potentially other emerging markets, and give them access to the global transfer market. We likewise expect that acquisitions of Eastern European and other non-mainstream market teams will enable us to compete and potentially win significant revenue in UEFA and potentially other regional competitions. We believe that Brera FC’s brand of social impact football and our Global Football Group portfolio of local football club favorites will also allow us to gain increasing sponsorship revenue. We intend to expand on our noncompetitive children’s football school offerings, which we expect will generate significant revenue as well as enhance our social impact football brand and related value. Based on these and other innovative initiatives, we expect that our experience with innovative capital-raising and revenue-generating activities will draw further revenue in the form of consulting opportunities from football clubs, associations, investors and others.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We had minimal cash and cash equivalents as of June 30, 2022 and December 31, 2021, a net loss for the six months ended June 30, 2022 and 2021 and for the year ended December 31, 2021. As of June 30, 2022 and December 31, 2021, our net cash was approximately €19,165 and €26,957, respectively. For the six months ended June 30, 2022 and 2021, and the year ended December 31, 2021, our net loss was approximately €95,835, €26,419, and €87,056, respectively. For the year ended December 31, 2020, our net profit was approximately €2,508. We estimate that we will be able to conduct our planned operations using currently available capital resources for at least the next twelve months. However, in order to meet our growth expectations, we will need to raise funds beyond our current working capital balance in order to finance future development of services and acquisitions and meet any debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or shareholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Our Market Opportunity and Business Model

Building on the Brera FC brand and existing network of business relationships, we will utilize Brera Milano’s more than ten years of know-how in communications, marketing, and consulting capabilities, to deliver effective, monetizable projects. We expect to leverage our knowledge in talent training in the following markets:

●	Market for Football Competition Prizes. In the European countries in which we intend to operate, we intend to pursue the UEFA competitions market with at least three top-division teams. There are three UEFA competitions: The Champions League, or the CL, the Europa League, or the EL, and the Europa Conference League, or the Conference. A base participation prize is awarded to each of the 32 clubs that are admitted to the “group stage” of each UEFA competition. For the 2021-2022 season, the base participation prize for each club was €15.64 million for the CL, €3.63 million for the EL and €2.94 million for the Conference. Each competition has different rules for how a club may take one of the 32 places in the competition’s group stage, but generally they are admitted either automatically based on UEFA’s access criteria or gain admission through qualifiers. For the CL, 26 clubs are automatically admitted to the group stage based on UEFA’s criteria, and the remaining six places are divided between clubs that qualify by being league champions or by finishing second to fourth in their national championship. For the EL, 12 clubs are automatically admitted based on UEFA’s criteria, 10 are admitted by transfer from the CL by losing either of the CL’s play-off or third qualifying rounds, and 10 are winners of the EL play-off round. For the Conference, 10 are admitted after losing the EL play-off round, and 22 are admitted after winning the Conference play-off round. Clubs from smaller European countries, including the Eastern European countries where we are exploring club acquisition opportunities as discussed below, generally cannot gain automatic admission to the CL or EL due to the effect of certain coefficients that the UEFA uses to form the automatic access lists for these competitions, but they can potentially reach the group stage through the CL, EL or Conference qualifiers. In addition, participants in certain competition qualifiers can also receive participation prizes without reaching a competition’s group stage, ranging from €150,000 in case of elimination in the first round of the Conference qualifiers, up to €5 million in the event of elimination in the last round of the CL play-off round. These prizes can generate high profit margins, especially for those clubs with lower operating costs which we are targeting for acquisition. In African, South American, or other non-European markets in which we expect to acquire clubs, we likewise expect that our anticipated clubs will compete for substantial competition prizes.

●	Global Transfer Market. Each professional club we may own or manage as part of our Global Football Group is expected to provide us with professional players, and we may negotiate advantageous fees for such players’ transfers to other clubs. We believe that we can take advantage of player demographics and geographic locations that have not previously been fully utilized in the global transfer market. In particular, we believe that the markets for younger players, particularly from Eastern Europe, Africa and South America, are underutilized, and we plan to access, and provide access to other clubs to these potentially important transfer market resources. In all these regions, we believe that we can capitalize on their lower levels of football league development and less-well-resourced local competition in accessing and developing significant football talent that would otherwise not realize its full potential. For example, South American players, who do not have dual citizenship with a European country, represent a particularly large percentage of the football population in South America and only very few are involved in transfers, leaving a significant amount of talent unrealized. We likewise see substantial potential from some of the clubs in these regions due to existing local and global fanbases, iconic local stadia, and other attributes. Our goal is to build a valuable niche through participation in international tournaments and major showcases for the 17-19 age bracket. This opportunity will require our acquisition model to be flexible in order to comply with applicable local immigration laws and regulations. See “Business – Laws and Regulations”.

●	Sponsorships. By seeking to own or manage clubs in different countries and continents in our Global Football Group, we believe we will be able to attract more companies and organizations as partners/sponsors for international communication campaigns. We believe that the marketability of Brera FC’s social impact football brand will have great sponsorship potential, based on a business model that combines the anticipated lower operational costs of football clubs that we would potentially own or manage in countries with lower costs of goods and services in general, which may allow us to provide more competitive terms for sponsors with limited sponsorship budgets, even those of large international commercial brands. We expect that the social impact aspects of our teams and FENIX Trophy tournament may appeal to sponsors whose brands or management are seeking to promote their social impact-related goals. In addition, by pooling more clubs under one brand or management structure, we believe that we may be able to offer the benefit of greater economies of scale for potential sponsors, as demonstrated by the creation of global football brands such as City Football Group Limited. On August 16, 2022, we entered into a sponsorship agreement with Fudbalski Klub Akademija Pandev, or Akademija Pandev, for their use of the Brera trademarks during the 2022-23 football season.

●	Football School Services. Parents and children are seeking constructive, noncompetitive sports and social engagement for children with one other and adult figures and role models like coaches and parents to emphasize the cooperative and fun aspects of football. Our football school has grown over the years, and now engages over 350 children at our two school locations in Italy: Arena Civica and Brera Football Village. We believe that as one of our most appreciated enterprises at the local community level, as well as an important source of revenue, there is significant demand for this service.

●	Consulting. We believe that football clubs, associations, investors, and others are seeking innovative ways to enhance access to capital and revenue opportunities for football clubs. Our social impact football experience provides a basis for us to provide consulting services to assist them with these needs. Part of the unique consultancy support we expect to offer is to assist companies with products and services related to the concept of “italicity”. This concept, coined by Piero Bassetti, a Milan-based intellectual and author of several books, refers to a sense of belonging to the Italian culture regardless of citizenship status, through a perceived affinity with Italian traditions, fashions, lifestyles, arts, cuisines, or other aspects of Italian culture. Mr. Bassetti is expected to be an important partner on Brera Holdings’ consultancy projects.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Strong brand recognition. Since our founding in 2000, we have gained significant brand recognition in Italy but particularly in the Milan metropolitan area and the Lombardy region. The Brera FC registered trademark, “Brera Football Club,” which we own and license to Brera FC, has achieved widespread recognition, as confirmed by opinion polls that we commissioned. Based on these polling results, Brera FC is clearly recognized as “the third team of Milan,” and also as a sports brand particularly attentive to social initiatives. The relevance of the brand is not only local or national, but also global, as indicated by the high number of international followers on social media, such as Facebook, Instagram, YouTube, and Twitter, and substantial foreign press coverage.

●	Substantial international relationships. Brera FC has strong international relationships, due to its long history of international player rosters and “cult club” status, with many fans outside Italy, and its ability to start football projects on an international level. For example, our first team in the 2003/2004 and 2006/2007 seasons included Italo-Argentine players; we participated in the Viareggio Tournament with a team which included young Gabonese football players; our practice of twinning with similar clubs outside Italy, such as the Brooklyn Italians in the United States; and the organization of the FENIX Trophy, the first European tournament recognized by UEFA for cult amateur clubs. We intend to build on this experience by acquiring top-division football teams across a number of emerging geographic regions with equally emerging football talent, helping them grow like Brera FC, and deriving the related and potentially substantial revenue opportunities.

●	Solid record of social impact programs. Brera FC has carried out many projects that have used football as a tool for social impact. Some of the most significant projects have been the creation of the MilanoMondo football team from 2000 to 2003 which included immigrants residing in Milan; the FreeOpera Brera squad from 2003 to 2005, which was the first football team set up inside a prison to participate in an official FIGC championship; the management of the European football team of the Roma and Sinti ethnic group, which participated in competitions organized by CONIFA, from 2015 to 2018; and, in the last five years, managing players with asylum seeker status, which has been the subject of a research project carried out by the Department of Psychology of the Catholic University of Milan. On October 7, 2022, the Internet Marketing Association at its IMPACT 22 Conference named Brera FC as its award recipient for “Social Impact Through Soccer,” recognizing the Company’s focus at an international level with this distinction.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Focus on long-term fans, supporters, and sponsors. We intend to focus on retaining and strengthening our long-term fans, supporters, and sponsors, building on these existing ongoing strategic relationships. Our fans and followers have demonstrated substantial brand loyalty in Milan, based on a recent survey. We have approximately 10,000 followers and over 300,000 unique social media views on our social network platforms, and significant international brand recognition is reflected by press coverage. We believe that these attributes will be attractive to many sponsors seeking to target these audiences with a social impact message. We will aim to enhance all of these attributes in order to seek rapid business growth.

●	Expansion of fanbase through local marketing, social media and social-impact initiatives. We intend to capitalize on Brera FC’s reputation as a socially-impactful sports team. We will enhance our public relations efforts in the Milan area, aimed at increasing our community of fans and our followers on social networks, with a viral marketing strategy that will showcase our brand’s unique persona in an entertaining and engaging way. Our startup incubator will seek to sustain and expand acquired fanbases through appropriate brand-alignment. We will also continue and expand on our popular line of social impact football projects, headed by our noncompetitive football schools, as well as other special projects. For example, we recently offered occupational training services to inmates at Milan prison facilities through participation in courses recognized by the Italian Football Federation to expand opportunities for earning a federal referee license. We also intend to develop a women’s football section in every country in which we acquire a club.

●	International expansion. We intend to simultaneously pursue international expansion and licensing of the Brera FC brand, in Eastern Europe, Africa, and South America, through the potential acquisition and, where appropriate, renaming of football teams with the objective of enhancing the players on these teams to place them on the professional transfer market and obtain prizes related to participation rights in UEFA or other competitions. In North Macedonia, we have begun negotiations to acquire a Serie A-equivalent club; in Mozambique, we are in discussions to acquire a Serie A-equivalent club, sports venue and a housing facility for staff and players; and in Buenos Aires, we are in discussions to acquire a five-year management contract for an Argentinean Serie C-equivalent club. The choice of countries derives from an in-depth analysis of the football, regulatory and economic parameters that are key to our business model.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	Our business is substantially dependent on the popularity and/or competitive success of our acquired teams, which cannot be assured.

●	We had a concentration of credit risk because we derived our revenue from a limited number of customers.

●	We source our materials from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

●	If we are unable to maintain and enhance our brand and reputation, or if events occur that damage our brand and reputation, our ability to expand our fanbase, sponsors, and commercial partners or to sell significant quantities of our services may be impaired.

●	Our business is dependent upon our ability to attract players and staff, including management, recruiters, and coaches for our acquired clubs.

●	Injuries to, and illness of, players in our acquired clubs could hinder our success.

●	We may pursue acquisitions and other strategic transactions to complement or expand our business that may not be successful.

●	If we fail to properly manage our anticipated growth, our business could suffer.

●	If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

●	It may not be possible to renew or replace key commercial and sponsorship agreements on similar or better terms or attract new sponsors.

●	An economic downturn and adverse economic conditions may harm our business.

●	There could be a decline in the popularity of football.

●	Our business is subject to seasonal fluctuations and our operating results and cash flow can vary substantially from period to period.

●	We operate in a highly competitive market and there can be no assurance that we will be able to compete successfully.

●	Our digital media strategy may not generate the revenue we anticipate.

●	Our operations and operating results have been, and may continue to be, materially impacted by the COVID-19 pandemic and government and league actions taken in response.

●	Our management team has limited experience managing a public company.

●	Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of The Nasdaq Stock Market, or Nasdaq, for domestic U.S. issuers. We may take advantage of these home country exemptions, including the following:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require director approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

See “Management – Foreign Private Issuer Exemption” for more information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Dual Class Structure

Under our constitution, we are authorized to issue two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares, and any number of classes of preferred shares. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, unless prohibited by law, and Class B Ordinary Shares are entitled to one vote on any such matter. Class A Ordinary Shares are convertible to Class B Ordinary Shares as follows: (i) at the option of the holder of Class A Ordinary Shares without the payment of additional consideration or (ii) automatically upon the transfer of Class A Ordinary Shares, except that the transfer of Class A Ordinary Shares to another holder of Class A Ordinary Shares will not result in such automatic conversion. Class B Ordinary Shares are not convertible. Other than as to voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally.

In this offering, we are offering Class B Ordinary Shares. Our founders, some of whom are also some of our officers and directors, own 7,700,000 Class A Ordinary Shares, which amounts to 77,000,000 votes. Prior to the commencement of this offering, there will be 7,700,000 Class A Ordinary Shares outstanding representing voting power of 77,000,000 votes, 2,205,000 Class B Ordinary Shares outstanding representing voting power of 2,205,000 votes, and no preferred shares outstanding. As a result, out of a total of 9,905,000 shares of outstanding ordinary shares representing total voting power of 79,205,000 votes, our founders collectively control approximately 97.2% of the voting power before this offering. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, our founders, some of whom are also some of our officers and directors, collectively will retain controlling voting power in the Company based on collectively having approximately 95.4% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Ordinary Shares— Our dual class voting structure has the effect of concentrating the voting control to holders of our Class A Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class B Ordinary Shares due to exclusion from certain stock market indices.” for more information.

Our Corporate History and Structure

We were incorporated pursuant to the laws of Ireland as Brera Holdings Limited, a private company limited by shares, on June 30, 2022, to become the holding company for Brera Milano S.r.l., an Italian limited liability company (società a responsabilità limitata). Brera Milano, the operating company and subsidiary of Brera Holdings Limited, was formed on December 20, 2016, and was named KAP S.r.l. until September 9, 2022. KAP was acquired by us on July 29, 2022. KAP was renamed Brera Milano S.r.l. on September 9, 2022. Brera Holdings Limited re-registered as an Irish public limited company and was renamed as Brera Holdings PLC on October 27, 2022. See the section below titled “Corporate Reorganization” for more information.

Our corporate address and registered office are located at Connaught House, 5th Floor, One Burlington Road, Dublin 4, DO4 C5Y6, Ireland. The phone number of our registered office is +353 1 237 3700.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

Our website can be found at www.breraholdings.com. Brera FC’s website is www.brerafc.com. The information contained on our websites is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our Class B Ordinary Shares.

The Offering

Shares offered:	1,500,000 Class B Ordinary Shares (or 1,725,000 shares if the underwriters exercise the over-allotment in full).

Offering price:	We currently estimate that the initial public offering price will be between $5.00 and $6.00 per share.

Shares to be outstanding after this offering: (1)	7,770,000 Class A Ordinary Shares and 3,705,000 Class B Ordinary Shares (or 3,930,000 shares if the underwriters exercise the over-allotment option in full).

Over-allotment option:	We have granted a 45-day option to the underwriters to purchase up to 225,000 additional Class B Ordinary Shares, representing 15% of the Class B Ordinary Shares sold in this offering, at the public offering price, less the underwriting discount and commissions.

Use of proceeds:

We expect to receive net proceeds of approximately $6.2 million from this offering (or $7.2 million if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the acquisition or management rights of football clubs, although we do not currently have any definitive plans or commitments for any such acquisitions or investments, continued investment in social impact football, sales and marketing, and working capital and general corporate purposes. See “Use of Proceeds” for more information.

Risk factors:	Investing in our Class B Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 before deciding to invest in our Class B Ordinary Shares.

Representative’s warrants:	We have agreed to issue to the representative of the underwriters warrants to purchase the number of Class B Ordinary Shares equal to 7% of the aggregate number of shares sold in this offering. The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the period commencing 180 days from the commencement date of sales in the offering and ending five years from the commencement date of sales in this offering. The exercise price of the representative’s warrants will equal 100% of the public offering price per share of the Class B Ordinary Shares sold in this offering (subject to adjustments). See “Underwriting” for more information.

Lock-up Agreements:	We, all of our directors and officers, and the holders of 10% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 12 months after the date of this prospectus. The underwriters have agreed to waive the lock-up requirement for the Class B Ordinary Shares being sold by the selling shareholders named in the Resale Prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Dividends:	We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future.

Trading market and symbol:	We have applied to list our Class B Ordinary Shares on The Nasdaq Capital Market under the symbol “BREA”. The closing of this offering is contingent upon such listing.

(1)	The number of ordinary shares outstanding immediately following this offering is based on 7,700,000 shares of our Class A Ordinary Shares and 2,205,000 shares of our Class B Ordinary Shares outstanding as of the date of this prospectus and excludes:

●	7,700,000 Class B Ordinary Shares issuable upon the conversion of the 7,700,000 outstanding Class A Ordinary Shares;

●	2,000,000 Class B Ordinary Shares that are reserved for issuance under the Brera Holdings Limited 2022 Equity Incentive Plan, or the 2022 Plan;

●	105,350 Class B Ordinary Shares issuable upon exercise of placement agent’s warrants; and

●	up to 120,750 Class B Ordinary Shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Our summary financial data as of and for the six months ended June 30, 2022 and 2021 are derived from our reviewed financial statements included elsewhere in this prospectus. Our summary financial data as of and for the fiscal years ended December 31, 2021 and 2020 are derived from our audited financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance.

	Six Months Ended June 30				Years Ended December 31
	2022	2022	2021	2021	2021	2021	2020	2020
Statements of Operations Data	€	$	€	$	€	$	€	$
Revenue	131,521	143,734	150,821	181,709	420,167	497,063	214,756	245,043
Costs and operating expenses:
Cost of revenue	(29,768)	(32,532)	(34,480)	(41,541)	(110,588)	(130,827)	(74,546)	(85,059)
General and administrative	(192,376)	(210,240)	(114,476)	(137,920)	(316,669)	(374,623)	(150,217)	(171,402)
Total operating expenses	(222,144)	(242,772)	(148,956)	(179,461)	(427,257)	(505,450)	(224,763)	(256,461)
Operating losses	(90,623)	(99,038)	1,865	2,248	(7,090)	(8,387)	(10,007)	(11,418)
Other income (expenses)	5,111	5,586	(23,134)	(27,872)	(47,942)	(56,716)	21,118	24,096
Finance costs	(1,686)	(1,843)	(863)	(1,040)	(2,693)	(3,186)	(367)	(419)
Total other income (expenses)	3,425	3,743	(23,997)	(28,912)	(50,635)	(59,902)	20,751	23,677
(Loss) profit before income taxes	(87,198)	(95,295)	(22,132)	(26,664)	(57,725)	(68,289)	10,744	12,259
Provision for income taxes	(8,637)	(9,439)	(4,287)	(5,165)	(29,331)	(34,699)	(8,236)	(9,398)
Net (loss) profit	(95,835)	(104,734)	(26,419)	(31,829)	(87,056)	(102,988)	2,508	2,861

	As of June 30,		As of December 31,
	2022	2022	2021	2021	2020	2020
Balance Sheet Data	€	$	€	$	€	$
Cash	19,165	20,064	26,957	30,512	53,372	65,271
Current assets	229,241	239,992	220,578	249,664	139,549	170,660
Total assets	587,586	615,144	598,165	677,040	144,414	176,610
Current liabilities	(643,365)	(673,539)	(534,483)	(604,961)	(285,700)	(349,395)
Total liabilities	(937,042)	(980,989)	(851,986)	(964,330)	(311,451)	(380,887)
Shareholders’ deficit	349,456	365,845	253,821	287,290	167,037	204,277
Total liabilities and shareholders’ deficit	(587,586)	(615,144)	(598,165)	(677,040)	(144,414)	(176,610)

Summary of Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	Our business is substantially dependent on the popularity and/or competitive success of our acquired teams, which cannot be assured.

●	We had a concentration of credit risk because we derived our revenue from a limited number of customers.

●	We source our materials from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

●	If we are unable to maintain and enhance our brand and reputation, or if events occur that damage our brand and reputation, our ability to expand our fanbase, sponsors, and commercial partners or to sell significant quantities of our services may be impaired.

●	Our business is dependent upon our ability to attract players and staff, including management, recruiters, and coaches for our acquired clubs.

●	Injuries to, and illness of, players in our acquired clubs could hinder our success.

●	We may pursue acquisitions and other strategic transactions to complement or expand our business that may not be successful.

●	If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

●	It may not be possible to renew or replace key commercial and sponsorship agreements on similar or better terms or attract new sponsors.

●	There could be a decline in the popularity of football.

●	Our business is subject to seasonal fluctuations and our operating results and cash flow can vary substantially from period to period.

●	We operate in a highly competitive market and there can be no assurance that we will be able to compete successfully.

●	Our digital media strategy may not generate the revenue we anticipate.

●	Our operations and operating results have been, and may continue to be, materially impacted by the COVID-19 pandemic and government and league actions taken in response.

Risks Related to Government Regulation and Being a Public Company

●	We are subject to governmental regulation, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

●	We operate in non-United States markets and are subject to the United States Foreign Corrupt Practices Act, or the FCPA, as well anti-corruption laws and regulations in other countries. Violations of these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

●	The requirements of being a public company may strain our resources.

●	Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

●	Our management team has limited experience managing a public company.

●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

Risks Related to This Offering and Ownership of Our Class B Ordinary Shares

●	Our dual class voting structure has the effect of concentrating the voting control to holders of our Class A Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class B Ordinary Shares due to exclusion from certain stock market indices.

●	There has been no prior public market for our Class B Ordinary Shares and an active and liquid market may fail to develop, which could harm the market price of our Class B Ordinary Shares.

●	Our key officers and directors may own a majority of our outstanding ordinary shares after this offering. As a result, they may have the ability to approve all matters submitted to our shareholders for approval.

●	Our operating results and share price may be volatile, and the market price of our Class B Ordinary Shares after this offering may drop below the price you pay.

●	Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Class B Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Class B Ordinary Shares.

●	We do not currently intend to pay dividends on our securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class B Ordinary Shares. In addition, any distribution of dividends must be in accordance with the rules and restrictions applying under Irish law.

●	Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

●	We intend to be treated exclusively as a resident of Ireland for tax purposes, but Italian or other tax authorities may seek to treat us as a tax resident of another jurisdiction as a result of which we could be subject to increased and/or different taxes.

●	Dividends paid by us may be subject to Irish dividend withholding tax.

●	Dividends paid by us may also be subject to Italian dividend withholding tax.

●	A future transfer of your Class B Ordinary Shares, other than one effected by means of the transfer of book entry interests in DTC, may be subject to Irish stamp duty.

●	Irish law differs from the laws in effect in the United States and U.S. investors may have difficulty enforcing civil liabilities against us, our directors or members of senior management named in this prospectus.

●	As an Irish public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.

●	Provisions of our constitution, as well as provisions of Irish law, could make an acquisition of us more difficult, limit attempts by our shareholders to replace or remove our current directors, and limit the market price of our ordinary shares.

●	Our board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

●	The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire our ordinary shares.

●	Irish and European insolvency and bankruptcy laws are substantially different than U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

●	As a “controlled company” under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

●	There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

●	Registration of the beneficial interests in our shares will subject us and the holders of such beneficial interests to certain risks.

RISK FACTORS

An investment in our Class B Ordinary Shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our Class B Ordinary Shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

We had minimal cash and cash equivalents as of June 30, 2022 and December 31, 2021, and a net loss for the six months ended June 30, 2022 and 2021 and for the year ended December 31, 2021. As of June 30, 2022 and December 31, 2021, our net cash was approximately €19,165 and €26,957, respectively, or approximately $20,064 and $30,512, respectively. For the six months ended June 30, 2022 and 2021, our net loss was approximately €95,835 and €26,419, respectively, or approximately $104,734 and $31,829, respectively. For the six months ended June 30, 2022 and year ended December 31, 2021, our net loss was approximately €95,835 and €87,056,   respectively, or approximately $104,734 and $102,988, respectively. We will seek to fund our operations through revenue generated from our services, bank borrowings and private placements and equity financing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. Management’s plans to address this need for capital through this offering and through private placement offerings are discussed elsewhere in this prospectus. We cannot assure you that our plans to raise sufficient capital will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

Our business is substantially dependent on the popularity and/or competitive success of our acquired teams, which cannot be assured.

Our financial results are dependent on, and are expected to continue to depend in large part on, the football clubs we acquire remaining popular with their fanbases and, in varying degrees, on each club’s first team achieving competitive success, which can generate fan enthusiasm, resulting in sustained ticket, premium seating, suite, food and beverage and merchandise sales during the season. Competitive success can also lead to revenues related to access to continental (mainly European) competitions, the transfer market for the footballers we develop, and sponsorships. However, due to the sheer unpredictability of the on-the-pitch results, which do not strictly depend on the amount invested in the club, there can be no assurance that Brera-controlled clubs will achieve competitive success and ultimately thereby generate substantial increased revenues from related rights.

We believe that the past performance and proficiency of our first and currently only team under management, Brera FC, would not, due to its amateur club status, provide a meaningful indicator of interest from fans, sponsors, consulting clients, investors, or others in either Brera FC or the professional clubs that we plan to acquire or manage, or our football management abilities in general. We view Brera FC’s role in our business as one of supporting our primary revenue-generating initiatives, and do not expect significant direct revenue to be generated by its performance. We therefore believe that its performance record would not affect our ability to win professional European football competitions, professionally train players for the transfer market, win sponsorship opportunities, and enter into consulting service agreements. However, we cannot guarantee that the prior history and performance of Brera FC will not adversely our business plans to the extent that they may in fact affect such interest or act as an accurate indicator of our football club management and related revenue-generating abilities.

The competitive record for our acquired club, Brera FC, is mixed. Due to repeated relegations from season losses, we have gradually fallen from the Serie D, or highest amateur Italian football league level, to Seconda Categoria, the second-lowest level. We may therefore face substantial challenges in overcoming our history of competitive defeats in order to win crucial fan loyalty and related revenues, attract or retain talented players and coaching staff, convince sponsors to view our club association as an asset, or gain consulting work. Brera FC recently promoted and participated in the FENIX Trophy, a newly formed non-professional pan-European football tournament recognized by the Union of European Football Associations (UEFA), which inaugurally ran from September 2021 to June 2022 and was intended to allow Brera FC to connect with the local community, increase our fanbase, and develop important relationships with other football clubs; however, this inaugural tournament is not guaranteed to succeed in any of these aims or, even if it does, to continue to do so in the future. Moreover, there can be no assurance that Brera FC will maintain or increase in popularity and therefore play a supportive role for our revenue-generating initiatives. Without such revenues, our results of operations and financial condition will be severely impacted, and you may lose most or all of the value of your investment in our Class B Ordinary Shares.

We had a concentration of credit risk because we derived our revenue from a limited number of customers.

For the year ended December 31, 2020, we had four customers, among which three customers accounted for 60%, 24%, and 14%, respectively, of our revenue, or 98% of revenue in aggregate. For the year ended December 31, 2021, we had 11 customers, among which three customers accounted for 45%, 21% and 10%, respectively, of our revenue, or 75% of revenue in aggregate. For the six months ended June 30, 2022, we had 12 customers, among which two customers accounted for 38%, and 15%, respectively, of our revenue, or 53% of revenue in aggregate. As a result, our credit risk in respect of accounts receivable was concentrated in three customers, three customers and two customers accounting for at least 10% of revenue for each of the years ended December 31, 2020 and 2021 and for the six months ended June 30, 2022, respectively. In order to minimize the credit risk, our management has created a team responsible for the determination of credit limits and credit approvals for our customers. We cannot assure you that we will not see concentration of accounts receivable from a small number of customers in the future. In such case, if any of these customers defaults on its payment obligations to us, we will not be able to recover the related accounts receivable, and our business, financial condition and results of operations may be materially and adversely affected.

We source our services from a limited number of service suppliers. If we lose one or more of these service suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

Three service suppliers, three service suppliers and four service suppliers each accounted for over 10% of our total cost of revenue, representing 88%, 56% and 88% of our cost of revenue for the six months ended June 30, 2022 and the years ended December 31, 2021 and 2020, respectively. If we lose service suppliers and are unable to swiftly engage new service suppliers, our operations may be disrupted or suspended, and we may not be able to deliver products to our customers on time. We may also have to pay a higher price to source from a different service supplier on short notice. While we are actively searching for and negotiating with new service suppliers, there is no guarantee that we will be able to locate appropriate new service suppliers or service supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

If we are unable to maintain and enhance our brand and reputation, or if events occur that damage our brand and reputation, our ability to expand our fanbase, sponsors, and commercial partners or to sell significant quantities of our services may be impaired.

The success of our business depends on the value and strength of our brand and reputation. Our brand and reputation are also integral to the implementation of our strategies for expanding our fanbase, sponsors and commercial partners. To be successful in the future, particularly outside of Europe, we believe we must preserve, grow and leverage the value of our brand across all of our revenue streams. For example, we must increase the amount of media coverage we receive in order to expand our fanbase and brand awareness. Unfavorable publicity regarding the competition performances of any of our acquired clubs or their behavior off the field, our ability to attract and retain certain players and coaching staff or actions by or changes in our ownership, could negatively affect our brand and reputation. Failure to respond effectively to negative publicity could also further erode our brand and reputation. Our brand may also be adversely affected if our public image or reputation is tarnished by negative social media campaigns or poor reviews of our services, events or fan experiences. In addition, events in the football industry as whole, even if unrelated to us, may negatively affect our brand or reputation. As a result, the size, engagement, and loyalty of our fanbase and related revenues may decline. Damage to our brand or reputation or loss of our fans’ commitment for any of these reasons could impair our ability to expand our fanbase, and increase crucial revenues from ticket, premium seating, suite, sponsorship, food and beverage and merchandise sales, which may have a material adverse effect on our business, results of operations, financial condition and cash flow, as well as require additional resources to rebuild our brand and reputation.

In addition, maintaining and enhancing our brand and reputation may require us to make substantial investments. We cannot assure you that such investments will be successful. Failure to successfully maintain and enhance the Brera brand or our reputation or excessive or unsuccessful expenses in connection with this effort could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our business is dependent upon our ability to attract players and staff, including management, recruiters, and coaches for our acquired clubs.

We are highly dependent on our players and members of our staff, such as our management, recruiters, and coaches. Competition for talented players and staff is, and will continue to be, intense. Our ability to attract and retain high quality staff, especially recruiters with local connections and networks, is critical to our success in attracting talented players for our acquired clubs, and, consequently, critical to our business, results of operations, financial condition and cash flow. If we fail to attract talented players for our acquired clubs and youth system, we will be unable to engage in the global transfer market and it will limit our ability to compete and potentially win significant revenue in UEFA and other regional competitions. In addition, our popularity in certain countries or regions may depend, at least in part, on fielding certain players from those countries or regions. Our failure to attract key personnel could have a negative impact on our ability to effectively manage and grow our business.

Injuries to, and illness of, players in our acquired clubs could hinder our success.

To the degree that our financial results are dependent on our acquired club’s popularity and/or competitive success, the likelihood of achieving such popularity or competitive success may be substantially impacted by serious and/or untimely injuries to or illness of key players. Our strategy is to maintain squads of first team players sufficient to mitigate the risk of player injuries or illnesses. However, this strategy may not be sufficient to mitigate all financial losses in the event of an injury or illness, and as a result such injury or illness may affect the performance of our acquired clubs. In addition, even with team and league-wide health and safety precautions in place and compliance with governmental guidance and other COVID-19 protocols we may adopt, our players may nevertheless contract COVID-19 and, as a result, our ability to participate in games may be substantially impacted. Replacement of an injured or ill player may result in an increase in our salary expenses.

We may pursue acquisitions and other strategic transactions to complement or expand our business that may not be successful.

We may explore opportunities to purchase or invest in other businesses, football clubs or assets that we believe will complement, enhance or expand our current business or that might otherwise offer us growth opportunities. In connection with our anticipated acquisitions of clubs outside Italy, different cultures, languages, and traditions, or political instability, could have material adverse effects on our business plans. As a result, our strategy of providing access to football talent from outside Western Europe could be unsuccessful.

Any transactions that we are able to identify and complete may involve risks, including the commitment of significant capital, the incurrence of indebtedness, the payment of advances, the diversion of management’s attention and resources, litigation or other claims in connection with acquisitions or against companies we invest in or acquire, our lack of control over certain joint venture companies and other minority investments, the inability to successfully integrate such business into our operations or even if successfully integrated, the risk of not achieving the intended results and the exposure to losses if the underlying transactions or ventures are not successful.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand internationally, we will need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, may generate increased expenses, and may not continue to be profitable.

It may not be possible to renew or replace key commercial and sponsorship agreements on similar or better terms or attract new sponsors.

Our commercial revenue for each of the years ended 2021 and 2020 represented a major part of our total revenue. The substantial majority of our commercial revenue is generated from commercial agreements with our sponsors, and these agreements have finite terms. When these contracts do expire, we may not be able to renew or replace them with contracts on similar or better terms or at all.

If we fail to renew or replace these key commercial agreements on similar or better terms, we could experience a material reduction in our commercial and sponsorship revenue. Such a reduction could have a material adverse effect on our overall revenue and our ability to continue to compete with the other football clubs in Italy and Europe.

As part of our business plan, we intend to continue to grow our sponsorship portfolio by developing and expanding our geographic and service categorized approach, which will include partnering with additional global sponsors, regional sponsors, and mobile and media operators. We may not be able to successfully execute our business plan in promoting our brand to attract new sponsors. We cannot assure you that we will be successful in implementing our business plan or that our commercial and sponsorship revenue will continue to grow at the same rate as it has in the past or at all. Any of these events could negatively affect our ability to achieve our development and commercialization goals, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

The performance of the Company’s acquired professional football clubs in UEFA and other tournaments will be material to the Company’s results. Therefore, any failure for these teams to compete and earn sufficient prizes and sponsor interests as a result of any failure by us to supervise and manage these teams would have a material adverse effect on our business plans and results of operations.

An economic downturn and adverse economic conditions may harm our business.

The recent economic downturn and adverse conditions in Italy and global markets may negatively affect our operations in the future. Our revenue in part depends on personal disposable income and corporate marketing and hospitality budgets. Further, our sponsorship and commercial revenue are contingent upon the expenditures of businesses across a wide range of industries, and as these industries continue to cut costs in response to the economic downturn, our revenue may similarly decline. Continued weak economic conditions could cause a reduction in our commercial and sponsorship revenue, each of which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

There could be a decline in the popularity of football.

There can be no assurance that football will retain its popularity as a sport around the world or its status in Italy as the most popular sport. Any decline in football’s popularity could result in lower ticket sales, sponsorship revenue, a reduction in the value of our players or our brand, or a decline in the value of our securities, including our Class B Ordinary Shares. Any one of these events or a combination of such events could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our business is subject to seasonal fluctuations and our operating results and cash flow can vary substantially from period to period.

Our revenues and expenses have been seasonal, and we expect they will continue to be seasonal. Due to the playing season, revenues from our business are typically concentrated in the third and fourth fiscal quarters of each fiscal year ended December 31. As a result, our operating results and cash flow reflect significant variation from period to period and will continue to do so in the future. Therefore, period-to-period comparisons of our operating results may not necessarily be meaningful and the operating results of one period are not indicative of our financial performance during a full fiscal year. This variability may adversely affect our business, results of operations and financial condition.

We operate in a highly competitive market and there can be no assurance that we will be able to compete successfully.

We face competition from other football clubs not only in Italy and Europe, but on a global scale. Many of those football clubs are larger, more experienced and better funded than us, which enables them to acquire top players and coaching staff and could result in improved performance from those teams in domestic and European competitions. In addition, from a commercial perspective, we actively compete across many different industries and within many different markets. We believe our primary sources of competition, both in Europe and internationally, include, but are not limited to:

●	other businesses seeking corporate sponsorships and commercial partners such as sports teams, other entertainment events and television and digital media outlets;

●	providers of sports apparel and equipment seeking retail, merchandising, apparel and product licensing opportunities;

●	digital content providers seeking consumer attention and leisure time, advertiser income and consumer e-commerce activity; and

●	other types of television programming seeking access to broadcasters and advertiser income.

All of the above forms of competition could have a material adverse effect on any of our revenue streams and our overall business, results of operations, financial condition and cash flow.

Our digital media strategy may not generate the revenue we anticipate.

We maintain contact with, and provide entertainment to, our global fanbase through a number of digital and other media channels, including the internet, mobile services and social media. While we have attracted a significant number of followers to our digital media assets, including our website, the future revenue and income potential of our new media business is uncertain. You should consider our business and prospects in light of the challenges, risks and difficulties we may encounter in this new and rapidly evolving market, including:

●	our digital media strategy will require us to provide offerings such as video on demand, highlights and international memberships that have not previously been a substantial part of our business;

●	our ability to retain our current global fanbase, build our fanbase and increase engagement with our followers through our digital media assets;

●	our ability to enhance the content offered through our digital media assets and increase our subscriber base;

●	our ability to effectively generate revenue from interaction with our followers through our digital media assets;

●	our ability to attract new sponsors and advertisers, retain existing sponsors and advertisers and demonstrate that our digital media assets will deliver value to them;

●	our ability to develop our digital media assets in a cost effective manner and operate our digital media services profitably and securely;

●	our ability to identify and capitalize on new digital media business opportunities; and

●	our ability to compete with other sports and other media for users’ time.

Failure to successfully address these risks and difficulties could affect our overall business, financial condition, results of operations, cash flow, liquidity and prospects.

Exchange rate fluctuations could negatively affect our financial condition.

Although we operate globally, our consolidated financial statements are presented in euros. In addition to conducting business in the European Union, we also operate in North America and the UK. Therefore, we have revenues and expenses denominated in euros, U.S. dollars, and British pound sterling, among others. As a result, our business and share price may be affected by fluctuations between, the euro and the U.S. dollar and the euro and the British pound sterling, which may have a significant impact on our reported results of operations and cash flows from period to period.

Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our brand.

Like other popular brands, we are susceptible to instances of brand infringement (such as counterfeiting and other unauthorized uses of our intellectual property rights). We seek to protect our brand assets by ensuring that we own and control certain intellectual property rights in and to those assets and, where appropriate, by enforcing those intellectual property rights. For example, we own the copyright in our logo, and our logo and trade name are registered as trademarks (or are the subject of applications for registration) in a number of jurisdictions in Europe, Asia Pacific, Africa, North America and South America. However, it is not possible to detect all instances of brand infringement. Additionally, where instances of brand infringement are detected, we cannot guarantee that such instances will be prevented as there may be legal or factual circumstances which give rise to uncertainty as to the validity, scope and enforceability of our intellectual property rights in the brand assets. Furthermore, the laws of certain countries in which we license our brand and conduct operations may not offer the same level of protection to intellectual property rights holders as those in Europe and the United States, or the time required to enforce our intellectual property rights under these legal regimes may be lengthy and delay recovery. If we were to fail or be unable to secure, protect, maintain and/or enforce the intellectual property rights which vest in our brand assets, then we could lose our exclusive right to exploit such brand assets. Infringement of our trademark, copyright and other intellectual property rights could have an adverse effect on our business. We also license our intellectual property rights to third parties. In an effort to protect our brand, we enter into licensing agreements with these third parties which govern the use of our intellectual property, and which require our licensees to abide by quality control standards with respect to such use. Although we make efforts to police our licensees’ use of our intellectual property, we cannot assure you that these efforts will be sufficient to ensure their compliance. The failure of our licensees to comply with the terms of their licenses could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our operations and operating results have been, and may continue to be, materially impacted by the COVID-19 pandemic and government and league actions taken in response.

As discussed in the “Business” section of this prospectus, our business depends on the activities of our acquired clubs. Due to the global COVID-19 pandemic, for our acquired club Brera FC, the 2019-20 and 2020-21 season championships were suspended, and as a result, virtually all of our business operations were suspended.

While capacity limitations were eased for the end of 2021-22 season, a resurgence in the COVID-19 pandemic, such as the Omicron variant, or another major epidemic or pandemic could impact future seasons. Accordingly, no assurances can be made as to whether and when the 2022-23 seasons will occur, the number of games played for the 2022-23 seasons, or if the games will be played with any in-arena audiences or without limited-capacity in-arena audiences. Additionally, it is unclear whether and to what extent COVID-19 and related concerns will impact the demand for attending those games and for our sponsorship, tickets and other premium inventory.

Given that our acquired clubs may operate in various countries, with different levels of emergency and response to COVID-19, it is not predictable whether in the future a resurgence of the COVID-19 pandemic will have severe repercussions on the sports sector and alter our clubs’ season and course of business.

As a result of a resurgence in COVID-19, such as the Omicron variant, our business could be subject to additional governmental regulations and/or league determinations, including updated COVID-19 protocols for the 2022-23 seasons, which could have a material impact on our business.

Even with additional protective measures to provide for the health and safety of all of those in attendance, including compliance with governmental requirements, league restrictions, and other measures we may adopt, there can be no assurances that players, fans attending games or vendors and employees will not contract COVID-19. Any such occurrence could result in litigation, legal and other costs and reputational risk that could materially impact our business and results of operations. In addition, such additional measures will increase operating expenses.

In addition, the spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the Italian economy as a whole, as well as the local economy where we conduct our operations. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee or player resources. In addition, our operations could be disrupted if any of our employees or players were suspected of having COVID-19, which could require quarantine of some or all such employees or players or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Risks Related to Government Regulation and Being a Public Company

We are subject to governmental regulation, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

We are subject to substantial governmental regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive, and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

The data protection landscape is rapidly evolving in the United States and the European Union. As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, the European Union and California have passed comprehensive data privacy laws, the EU General Data Protection Regulation (GDPR) and the California Privacy Rights Act (CPRA), which impose data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we may also become subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we may also become subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we may also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

Our business is, and may in the future be, subject to a variety of other laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. We are unable to predict the outcome or effects of any potential legislative or regulatory proposals on our business. Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our business and results of operations.

Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Our business has also been materially impacted by government actions taken in response to the COVID-19 pandemic. See “Risks Related to Our Business and Industry—Our operations and operating results have been, and may continue to be, materially impacted by the COVID-19 pandemic and government and league actions taken in response.”

We operate in non-United States markets and are subject to the United States Foreign Corrupt Practices Act, or the FCPA, as well anti-corruption laws and regulations in other countries. Violations of these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various United States and non-U.S. anti-corruption laws, collectively, the Anti-Corruption Laws, including the FCPA and the Irish Criminal Justice (Corruption Offences) Act 2018. These laws generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments of cash (or anything else of value) to government officials and other persons in order to obtain or retain business. Our business operations also must be conducted in compliance with applicable economic sanctions laws and regulations, collectively, the Trade Controls, including rules administered by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United States Department of Commerce, the United Nations Security Council and other relevant authorities.

We strive to conduct our business activities in compliance with applicable Anti-Corruption Laws and Trade Controls, and we are not aware of issues of historical noncompliance. However, we cannot guarantee full compliance currently or in the future. Violations of Anti-Corruption Laws or Trade Controls, or even allegations of such violations, could result in civil or criminal penalties, as well as adversely affect our business, financial condition and results of operations. Further, changes to the applicable laws and regulations, and/or significant business growth, may result in the need for increased compliance-related resources and costs.

The requirements of being a public company may strain our resources.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. Management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

The Exchange Act requires that our company file annual and other material reports with respect to our businesses, financial condition, and results of operations. In addition, we must establish the corporate infrastructure necessary for operating a public company, which may divert our management’s attention from implementing our growth strategy, which could delay or slow the implementation of our business strategies, and in turn negatively impact our company’s financial condition and results of operations.

Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report on Form 20-F following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation through the implementation of new internal controls and procedures and hiring accounting or internal audit staff. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to certify as to the adequacy of our internal controls over financial reporting.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby be required to restate our financial statements or otherwise be subject to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. If we fail to meet our public reporting obligations, investors could lose confidence in us and the reliability of our financial statements, which could have a negative effect on the trading price of our Class B Ordinary Shares. Confidence in the reliability of our financial statements also could suffer if we report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our Class B Ordinary Shares.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that we will need to hire additional accounting, finance and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our Board. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.

Industry and other market data used in this prospectus or in periodic reports that we may in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus includes or refers to, and periodic reports that we may in the future file with the SEC may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current products. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Risks Related to This Offering and Ownership of Our Class B Ordinary Shares

Our dual class voting structure has the effect of concentrating the voting control to holders of our Class A Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class B Ordinary Shares due to exclusion from certain stock market indices.

We adopted a dual class voting structure such that our ordinary shares consist of Class A Ordinary Shares and Class B Ordinary Shares, and we are authorized to issue any number of classes of preferred shares. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Ordinary Shares are entitled to one vote on any such matter. In this offering, we are offering Class B Ordinary Shares.

As of the date of this prospectus, our founders, the holders of our outstanding Class A Ordinary Shares, collectively held approximately 97.2% of the voting power of our outstanding share capital and collectively are therefore our controlling shareholders. The holders of our Class A Ordinary Shares are Alessandro Aleotti, our Chief Strategy Officer and a director; Leonardo Aleotti, the adult son of Alessandro Aleotti; Daniel Joseph McClory, our Executive Chairman and a director; Pinehurst Partners LLC, which is controlled by Daniel Joseph McClory; Marco Sala, a former director; and Niteroi Spa, which is controlled by Adrio Maria de Carolis, a former director. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, our founders, some of whom are also some of our officers and directors, collectively will retain controlling voting power in the Company based on having approximately 95.4% of all voting rights.

Alessandro Aleotti, Chief Strategy Officer and a director, Daniel Joseph McClory, Executive Chairman and a director, and Adrio Mario de Carolis will directly or indirectly control approximately 31.6%, 28.5% and 31.0% of all voting rights following this offering, respectively, or approximately 31.5%, 28.4% and 30.9% of all voting rights following this offering if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus), respectively. Therefore, each of these beneficial owners may have controlling voting power following this offering.

Our key officers, directors and director nominees collectively will beneficially own approximately 46.9% of our outstanding share capital following this offering, or approximately 46.0% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). In addition, our key officers, directors and director nominees collectively will have approximately 60.7% of voting power in the Company following this offering, or approximately 60.5% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). As a result, they will have controlling voting power and the ability to approve all matters submitted to our shareholders for approval.

Our founders collectively and our key officers, directors and director nominees collectively will have, and the Class A Ordinary Shareholders named above may have, the ability to control the outcome of most matters requiring shareholder approval, including:

●	the election of our Board and, through our Board, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

●	mergers, de-mergers and other significant corporate transactions;

●	changes to our constitution; and

●	our capital structure.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class B Ordinary Shares, might otherwise receive a premium for your shares.

S&P Dow Jones and FTSE Russell have implemented changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the Class B Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class B Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class B Ordinary Shares.

There has been no prior public market for our Class B Ordinary Shares and an active and liquid market may fail to develop, which could harm the market price of our Class B Ordinary Shares.

Prior to this offering, there has been no public market for our Class B Ordinary Shares. We have applied to list our Class B Ordinary Shares on The Nasdaq Capital Market under the symbol “BREA”. The closing of this offering is contingent upon such listing. Although we anticipate our Class B Ordinary Shares being approved for listing on Nasdaq, an active trading market for our Class B Ordinary Shares may never develop or be sustained following this offering. The initial public offering price of our Class B Ordinary Shares will be based and determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our Class B Ordinary Shares after this offering. In the absence of an active trading market for our Class B Ordinary Shares, investors may not be able to sell their Class B Ordinary Shares at or above the initial public offering price or at the time that they would like to sell. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration.

Our key officers and directors may own a majority of our outstanding ordinary shares after this offering. As a result, they may have the ability to approve all matters submitted to our shareholders for approval.

Our key officers and directors will beneficially own approximately 46.9% of our outstanding share capital following this offering, or approximately 46.0% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). They therefore may have the ability to approve all matters submitted to our shareholders for approval including:

●	election of our board of directors;

●	removal of any of our directors;

●	any amendments to our constitution; and

●	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, this concentration of ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce the price of our securities or prevent our shareholders from realizing a premium over the prices of our securities.

We may not be able to maintain a listing of our Class B Ordinary Shares on Nasdaq.

Assuming that our Class B Ordinary Shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Class B Ordinary Shares may be delisted. In addition, our Board of Directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Class B Ordinary Shares from Nasdaq may materially impair our shareholders’ ability to buy and sell our Class B Ordinary Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Class B Ordinary Shares. The delisting of our Class B Ordinary Shares could significantly impair our ability to raise capital and the value of your investment.

A significant portion of our Class B Ordinary Shares may be sold into the public market in the near future, which could cause the market price of our Class B Ordinary Shares to drop significantly, even if our business is doing well.

Future sales of our Class B Ordinary Shares in the public market after this offering and the availability of Class B Ordinary Shares for future sale could adversely affect the market price of our Class B Ordinary Shares prevailing from time to time. Certain of our Class B Ordinary Shares currently outstanding will not be available for sale shortly after this offering due to contractual restrictions on transfers of our Class B Ordinary Shares under certain lock-up agreements. Upon the expiration of these lock-up agreements, Class B Ordinary Shares will be eligible for sale either 180 or 365 days after the date of this prospectus, provided that Class B Ordinary Shares held by our affiliates will remain subject to volume, manner of sale, and other resale limitations set forth in Rule 144, or Rule 144, under the Securities Act. Furthermore, under our constitution that will be effective upon the consummation of this offering, we will be authorized to issue up to 250,000,000 Class B Ordinary Shares, of which 3,705,000 shares will be outstanding following this offering, assuming no exercise of the over-allotment option by the underwriters. 12 months following the date of this prospectus, we will no longer be restricted under the terms of our lock-up agreement from issuing or offering additional Class B Ordinary Shares. Sales of substantial numbers of Class B Ordinary Shares, or the perception that these sales could occur, could adversely affect prevailing market prices for our Class B Ordinary Shares and could impair our future ability to raise equity capital.

In addition, the Class B Ordinary Shares subject to our equity incentive plan and the Class B Ordinary Shares reserved for future delivery under such plan will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Following this offering, we intend to file one or more registration statements on Form S-8 with the SEC, covering our Class B Ordinary Shares available for future issuance under our equity incentive plan. Upon effectiveness of such registration statements, any Class B Ordinary Shares subsequently issued under such plan will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of the Class B Ordinary Shares issued under the plan in the public market could have an adverse effect on the market price of our Class B Ordinary Shares. If these additional Class B Ordinary Shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Class B Ordinary Shares could decline substantially.

The offering price of the primary offering and resale offering could differ.

The offering price of the Class B Ordinary Shares in the primary offering (the initial public offering) has been determined by negotiations between the Company and the underwriters based upon several factors, including our prospects and the history and prospects for the industry in which we compete; an assessment of our management; our prospects for future revenue and earnings; the recent prices of, and demand for, shares sold by us prior to this offering; the general condition of the securities markets at the time of this offering; the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and other factors deemed relevant by us and the underwriters. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the assumed offering price in the primary offering of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of the Public Offering Prospectus) is substantially higher than the prices at which the selling shareholders acquired their shares (at an average price per share of $0.74), and we recently sold shares at a price ($1.00 per share) substantially less than the primary offering price. Our recent share issuances at prices substantially less than the primary offering price occurred while we were a non-public company, and the shares we issued were subject to transfer restrictions imposed by the Securities Act of 1933, as amended, and by lock-up restrictions, whereas shares issued in the primary offering will be issued after we are a public company and will be issued without restriction.

The selling shareholders may sell the resale shares at prevailing market prices or privately negotiated prices after close of the primary offering and listing of our Class B Ordinary Shares on the Nasdaq Capital Market. Therefore, the offering prices of our Class B Ordinary Shares in the primary offering and the resale offering could differ. As a result, purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The resale by the selling shareholders may cause the market price of our Class B Ordinary Shares to decline.

The resale of Class B Ordinary Shares by the selling shareholders in the resale offering could result in resales of our Class B Ordinary Shares by our other shareholders concerned about selling volume. In addition, the resale by the selling shareholders could have the effect of depressing the market price for our Class B Ordinary Shares.

Our operating results and share price may be volatile, and the market price of our Class B Ordinary Shares after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our Class B Ordinary Shares may fluctuate in response to various factors, including:

●	market conditions in the broader stock market;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	introduction of new products or services by us or our competitors;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	changes in debt ratings;

●	results of operations that vary from expectations of securities analysts and investors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	strategic actions by us or our competitors;

●	announcement by us, our competitors, or our vendors of significant contracts or acquisitions;

●	sales, or anticipated sales, of large blocks of our Class B Ordinary Shares;

●	additions or departures of key personnel;

●	regulatory, legal, or political developments;

●	public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation and governmental investigations;

●	changing economic conditions;

●	changes in accounting principles; and

●	other events or factors, including those from natural disasters, pandemic, pet disease, war, acts of terrorism, or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our Class B Ordinary Shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes brought securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Class B Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Class B Common Shares.

In addition to the risks addressed above under “— Our operating results and share price may be volatile, and the market price of our Class B Ordinary Shares after this offering may drop below the price you pay,” our Class B Ordinary Shares may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Class B Ordinary Shares may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class B Ordinary Shares. In addition, investors in our Class B Common Shares may experience losses, which may be material, if the price of our Class B Ordinary Shares declines after this offering or if such investors purchase our Class B Ordinary Shares prior to any price decline.

We do not currently intend to pay dividends on our securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class B Ordinary Shares. In addition, any distribution of dividends must be in accordance with the rules and restrictions applying under Irish law.

We have not declared or paid any cash dividends on any class of our ordinary shares since our formation and do not currently intend to pay cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the sole discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors our board of directors deems relevant, and subject to compliance with applicable laws, including the Irish Companies Act 2014 (as amended), or the Irish Companies Act, which requires Irish companies to have distributable reserves available for distribution equal to or greater than the amount of the proposed dividend. Distributable reserves are the accumulated realized profits of the Company that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital. Unless the Company creates sufficient distributable reserves from its business activities, the creation of such distributable reserves would involve a reduction of the Company’s share premium account or other undenominated capital account, which would require the approval of (i) 75% of our shareholders present and voting at a shareholder meeting, and (ii) the Irish High Court. In the event that we do not undertake a reduction of capital to create distributable reserves, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the Company has created sufficient distributable reserves from its business activities. The determination as to whether or not the Company has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of the Company. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of the Company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland.

Moreover, even if we are or become able to declare and pay dividends, we expect to retain all earnings, if any, generated by our operations for the development and growth of our business. Therefore, you are not likely to receive any dividends on your ordinary shares for the foreseeable future.

As a result, the success of an investment in our Class B Ordinary Shares will depend upon any future appreciation in our value and investors may need to sell all or part of their holdings of Class B Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that our Class B Ordinary Shares will appreciate in value or even maintain the price at which our shareholders have purchased our Class B Ordinary Shares. If the price of our Class B Ordinary Shares declines before we pay dividends, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends. Investors seeking cash dividends should not purchase Class B Ordinary Shares.

In addition, exchange rate fluctuations may affect the amount of euros that we are able to distribute, and the amount in dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in euros, if any. These factors could harm the value of our Class B Ordinary Shares, and, in turn, the dollar proceeds that holders receive from the sale of our Class B Ordinary Shares.

Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

Our business is subject to various taxes in different jurisdictions (mainly Italy), which include, among others, the Italian corporate income tax (“IRES”), regional trade tax (“IRAP”), value added tax (“VAT”), excise duty, registration tax and other indirect taxes. We are exposed to the risk that our overall tax burden may increase in the future.

Changes in tax laws or regulations, or in the position of the relevant Italian and non-Italian authorities regarding the application, administration or interpretation of these laws or regulations, particularly if applied retrospectively, could have a material adverse effect on our business, results of operations and financial condition. These changes include the introduction of a global minimum tax at a rate of 15% under the Two-Pillar Solution to Address the Tax Challenges of the Digitalisation of the Economy, agreed upon by over 130 jurisdictions under the Organisation for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting and to be implemented as from January 1, 2024.

In addition, tax laws are complex and subject to subjective valuations and interpretive decisions, and we periodically may be subject to tax audits aimed at assessing our compliance with direct and indirect taxes. The tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws applicable to our ordinary activities and extraordinary transactions. In case of challenges by the tax authorities to our interpretations, we could face long tax proceedings that could result in the payment of additional tax and penalties, with potential material adverse effects on our business, results of operations and financial condition.

We intend to be treated exclusively as a resident of Ireland for tax purposes, but Italian or other tax authorities may seek to treat us as a tax resident of another jurisdiction as a result of which we could be subject to increased and/or different taxes.

As a result of our subsidiary’s principal business activity being within Italy and our three current directors being Italian citizens, we may be deemed a tax resident in Italy for purposes of dividend withholding taxes and the IRES. However, we intend to maintain our management and organizational structure in such a manner that (i) our place of effective management would be in Ireland and we should be regarded as a tax resident of Ireland for Irish domestic law purposes; (ii) we should be considered to be exclusively tax resident in Ireland for purposes of the applicable tax treaties, including the convention between Ireland and the Republic of Italy for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital; and (iii) we should not be regarded as a tax resident of any jurisdiction other than Ireland or Italy either for purposes of the domestic tax laws of such jurisdiction or for the purposes of any applicable tax treaty. However, the determination of our tax residency depends primarily upon our place of effective management, which is largely a question of fact, based on all relevant circumstances. Therefore, no assurance can be given regarding the final determination of our tax residency by tax authorities. In addition, changes to applicable laws and income tax treaties, including a change to the provisional reservation made by Italy under the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) made at the time of signing the MLI with respect to Article 4 (Dual Resident Entities) of the MLI, or interpretations thereof and changes to applicable facts and circumstances (e.g., a change of board members or the place where board meetings take place), may have a bearing on the determination of our tax residency and the consequent tax treatment.

If the competent tax authorities of a jurisdiction other than Ireland, including Italy, take the position that we should be treated as (exclusively) tax resident of that jurisdiction for purposes of an applicable tax treaty, we would be subject to corporation tax and all distributions made by us to our shareholders would be subject to any applicable dividend withholding tax in such other jurisdiction(s) as well as in Ireland. To resolve any dual tax residency issue, we may have access to a mutual agreement procedure and/or dispute resolution mechanisms under an applicable tax treaty and the dispute resolution mechanism under the EU Arbitration Directive (if it is an EU jurisdiction), or we could submit our case for judicial review by the relevant courts. These procedures would require substantial time, costs and efforts, and it is not certain that double taxation issues can be resolved in all circumstances.

Dividends paid by us may be subject to Irish dividend withholding tax.

As noted elsewhere in this prospectus, we do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that, in certain limited circumstances, dividend withholding tax (currently at the rate of 25%) may arise in respect of dividends paid on our Class B Ordinary Shares. A number of exemptions from dividend withholding tax exist, such that holders of our Class B Ordinary Shares resident in EU member states (other than Ireland) or other countries with which Ireland has signed a double tax treaty, which would include the United States, should generally be entitled to exemptions from dividend withholding tax provided that the appropriate documentation is in place. See “Material United States and Irish Income Tax Considerations—Irish Tax Considerations” for more information and in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

Dividends paid by us may also be subject to Italian dividend withholding tax.

If we are considered a tax resident of Italy, we would generally be required under Italian law, except as otherwise discussed in this paragraph, to apply a definitive withholding tax on dividends paid to our shareholders who are not residents of Italy for tax purposes. Dividends paid to shareholders who are not Italian residents and do not have a permanent establishment in Italy are generally subject to a 26 percent substitute tax rate. Therefore, the amount of the dividends that the shareholders not residing in Italy will initially receive will be net of such Italian substitute tax. All non-Italian resident shareholders may benefit from reduced withholding tax settled in the relevant anti-double tax treaty undersigned between Italy and the shareholder’s country of residence for tax purposes. The reduced withholding tax rate under the relevant anti-double tax treaty will be applicable provided that the non-resident shareholders are able to produce the documentation attesting the requirements to be eligible for the application of the relevant anti-double tax treaty.

You will incur immediate and substantial dilution as a result of this offering.

If you purchase shares in this offering, you will pay more for your Class B Ordinary Shares than the amount paid by our existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $4.36 per share to new investors purchasing our shares in this offering if the maximum number of shares being offered are sold, assuming a public offering price of $5.00 per share. In addition, you will experience further dilution to the extent that our shares are issued upon the vesting of restrictive shares or exercise of share options under our equity incentive plan. All of the shares issuable under our equity incentive plan will be issued at a purchase price on a per share basis that is less than the assumed public offering price per share in this offering. For more information on the dilution you may suffer as a result of investing in this offering, see the section of this prospectus titled “Dilution.”

Shareholders could be diluted in the future if we increase our issued share capital because of the disapplication of statutory preemption rights. In addition, shareholders in certain jurisdictions, including the United States, may not be able to exercise their preemption rights even if those rights have not been disapplied.

As a matter of Irish law, holders of our ordinary shares will have a preemption right with respect to any issuance of our ordinary shares for cash consideration or the granting of rights to subscribe for our ordinary shares for cash consideration, unless such preemption right is disapplied, in whole or in part, either in our constitution or by resolution of our shareholders at a general meeting of shareholders or otherwise. However, we have opted out of these preemption rights in our constitution as permitted under Irish company law (for a period of five years). Thus, our board of directors will be permitted to issue up to all of our authorized but unissued share capital on a non-preemptive basis for cash consideration at any stage during the period of five years after the date of adoption of our constitution. In addition, even if the disapplication of preemption rights contained in our constitution expires (and is not renewed by shareholders at a general meeting) or is terminated by our shareholders in a general meeting, due to laws and regulations in certain jurisdictions outside Ireland, shareholders in such jurisdictions may not be able to exercise their preemption rights unless we take action to register or otherwise qualify the rights offering under the laws of that jurisdiction. For example, in the United States, U.S. holders of our ordinary shares may not be able to exercise preemption rights unless a registration statement under the Securities Act is declared effective with respect to our ordinary shares issuable upon exercise of such rights or an exemption from the U.S. registration requirements is available. If shareholders in such jurisdictions are unable to exercise their preemption rights, their ownership interest would be diluted. Any future issuance of shares or debt instruments convertible into shares where preemption rights are not available or are excluded would result in the dilution of existing shareholders and reduce the earnings per share, which could have a material adverse effect on the price of shares.

A future transfer of your Class B Ordinary Shares, other than one effected by means of the transfer of book entry interests in DTC, may be subject to Irish stamp duty.

Transfers of our Class B Ordinary Shares effected by means of the transfer of book entry interests in the Depository Trust Company, or DTC, should not be subject to Irish stamp duty. However, if you hold your Class B Ordinary Shares directly rather than beneficially through DTC, any transfer of our Class B Ordinary Shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty to arise could adversely affect the price of our Class B Ordinary Shares. Legislation, ruling and practice in Ireland regulating Irish Stamp Duty is subject to change from time to time. For more information, see “Material United States and Irish Income Tax Considerations—Irish Tax Considerations—Stamp Duty.”

Irish law differs from the laws in effect in the United States and U.S. investors may have difficulty enforcing civil liabilities against us, our directors or members of senior management named in this prospectus.

Most of the members of our board of directors and senior management reside outside of the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible to serve process on these directors, or us, in the United States or to enforce court judgments obtained in the United States against these individuals or us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland. A judgment obtained against us will be enforced by the courts of Ireland if the following general requirements are met:

●	U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

●	the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. But where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether a final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of the U.S. courts that meets the above requirements for one of the following reasons:

●	the judgment is not for a definite sum of money;

●	the judgment was obtained by fraud;

●	the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

●	the judgment is contrary to Irish public policy or involves certain U.S. laws that will not be enforced in Ireland; or

●	jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules.

As an Irish company, we are principally governed by Irish law, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or other officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our ordinary shares may have more difficulty protecting their interests than would holders of shares of a corporation incorporated in a jurisdiction of the United States.

You should also be aware that Irish law does not allow for any form of legal proceedings directly equivalent to the class action available in the United States. For further information with respect to your rights as a shareholder, see “Description of Share Capital and Constitution.”

As an Irish public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.

After we have converted into a public limited liability company under Irish law, our authorized share capital can be increased by an ordinary resolution of our shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the authorized but unissued share capital, without shareholder approval, once authorized to do so by our constitution or by an ordinary resolution of our shareholders. Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders where shares are being issued for cash consideration but allows shareholders to disapply such statutory preemption rights either in our constitution or by way of special resolution. Such disapplication can either be generally applicable or be in respect of a particular allotment of shares. Accordingly, our constitution adopted on closing of this offering will contain, as permitted by Irish company law, provisions authorizing the board to issue new shares, and to disapply statutory preemption rights. The authorization of the directors to issue shares and the disapplication of statutory preemption rights must both be renewed by the shareholders at least every five years, and we cannot provide any assurance that these authorizations will always be approved, which could limit our ability to issue equity and thereby adversely affect the holders of our securities.

Provisions of our constitution, as well as provisions of Irish law, could make an acquisition of us more difficult, limit attempts by our shareholders to replace or remove our current directors, and limit the market price of our ordinary shares.

Our constitution which will come into effect immediately prior to the completion of the offering, together with certain provisions of the Irish Companies Act could delay, defer or prevent a third party from acquiring us, even where such a transaction would be beneficial to the holders of ordinary shares, or could otherwise adversely affect the market price of our ordinary shares. For example, certain provisions of our constitution:

●	permit our board of directors to issue preferred shares with such rights and preferences as they may designate, subject to applicable law;

●	permit our board of directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in our best interests;

●	impose advance notice requirements for shareholder proposals and director nominations to be considered at annual shareholder meetings; and

●	require the approval of 75% of the votes cast at a general meeting of shareholders to amend or repeal any provisions of our constitution.

We believe these provisions, if implemented in compliance with applicable law, may provide some protection to holders of ordinary shares from coercive or otherwise unfair takeover tactics. These provisions are not intended to make us immune from takeovers. They will, however, apply even if some holders of ordinary shares consider an offer to be beneficial and could delay or prevent an acquisition that our board of directors determines is in the best interest of the holders of ordinary shares. Certain of these provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, mandatory provisions of Irish law could prevent or delay an acquisition of the Company by a third party. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. In addition, an effort to acquire us may be subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in ordinary shares in certain circumstances.

Irish law differs from the laws in effect in the United States with respect to defending unwanted takeover proposals and may give our board of directors less ability to control negotiations with hostile offerors.

Our board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

Following the authorization for trading of our Class B Ordinary Shares on Nasdaq, we will become subject to the Irish Takeover Panel Act, 1997, Irish Takeover Rules 2022, or the Irish Takeover Rules. Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our ordinary shares once our board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options, restricted share units or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our board of directors has reason to believe an offer is or may be imminent. These provisions may give our board of directors less ability to control negotiations with hostile offerors than would be the case for a corporation incorporated in a jurisdiction of the United States.

The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire our ordinary shares.

Under the Irish Takeover Rules, if an acquisition of ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to ordinary shares that represent 30% or more of the voting rights of the Company, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares that represent between 30% and 50% of the voting rights in the Company if the effect of such acquisition were to increase that person’s percentage of the voting rights by 0.05% within a 12-month period. Following the authorization for trading of the Class B Ordinary Shares on Nasdaq, under the Irish Takeover Rules, certain separate concert parties will be presumed to be acting in concert. Our board of directors and their relevant family members, related trusts and “controlled companies” are presumed to be acting in concert with any corporate shareholder who holds 20% or more of our shares. The application of these presumptions may result in restrictions upon the ability of any of the concert parties and/or members of our board of directors to acquire more of our securities, including under the terms of any executive incentive arrangements. Following the listing of the Class B Ordinary Shares on Nasdaq, we may consult with the Irish Takeover Panel with respect to the application of this presumption and the restrictions on the ability to acquire further securities, although we are unable to provide any assurance as to whether the Irish Takeover Panel will overrule this presumption. For a description of certain takeover provisions applicable to us, see the section titled “Material Differences Between Irish Law and Delaware General Corporation Law—Takeover Rules and Substantial Acquisition Rules.” Accordingly, the application of the Irish Takeover Rules may restrict the ability of certain of our shareholders and directors to acquire our ordinary shares.

Irish and European insolvency and bankruptcy laws are substantially different than U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company incorporated under the laws of Ireland and with its registered office in Ireland, the Company is subject to Irish insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (the Recast Directive). The Recast Directive pivots around the concept of a ‘centre of main interest’ (COMI) and provides that the jurisdiction where the company’s COMI is located is the jurisdiction where the company’s main insolvency proceedings should open. Therefore, if courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations and local laws, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Ireland or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act); or

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”.

We may take advantage of these home country exemptions. See “Management – Foreign Private Issuer Exemption” for more information. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

For an overview of our corporate governance principles, see “Description of Share Capital and Constitution.” Accordingly, in the future, you may not have the same protections afforded to shareholders of other companies that are subject to these Nasdaq requirements.

As a “controlled company” under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the Board of Directors by a majority of independent directors or a nominating committee comprised solely of independent directors.

As of the date of this prospectus, our founders, the holders of our outstanding Class A Ordinary Shares, collectively held approximately 97.2% of the voting power of our outstanding share capital and collectively are therefore our controlling shareholders. The holders of our Class A Ordinary Shares are Alessandro Aleotti, our Chief Strategy Officer and a director; Leonardo Aleotti, the adult son of Alessandro Aleotti; Daniel Joseph McClory, our Executive Chairman and a director; Pinehurst Partners LLC, which is controlled by Daniel Joseph McClory; Marco Sala, a former director; and Niteroi Spa, which is controlled by Adrio Maria de Carolis, a former director. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, our founders, some of whom are also some of our officers and directors, collectively will retain controlling voting power in the Company based on having approximately 95.4% of all voting rights.

Alessandro Aleotti, Chief Strategy Officer and a director, Daniel Joseph McClory, Executive Chairman and a director, and Adrio Mario de Carolis will directly or indirectly control approximately 31.6%, 28.5% and 31.0% of all voting rights following this offering, respectively, or approximately 31.5%, 28.4% and 30.9% of all voting rights following this offering if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus), respectively. Therefore, each of these beneficial owners may have controlling voting power following this offering.

Our key officers, directors and director nominees collectively will beneficially own approximately 46.9% of our outstanding share capital following this offering, or approximately 46.0% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). In addition, our key officers, directors and director nominees collectively will have approximately 60.7% of voting power in the Company following this offering, or approximately 60.5% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus). As a result, they will have controlling voting power and the ability to approve all matters submitted to our shareholders for approval.

As a result, we will be a “controlled company” under Nasdaq’s rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future as a controlled company after this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Class B Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Upon the completion of this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if we to fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if more than 50% of our securities are held by U.S. residents and more than 50% of either our directors or executive officers are residents or citizens of the United States, we could lose our foreign private issuer status.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost, and we would still be required to prepare financial statements in accordance with IFRS as required by Irish law. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

Our Board will have broad discretion in applying the net proceeds of this offering and investors will be relying on our judgment regarding the application of the net proceeds of this offering. See “Use of Proceeds.” Pending their use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Based on our planned use of the net proceeds of the offering and our current cash, cash equivalents and current financial assets, we estimate that such funds will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. The failure by our management to apply these funds effectively could harm our business and financial condition.

If a United States person is treated as owning at least 10% of any class of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of any class of our ordinary shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). If our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations, regardless of whether we are treated as a controlled foreign corporation (although recent regulations significantly limit the application of these rules). A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether the controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations may subject United States shareholders to significant monetary penalties and may prevent the statute of limitations with respect to their U.S. federal income tax return for the year for which reporting was due from starting. An individual who is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. U.S. investors should consult their advisors regarding the potential application of these rules to an investment in the Class B Ordinary Shares.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material United States and Irish Income Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, if they adversely change their recommendations regarding our Class B Ordinary Shares, or if our operating results do not meet their expectations or any financial guidance we may provide, the trading price or trading volume of our Class B Ordinary Shares could decline.

The trading market for our Class B Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our Class B Ordinary Shares, changes their opinion of our Class B Ordinary Shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class B Ordinary Shares could decrease and we could lose visibility in the financial markets, which could cause our Class B Ordinary Shares and trading volume to decline. In addition, we may be expected to provide various measures of financial guidance, possibly including guidance related to non-GAAP financial measures, and, if we do not meet any financial guidance that we may provide to the public, if we do not meet expectations of securities analysts or investors, or if our guidance is misunderstood by securities analysts or investors, the trading price of our Class B Ordinary Shares could decline significantly. Our operating results may fluctuate significantly from period to period as a result of changes in a variety of factors affecting us or our industry, many of which are difficult to predict. As a result, we may experience challenges in forecasting our operating results for future periods.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our ordinary shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our ordinary shares.

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our annual reports or proxy statements, if any; we will provide only two years of financial statements; and we need not provide the table of selected financial data required for other public companies. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Class B Ordinary Shares less attractive to potential investors, which could make it more difficult for our shareholders to sell their shares.

As a “smaller reporting company,” we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq rules, a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, is not subject to certain corporate governance requirements otherwise applicable to companies listed on Nasdaq. For example, a smaller reporting company is exempt from the requirement of having a compensation committee composed solely of directors meeting certain enhanced independence standards, as long as the compensation committee has at least two members who do meet such standards. Although we have not yet determined to avail ourselves of this or other exemptions from Nasdaq requirements that are or may be afforded to smaller reporting companies, while we will seek to maintain our shares on Nasdaq in the future we may elect to rely on any or all of them. By electing to utilize any such exemptions, our company may be subject to greater risks of poor corporate governance, poorer management decision-making processes, and reduced results of operations from problems in our corporate organization. Consequently, our share price may suffer, and there is no assurance that we will be able to continue to meet all continuing listing requirements of Nasdaq from which we will not be exempt, including minimum share price requirements.

Future issuances of our Class B Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Class B Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our Class B Ordinary Shares to decline and would result in the dilution of your holdings.

Future issuances of our Class B Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Class B Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our Class B Ordinary Shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our Class B Ordinary Shares. In all events, future issuances of our Class B Ordinary Shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Class B Ordinary Shares. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares for up to 365 days after the date of this prospectus, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our Class B Ordinary Shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our Class B Ordinary Shares.

Future issuances of debt securities, which would rank senior to our Class B Ordinary Shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our Class B Ordinary Shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Class B Ordinary Shares.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Class B Ordinary Shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of Class B Ordinary Shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Class B Ordinary Shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Class B Ordinary Shares.

If our Class B Ordinary Shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than US$5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our Class B Ordinary Shares is less than US$5.00, our Class B Ordinary Shares could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Class B Ordinary Shares, and therefore shareholders may have difficulty selling their shares.

Registration of the beneficial interests in our shares will subject us and the holders of such beneficial interests to certain risks.

We will enter into a Depository Agreement, or DTC Agreement, with DTC in connection with the proposed listing and trading of the Class B Ordinary Shares on Nasdaq In accordance with the DTC Agreement, following completion of the initial public offering of our shares, DTC’s nominee, Cede & Co., will be registered as the legal owner of certain of our shares in the Irish shareholder register that we are required to maintain pursuant to the Irish Companies Act. Under the DTC Agreement, DTC will credit the beneficial interests in those ordinary shares in book entry form to its participants. Accordingly, while the Class B Shares issued in accordance with Irish law will be listed and traded on Nasdaq, it will be the beneficial interests in such Class B Ordinary Shares that are settled and held in DTC. In accordance with market practice and system requirements of Nasdaq, the Class B Ordinary Shares will be listed and traded on Nasdaq under the category of “Common Share.” In respect of beneficial interests in ordinary shares held in DTC, such beneficial ownership would not necessarily be recognized by an Irish court. As such, investors holding beneficial interests in our Class B Ordinary Shares within DTC may have no direct rights against us and our officers and directors and may be required to obtain the cooperation of DTC in order to assert claims against us and our officers and directors, and to look solely to DTC for the payment of any dividends, for exercise of voting rights attaching to the underlying Class B Ordinary Shares and for all other rights arising in respect of the underlying Class B Ordinary Shares. We cannot guarantee that DTC will be able to execute its obligations under the DTC Agreement, including that the beneficial owners of the Class B Ordinary Shares within DTC will receive notice of general meetings in time to instruct DTC to either effect registration of their Class B Ordinary Shares or otherwise vote their Class B Ordinary Shares in the manner desired by such beneficial owners. Any such failure may, inter alia, limit the access for, delay or prevent, such beneficial shareholders being able to exercise the rights attaching to the underlying Class B Ordinary Shares.

DTC will have certain termination rights under the DTC Agreement. In the event that the DTC Agreement is terminated, we will use our reasonable best efforts to enter into a replacement agreement for purposes of permitting the uninterrupted registration of our Class B Ordinary Shares on Nasdaq. There can be no assurance, however, that it would be possible to enter into such new agreements on substantially the same terms as the DTC Agreement or at all. A termination of the DTC Agreement could, therefore, have a material and adverse effect on us and the beneficial shareholders holding their Class B Ordinary Shares within DTC. The DTC Agreement limits DTC’s liability for any loss suffered by us. DTC disclaims any liability for any loss attributable to circumstances beyond DTC’s control, including, but not limited to, errors committed by others. DTC is liable for direct losses incurred as a result of events within DTC’s control. Thus, we may not be able to recover our entire loss if DTC does not perform its obligations under the DTC Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings and other estimated financial information;

●	our ability to secure additional funding necessary for the expansion of our business;

●	the growth of and competition trends in our industry;

●	our expectations regarding the popularity and competitive success of Brera FC;

●	our ability to maintain strong relationships with our fans, supporters and sponsors;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts, commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $6.2 million from this offering (or approximately $7.2 million if the underwriters exercise the over-allotment option in full), based on the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus.

We intend to use the net proceeds from this offering as follows:

●	40% of the net proceeds for the acquisition or management rights of football clubs, although we do not currently have any definitive plans or commitments for any such acquisitions or investments, including the following:

●	a Serie A-equivalent club in North Macedonia;

●	a Serie A-equivalent club, sports venue and a housing facility for staff and players in Mozambique; and

●	a five-year management contract for an Argentinean Serie C-equivalent club in Argentina.

●	20% of the net proceeds for continued investment in social impact football;

●	20% of the net proceeds for sales and marketing; and

●	20% of the net proceeds for working capital and general corporate purposes.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $1.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Ordinary Shares—We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant, and will be subject to compliance with applicable laws, including the Irish Companies Act, which requires Irish companies to have distributable reserves available for distribution equal to or greater than the amount of the proposed dividend. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Ordinary Shares—We do not currently intend to pay dividends on our securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class B Ordinary Shares. In addition, any distribution of dividends must be in accordance with the rules and restrictions applying under Irish law.”

CORPORATE REORGANIZATION

Brera Holdings Limited was incorporated on June 30, 2022, with an authorized share capital divided into ordinary shares of €1.00 each, or ordinary shares. The sole subscriber to the incorporation constitution of Brera Holdings Limited was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for €1.00. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law. On July 13, 2022, an amended constitution was adopted by Brera Holdings Limited reflecting an authorized share capital of €1.00 and $1,750,000 divided into 50,000,000 Class A Ordinary Shares, nominal value $0.005 per share, 250,000,000 Class B Ordinary Shares, nominal value $0.005 per share, 50,000,000 preferred shares, nominal value $0.005 per share, and one ordinary share with a nominal value of €1.00. On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares as further described in “Description of Share Capital and Constitution—History of Securities Issuances.” As of the date of this prospectus, there are 7,700,000 Class A Ordinary Shares and 2,205,000 Class B Ordinary Shares issued and outstanding.

On July 18, 2022, we entered into a preliminary agreement for the purchase of the entire shareholdings of Brera Milano with Marco Sala, a former director of Brera Holdings, Stefano Locatelli, Alessandro Aleotti, our Chief Strategy Officer and director, Christian Rocca, Sergio Carlo Scalpelli, our Chief Executive Officer and director, and MAX SRL. We also agreed to contribute €253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a €253,821 liability indicated by its financial statements. On July 29, 2022, we executed the final deed of share transfer, paid €253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. As a result, the share transfer became effective under Italian law and Brera Milano became our wholly-owned subsidiary.

Corporate Reorganization

Brera Holdings Limited re-registered as a public limited company and was renamed as Brera Holdings PLC on October 27, 2022. We refer to this reorganization by re-registration as our “Corporate Reorganization.” As a result of the Corporate Reorganization, the Class A Ordinary Shares and the Class B Ordinary Shares in Brera Holdings Limited automatically became Class A Ordinary Shares and Class B Ordinary Shares, respectively, in Brera Holdings PLC.

The investors in this offering will only acquire, and this prospectus only describes the offering of, the Class B Ordinary Shares of Brera Holdings PLC.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2022:

●	on an actual basis;

•	on a pro forma basis to give effect to (i) the founder share issuances of 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares at $0.005 per share for total net proceeds of $41,000 on July 14, 2022, (ii) the sale of 1,505,000 Class B Ordinary Shares at $1.00 per share for total net proceeds of $1,384,600 after deducting the placement agent commission and non-accountable expense allowance pursuant to our July 2022, September 2022, October 2022 and November 2022 private placements, (iii) the sale of 2,350,000 Class A Ordinary Shares and 850,000 Class B Ordinary Shares at $0.005 per share for total net proceeds of $16,000 on September 21, 2022, October 5, 2022 and November 11, 2022, (iv) on July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law, (v) on September 21, 2022, the surrender by Daniel Joseph McClory of his 2,500,000 Class A Ordinary Shares, and (vi) on October 5, 2022, the surrender by Daniel Joseph McClory of 250,000 Class B Ordinary Shares and Marco Sala of 250,000 Class A Ordinary Shares; and

•	on a pro forma as adjusted basis to reflect pro forma adjustment as described above and the sale of 1,500,000 Class B Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, resulting in net proceeds to us of $6,150,915 after deducting (i) underwriter commissions, discounts and non-accountable expenses of $600,000 and (ii) our estimated other offering expenses of $749,085 (assuming no exercise of the over-allotment option).

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2022
	Actual		Pro Forma		Pro Forma As Adjusted
	€	$	€	$	€	$
Cash	19,165	20,064	1,396,183	1,461,664	7,271,544	7,612,579
Total long-term obligations	(293,677)	(307,450)	(293,677)	(307,450)	(293,677)	(307,450)
Shareholders’ deficit
Share capital
Ordinary Shares, EUR1 par value, 1 ordinary share authorized and issued	1	1	-	-	-	-
Class A Ordinary Shares, nominal value US$0.005 per share, 50,000,000 Class A Ordinary Shares authorized, 2,850,000 shares issued and outstanding	13,466	14,098	36,775	38,500	36,775	38,500
Class B Ordinary Shares, nominal value US$0.005 per share, 250,000,000 Class B Ordinary Shares authorized, 100,000 shares issued and outstanding	473	495	10,531	11,025	17,695	18,525
Subscription receivable	(13,940)	(14,594)	-	-	-	-
Other reserve	25,715	26,921	1,355,426	1,418,996	7,223,623	7,562,411
Accumulated deficit	(375,171)	(392,767)	(375,171)	(392,767)	(375,171)	(392,767)
Total shareholder’s deficit	(349,456)	(365,846)	1,027,561	1,075,754	6,902,922	7,226,669
Total capitalization	(643,133)	(673,296)	733,884	768,304	6,609,245	6,919,219

If the underwriters exercise the over-allotment option in full, each of our as adjusted cash, share capital, total shareholders’ equity and total capitalization would be $8,647,579, $58,150, $8,261,669 and $7,954,219, respectively.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total shareholders’ equity and total capitalization by approximately $1.5 million (or $1.7 million if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriter discounts, commissions, and expenses and (ii) offering expenses, in each case, payable by us.

The table above excludes the following shares as of June 30, 2022:

●	7,700,000 Class B Ordinary Shares issuable upon the conversion of the 7,700,000 outstanding Class A Ordinary Shares;

●	up to 120,750 Class B Ordinary Shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in our Class B Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the assumed initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value was approximately $(365,845), or approximately $(0.12) per share, as of June 30, 2022. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible assets and deferred tax assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share after giving effect to this offering.

After giving effect to our sale of 1,500,000 of our Class B Ordinary Shares in this offering at the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, and adjusting for the change in our pro forma net tangible book value subsequent to June 30, 2022 due to (i) the founder share issuances of 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares at $0.005 per share for total net proceeds of $41,000 on July 14, 2022, (ii) the sale of 1,505,000 Class B Ordinary Shares at $1.00 per share for total net proceeds of $1,384,600 after deducting the placement agent commission and non-accountable expense allowance pursuant to our July 2022, September 2022, October 2022 and November 2022 private placements, (iii) the sale of 2,350,000 Class A Ordinary Shares and 850,000 Class B Ordinary Shares at $0.005 per share for total net proceeds of $16,000 on September 21, 2022, October 5, 2022 and November 11, 2022, (iv) on July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law, (v) on September 21, 2022, the surrender by Daniel Joseph McClory of his 2,500,000 Class A Ordinary Shares, and (vi) on October 5, 2022, the surrender by Daniel Joseph McClory of 250,000 Class B Ordinary Shares and Marco Sala of 250,000 Class A Ordinary Shares, our pro forma as adjusted net tangible book value as of June 30, 2022 would have been approximately $7,226,669, or approximately $0.63 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.75 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $4.37 per share to purchasers of our Class B Ordinary Shares in this offering, as illustrated in the following table.

Assumed initial public offering price per share of Class B Ordinary Shares	$5.00
Historical net tangible book value per ordinary share as of June 30, 2022	$(0.12)
Pro forma as adjusted net tangible book value per ordinary share as of June 30, 2022	$0.63
Increase in net tangible book value per ordinary share attributable to new investors	$0.75
Dilution per share to new investors purchasing Class B Ordinary Shares in this offering	$4.37

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share, as adjusted to give effect to this offering, would be $0.71 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing Class B Ordinary Shares in this offering would be $4.29 per share.

A $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share would increase or decrease the net tangible book value per share after giving effect to this offering by $0.13 per share and the dilution in net tangible book value per share to new investors in this offering by $0.13 per share, assuming no change to the number of Class B Ordinary Shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class B Ordinary Shares and other terms of this offering determined at pricing.

The following table sets forth, on a pro forma as adjusted basis as of June 30, 2022, the total number of ordinary shares previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the over-allotment option.

	Shares Purchased		Total Consideration		Average Price Per
	Number	%	Amount	%	Share
Existing shareholders	9,905,000	86.8%	$1,562,000	17.2%	$0.16
New investors	1,500,000	13.2%	$7,500,000	82.8%	$5.00
Total	11,405,000	100%	$9,062,000	100%	$0.79

The outstanding share information reflected in the discussion and tables above is based on 2,850,000 shares of our Class A Ordinary Shares and 100,000 shares of our Class B Ordinary Shares outstanding as of June 30, 2022 and excludes:

●	up to 120,750 Class B Ordinary Shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

To the extent that any outstanding options or warrants are exercised, new options, restricted shares or other securities are issued under our share-based compensation plans, or new shares of preferred shares are issued, or we issue additional Class A Ordinary Shares or Class B Ordinary Shares in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited consolidated financial statements for the six months ended June 30, 2022, and the audited consolidated financial statements for the years ended December 31, 2021 and 2020, are prepared pursuant to IFRS. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

Brera Holdings PLC is an Irish holding company focused on expanding social impact football by developing a global portfolio of emerging football clubs with increased opportunities to earn tournament prizes, gain sponsorships, and provide other professional football and related consulting services. We seek to build on the legacy and brand of Brera FC, the first football club that we acquired in July 2022. Brera FC is an amateur football association which has been building an alternative football legacy since its founding in 2000. We are focused on bottom-up value creation from sports clubs and talent outside mainstream markets, innovation-powered business growth, and socially-impactful outcomes.

Football is one of the most popular spectator sports on Earth, with a global market valued at $1.8 billion in 2019, projected to reach $3.8 billion by 2027, with Europe currently being the largest market (“Global football market by type, manufacturing process and distribution channel: global opportunity analysis and industry forecast, 2021–2027,” May 2021). We believe that the leaders in the football industry, as with all enterprises, must demonstrate an awareness of social issues. We believe that teams that do not demonstrate such awareness will not succeed, and that the European football industry is signaling a need for socially-impactful ways to expand access to capital and revenues.

With this in mind, we organized, promoted and participated in the FENIX Trophy, our newly formed non-professional pan-European football tournament recognized by UEFA. As noted above, FENIX is an acronym for “Friendly European Non-professional Innovative Xenial”. The FENIX Trophy was intended to allow Brera FC to connect with the local community, increase our fanbase, and develop important relationships with other European football clubs. We believe that discussions about the FENIX Trophy spread awareness of these tenets of social impact football. We also believe that the competition’s meaning goes beyond the game itself: It is an immersive experience meant to highlight the best practices within non-professional football: sportsmanship, bonds with the local community, sustainability, use of technology, and friendship among clubs. We therefore believe the FENIX Trophy will significantly support our social-impact football value proposition. The FENIX Trophy was inaugurated in 2021 and had its first tournament from September 2021 to June 2022. We believe that the initial competition met or exceeded our expectations of its value for our social-impact football brand. The tournament was a public relations success – the Final Eight of the FENIX Trophy tournament, which took place in Rimini, Italy in June 2022, enjoyed extensive national (SKY Sports TV) and international (ZDF) media coverage. We intend to capitalize on this success and include even more amateur clubs in the FENIX Trophy’s 2022-2023 tournament.

We also expect that social awareness and impact will become a growing public focus as the 2022 FIFA World Cup approaches. As such, while the “transfer market,” in which teams can transfer players and managers in exchange for significant compensation both to the transferring teams and the transferred individuals, is expected to continue, we believe that it must ultimately be part of a vision of football that includes a bottom-up nurturing of players, including those from disadvantaged backgrounds or communities, such as those historically and currently competing for Brera FC. We intend to be a leader in guiding the industry toward a more inclusive approach to professional football, through the use of unconventional routes and undiscovered markets with the aim to unleash their full potential.

To that end, we are developing our “Global Football Group” portfolio of professional football clubs. Our Global Football Group will be modeled on the collaborative, brand-aligned holding company structure of Manchester, England-based City Football Group Limited. Under our Global Football Group structure, we intend to acquire top-division football teams in Africa, South America, Eastern Europe, and potentially other emerging markets, and give them access to the global transfer market. We likewise expect that acquisitions of Eastern European and other non-mainstream market teams will enable us to compete and potentially win significant revenue in UEFA and potentially other regional competitions. We believe that Brera FC’s brand of social impact football and our Global Football Group portfolio of local football club favorites will also allow us to gain increasing sponsorship revenue. We intend to expand on our noncompetitive children’s football school offerings, which we expect will generate significant revenue as well as enhance our social impact football brand and related value. Based on these and other innovative initiatives, we expect that our experience with innovative capital-raising and revenue-generating activities will draw further revenue in the form of consulting opportunities from football clubs, associations, investors and others.

Our revenue currently depends on our business strategy and marketing consultancy services which we provide to commercial clients mainly in the digital media and broadband sectors, our football school services and our newly formed tournament, the FENIX Trophy. We expect that our future revenues will depend on expanding these services, acquiring professional football clubs, qualifying for or winning football tournaments and earning tournament prizes, successfully providing transfer market services, and entering into sponsorship agreements.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern for the six months ended June 30, 2022 and the years ended December 31, 2021 and 2020. We had minimal cash and cash equivalents as of June 30, 2022 and December 31, 2021, a net loss for the six months ended June 30, 2022 and 2021 and for the year ended December 31, 2021. As of June 30, 2022 and December 31, 2021, our net cash was approximately €19,165 and €26,957, respectively. For the six months ended June 30, 2022 and 2021, and the year ended December 31, 2021, our net loss was approximately €95,835, €26,419, and €87,056, respectively. For the year ended December 31, 2020, our net profit was approximately €2,508. We estimate that we will be able to conduct our planned operations using currently available capital resources for at least the next twelve months. However, in order to meet our growth expectations, we will need to raise funds beyond our current working capital balance in order to finance future development of services and acquisitions and meet any debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or shareholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Recent Developments

Founder Share Issuances

On July 14, 2022, we issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares in connection with the incorporation of Brera Holdings Limited, at an issue price of $0.005 per share, for a total consideration of $41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Ordinary Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our ordinary shares.

Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Aggregate Purchase Price Paid
Daniel Joseph McClory, Executive Chairman and Director	2,500,000	-	$12,500
Niteroi Spa(1)	2,500,000	-	$12,500
Alessandro Aleotti, Chief Strategy Officer and Director	2,500,000	-	$12,500
Leonardo Aleotti(2)	250,000	-	$1,250
Marco Sala, former Director	350,000	-	$1,750
KAP Global Holding Limited(3)	-	100,000	$500

(1)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s corporate office is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(2)	Leonardo Aleotti is the adult son of Alessandro Aleotti, our Chief Strategy Officer and director.

(3)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong.

Surrendered Founder Shares and Related Share Issuances

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and we issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for $11,250, $1,000 and $250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of $250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for $1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for $500 and $250, respectively.

Private Placements

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, we conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,505,000 Class B Ordinary Shares at $1.00 per share for a total of $1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $15,050, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

Sponsorship Agreement

On August 16, 2022, we signed a sponsorship agreement with Fudbalski Klub Akademija Pandev, or Akademija Pandev, wherein we contributed €70,000 to Akademija Pandev in exchange for their use of the Brera trademarks during the 2022-23 football season. Goran Pandev, our director nominee, is the founder and owner of Akademija Pandev, a North Macedonian football club founded in 2010, that plays in the Macedonian First League. For the entirety of 2022-23 season, Akademija Pandev will provide Brera brand awareness and will use our trademarks on their game shirts, on their wall poster campaign in the city of Strumica, on their banners, including those used in the sports center of Goran Pandev, as well as a mutually agreed upon joint communication both to the Macedonian press and on the club’s official media channels. The sponsorship agreement is non-exclusive and does not automatically renew. On November 25, 2022, we entered into an extension to the sponsorship agreement in which we agreed to extend the term of the sponsorship agreement to December 31, 2023, and to pay Akademija Pandev an additional €30,000.

Impact of COVID-19 Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. On March 11, 2020, the Italian government announced a €25 billion (approximately $28,295,000,000) package to help Italians through the health crisis. To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in Italy.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the Italian economy as a whole, as well as the local economy where we conduct our operations. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee or player resources. In addition, our operations could be disrupted if any of our employees or players were suspected of having COVID-19, which could require quarantine of some or all such employees or players or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new fans, supporters and sponsors or retain existing ones;

●	our ability to offer competitive pricing for our products and services;

●	our ability to broaden product and service offerings;

●	whether successful or significant playing seasons or competitions occur during the relevant reporting periods;

●	general economic conditions affecting the discretionary income of fans, supporters and sponsors;

●	industry demand and competition; and

●	market conditions and our market position.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

Comparison of the Six Months Ended June 30, 2022 and 2021

The following table sets forth key components of our results of operations during the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022			2021
	€	$	% of Revenue	€	% of Revenue
Revenue	131,521	143,734	100%	150,821	100%
Cost of revenue	(29,768)	(32,532)	(23%)	(34,480)	(23%)
General and administrative expenses	(192,376)	(210,240)	(146%)	(114,476)	(76%)
Operating (loss) gain	(90,623)	(99,038)	(69%)	1,865	1%
Other income (expenses)	5,111	5,586	4%	(23,134)	(15%)
Finance costs	(1,686)	(1,843)	(1%)	(863)	(1%)
Loss before income taxes	(87,198)	(95,295)	(66%)	(22,132)	(15%)
Provision for income taxes	(8,637)	(9,439)	(7%)	(4,287)	(3%)
Net loss	(95,835)	(104,734)	(73%)	(26,419)	(18%)

Revenue

The principal activities of the Company for the six months ended June 30, 2022 and 2021 were the provision of consultancy services. Revenue for the six months ended June 30, 2022 and 2021 was €131,521 and €150,821, respectively, representing a decrease of 12.8%. The decrease was due to a drop in the total amounts of the sales contracts of the Company’s consulting services for the six months ended June 30, 2022 as compared to June 30, 2021.

Cost of revenues

Cost of revenues for the six months ended June 30, 2022 and 2021 was €29,768 and €34,480, respectively, representing a decrease of 13.7%. The decrease was due to a decrease in the Company’s costs of performing consulting services, which aligned with the decrease in revenue from these services.

General and administrative expenses

General and administrative expenses consisted of advertising, director remuneration and benefits, rental expenses, utilities, depreciation, travel and entertainment and other miscellaneous expenses. General and administrative expenses for the six months ended June 30, 2022 and 2021 was €192,376 and €114,476, respectively, an increase of 68.0%. The increase was mainly due to (i) increased depreciation; (ii) increased advertising and marketing expense; and (iii) increased other administrative expenses.

Operating (loss) gain

Operating (loss) gain for the six months ended June 30, 2022 and 2021 was €(90,623) and €1,865, respectively. The change was mainly due to increased general and administrative expenses.

Other income (expenses)

Other income (expenses) mainly consisted of miscellaneous income or expenses relating to our consulting services. Other income (expenses) income for the six months ended June 30, 2022 and 2021 was €5,111 and €(23,134), respectively. The change was mainly due to increased miscellaneous income relating to the Company’s consulting services.

Finance costs

Finance costs consisted of loan interest expenses from the Company’s small and medium enterprises guarantee fund loan, a loan from a shareholder and the interest expense on lease liabilities in relation to the rental of office and vehicles. Finance costs for the six months ended June 30, 2022 and 2021 was €1,686 and €863, respectively, an increase of 95.4%. The increase was due to the increase in interest expense on lease liabilities in relation to the rental of office and vehicles for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Loss before income taxes

Loss before income taxes for the six months ended June 30, 2022 and 2021 was €87,198 and €22,132, respectively, an increase of 294%. The increase was mainly due to the increase of general and administrative expenses and finance costs for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Provision for income taxes

Provision for income taxes for the six months ended June 30, 2022 and 2021 was €8,637 and €4,287, respectively, an increase of 101.5%. The estimated increase was due to the increase of taxable profits in Italy after consideration of local tax requirements for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Net loss

Net loss for the six months ended June 30, 2022 and 2021 was €95,835 and €26,419, respectively, an increase of 262.8%. The increase was due to the increase in general and administrative expenses and income taxes for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Comparison of Years December 31, 2021 and 2020

The following table sets forth key components of our results of operations during the years ended December 31, 2021 and 2020.

	Years Ended December 31,
	2021			2020
	€	$	% of Revenue	€	% of Revenue
Revenue	420,167	497,063	100%	214,756	100%
Cost of revenue	(110,588)	(130,827)	(26%)	(74,546)	(35%)
General and administrative expenses	(316,669)	(374,623)	(75%)	(150,217)	(70%)
Operating losses	(7,090)	(8,387)	(2%)	(10,007)	(5%)
Other (expenses) income	(47,942)	(56,716)	(11%)	21,118	10%
Finance costs	(2,693)	(3,186)	(1%)	(367)	(0%)
(Loss) profit before income taxes	(57,725)	(68,289)	(14%)	10,744	5%
Provision for income taxes	(29,331)	(34,699)	(7%)	(8,236)	(4%)
Net (loss) profit	(87,056)	(102,988)	(21%)	2,508	1%

Revenue

The principal activities of the Company for the years ended December 31, 2021 and 2020 were the provision of consultancy services. Revenue for the years ended December 31, 2021 and 2020 was €420,167 and €214,756, respectively, representing an increase of 95.4%. The increase was due to an increase in the number of clients of the Company’s consulting services, and a related increase in the number of the Company’s consulting projects.

Cost of revenues

Cost of revenues for the years ended December 31, 2021 and 2020 was €110,588 and €74,546, respectively, representing an increase of 48.3%. The increase was due to an increase in the Company’s costs of performing consulting services, which aligned with the increase in revenue from these services.

General and administrative expenses

General and administrative expenses consisted of advertising, director remuneration and benefits, rental expenses, utilities, depreciation, travel and entertainment and other miscellaneous expenses. General and administrative expenses for the years ended December 31, 2021 and 2020 was €316,669 and €150,217, respectively, an increase of 110.8%. The increase was due to (i) increased depreciation; (ii) increased sponsorship expenses; and (iii) increased rental expenses.

Operating losses

Operating losses for the years ended December 31, 2021 and 2020 was €7,090 and €10,007, respectively, a decrease of 29.1%. The decrease was due to the increased gross profit margin for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Other (expenses) income

Other (expenses) income mainly consisted of miscellaneous expenses or income relating to our consulting services. Other (expenses) income for the years ended December 31, 2021 and 2020 was €(47,942) and €21,118, respectively. The change was mainly due to increased indirect costs for our consulting services.

Finance costs

Finance costs consisted of loan interest expenses from the Company’s small and medium enterprises guarantee fund loan and a loan from a shareholder. Finance costs for the years ended December 31, 2021 and 2020 was €2,693 and €367, respectively, an increase of 633.8%. The increase was due to the increase of the outstanding loan amounts for the year ended December 31, 2021 compared to the year ended December 31, 2020.

(Loss) profit before income taxes

(Loss) profit before income taxes for the years ended December 31, 2021 and 2020 was €(57,725) and €10,744, respectively. The change was mainly due to the increase of general and administrative expenses and other expenses for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Provision for income taxes

Provision for income taxes for the years ended December 31, 2021 and 2020 was €29,331 and €8,236, respectively, an increase of 256.1%. The increase was due to the increase of revenue and gross profit margin during these years.

Net (loss) profit

Net (loss) profit for the years ended December 31, 2021 and 2020 was €(87,056) and €2,508, respectively. The change from net profit to net loss was due to the increase in general and administrative expenses and income taxes during these years.

Liquidity and Capital Resources

As of June 30, 2022 and December 31, 2021, we had cash and cash equivalents of €19,165 (approximately $20,064) and €26,957 (approximately $30,512), respectively. To date, we have financed our operations primarily through revenue generated from operations and loans.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations to fund our operations and to service our debt obligations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The impact of COVID-19 on our business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern for the six months ended June 30, 2022 and the year ended December 31, 2021 and 2020. We had minimal cash and cash equivalents as of June 30, 2022 and December 31, 2021, and a net loss for the six months ended June 30, 2022 and 2021 and for the year ended December 31, 2021. As of June 30, 2022 and December 31, 2021, our net cash was approximately €19,165 and €26,957, respectively. For the six months ended June 30, 2022 and 2021 and year ended December 31, 2021, our net loss was approximately €95,835, €26,419, and €87,056, respectively. As a result, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about our ability to continue as a going concern.

However, the sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Debt

On May 20, 2020, we entered into a loan through the Guarantee Fund for Small and Medium-Size Enterprises under the European Guarantee Fund Programme with Banca del Mezzogiorno - Mediocredito Centrale S.p.A. for €25,000. As disclosed in Note 11 of both the June and December financial statements, the monthly interest rate is 0.0625% and the annualized interest rate is 0.75% per annum. The loan term is 6 years and repayment of principal begins 2 years from the loan drawdown date.

On October 28, 2021, we entered into a loan with our Chief Executive Officer and director, Sergio Carlo Scalpelli, in the amount of €20,000. As disclosed in Note 13 of both the June and December financial statements, the loan is interest-free and with repayment scheduled on March 31, 2022, June 30, 2022, and September 30, 2022, in the amount of €7,000, €7,000 and €6,000, respectively. During the six months ended June 30, 2022, Mr. Scalpelli waived the repayment schedule, and the repayment date of the full amount was rescheduled to September 30, 2022. The outstanding balance of the loan amounted to €20,000 for the six months ended June 30, 2022 and for the year ended December 31, 2021. The full amount of the loan was repaid to Mr. Scalpelli on September 30, 2022.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Six Months Ended June 30,			Years Ended December 31,
	2022	2022	2021	2021	2021	2020
Statements of Operations Data	€	$	€	€	$	€
Net cash provided by operating activities	35,007	36,649	12,528	26,849	30,389	28,905
Net cash used in investing activities	(1,209)	(1,266)	(11,641)	(16,353)	(18,509)	-
Net cash (used in) provided by financing activities	(41,590)	(43,541)	(19,071)	(36,911)	(41,778)	23,264
Net (decrease) increase in cash	(7,792)	(8,158)	(18,184)	(26,415)	(29,898)	52,169
Cash, beginning of period/year	26,957	28,221	53,372	53,372	60,410	1,203
Cash, end of period/year	19,165	20,063	35,188	26,957	30,512	53,372

To date the Company has financed its operations primarily through revenue generated from operations and loans.

Net cash provided by operating activities was €35,007 and €12,528 for the six months ended June 30, 2022 and 2021, respectively. The increase in net cash provided by operating activities was primarily due to the increase in receipt in advance in relation to the Company’s consultancy services during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Net cash provided by operating activities was €26,849 and €28,905 for the years ended December 31, 2021 and 2020, respectively. The change was mainly due to the decrease of operating profit before working capital.

Net cash used in investing activities was €1,209 and €11,641 for the six months ended June 30, 2022 and 2021, respectively. The decrease in net cash used in investing activities was due to less purchases of equipment during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Net cash used in investing activities was €16,353 and €0 for the years ended December 31, 2021 and 2020, respectively. The increase in net cash used in investing activities was due to greater purchases of equipment during 2021 compared to 2020.

Net cash used in provided by financing activities was €41,590 and €19,071 for the six months ended June 30, 2022 and 2021, respectively. The increase in net cash used in financing activities was primarily due to the increase of payments for lease liabilities.

Net cash (used in) provided by financing activities was €(36,911) and €23,264 for the years ended December 31, 2021 and 2020, respectively. The change was mainly due to the increase of payments for lease liabilities.

Please see “Description of Share Capital and Constitution—History of Securities Issuances” for a description of our recent private placements of securities.

Contractual Obligations

	Six Months Ended June 30, 2022
	Total		Year Ended December 31, 2022		Year Ended December 31, 2024		Year Ended December 31, 2026		After the year ending December 31, 2026
	€	$	€	$	€	$	€	$	€	$
Loan from a shareholder	20,000	20,938	20,000	20,938	-	-	-	-	-	-
Operating lease commitments	365,285	382,417	43,494	45,534	164,150	171,849	141,391	148,022	16,250	17,012
Loan payable	25,384	26,574	3,173	3,322	12,692	13,287	9,519	9,965	-	-
	410,669	429,929	66,667	69,794	176,842	185,136	150,910	157,987	16,250	17,012

	Year Ended December 31, 2021
	Total		Year Ended December 31, 2022		Year Ended December 31, 2024		Year Ended December 31, 2026		After the year ending December 31, 2026
	€	$	€	$	€	$	€	$	€	$
Loan from a shareholder	20,000	22,637	20,000	22,637	-	-	-	-	-	-
Operating lease commitments	380,266	430,409	80,054	90,610	150,793	170,677	133,169	150,729	16,250	18,393
Loan payable	25,478	28,838	3,267	3,698	12,692	14,366	9,519	10,774	-	-
	425,744	481,884	103,321	116,945	163,485	185,043	142,688	161,503	16,250	18,393

Other than indicated above, on June 30, 2022 and December 31, 2021, we did not have other long-term debt obligations, capital (finance) lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on our statements of financial position.

Commitments and Contingencies

Capital Expenditures

During the six months ended June 30, 2022 and for the year ended December 31, 2021, the Company made €1,209 and €16,353, respectively, in capital expenditures. We do not have any contractual obligations for ongoing capital expenditures at this time.

Lease Commitment

We entered into lease agreements for office space, garage, motor vehicles and office equipment with expiration dates ranging from 2022 to 2027. The Company’s commitments for minimum lease payments under these leases as of June 30, 2022 and as of December 31, 2021 are as follows:

Minimum lease payment as of June 30, 2022
€
Year ending December 31, 2022	43,494
Year ending December 31, 2024	164,150
Year ending December 31, 2026	141,391
After the year ending December 31, 2026	16,250
Total	365,285

Minimum lease payment as of December 31, 2021
€
Year ending December 31, 2022	80,054
Year ending December 31, 2024	150,793
Year ending December 31, 2026	133,169
After the year ending December 31, 2026	16,250
Total	380,266

Contingencies

We are currently not a defendant to any material legal proceedings, investigation, or claims.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Risk management overview

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign exchange rates as well as, to a lesser extent, inflation and credit and concentration risks. This note provides information about our exposure to each of these risks, our objectives, policies and processes for measuring and managing risk. Further quantitative disclosures are included throughout these consolidated financial statements.

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. Our primary interest rate relates to interest-bearing long-term borrowings. It is estimated that a 50-basis point change in interest rates will affect our loss before tax by €125, €125 and €125 as of June 30, 2022, December 31, 2021 and 2020, respectively. The effect of rising interest rates on our financial condition is expected to be negligible given that we do not have material debt or accounts receivable.

Foreign Currency Exchange Risk

The majority of our cash flows, financial assets and liabilities are denominated in euros, which is our functional and reporting currency. We are exposed to financial risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the proportion of our business transactions denominated in currencies other than the euro, primarily for capital expenditures, potential future debt, if any, and various operating expenses such as salaries and professional fees. We do not currently use derivative financial instruments to reduce our foreign exchange exposure and management does not believe our current exposure to currency risk to be significant.

We estimate that we will receive net proceeds of approximately $6.2 million in this offering, based upon the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, assuming no exercise of the over-allotment option and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into euros, a 10.0% appreciation of the dollar against the euro, from the exchange rate of €0.9552 per $1.00 as of June 30, 2022 to a rate of €1.0507 per $1.00, will result in an increase of approximately €588,000 in our net proceeds from this offering. Conversely, a 10.0% depreciation of the dollar against the euro, from the exchange rate of €0.9552 per $1.00 as of June 30, 2022 to a rate of €0.8597 per $1.00, will result in a decrease of €588,000 in our net proceeds from this offering.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Credit risk

Credit risk is the risk of financial loss to us if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from our cash held with banks and other financial intermediaries.

The carrying amount of the cash represented the maximum credit exposure which amounted to €19,165, €26,957 and €53,372 as of June 30, 2022 and as of December 31, 2021 and 2020, respectively.

We had assessed no significant increase in credit risk from initial recognition based on the availability of funds, the regulatory and economic environment of the financial intermediary. As a result, the loss allowance recognized during the period was limited to 12 months expected credit losses. Based on historical information, and adjusted for forward-looking expectations, we had assessed a zero loss allowance on this cash balance as of June 30, 2022 and as of December 31, 2021 and 2020, respectively.

Concentration risk

Two customers accounted for 49% of our sales for the six months ended June 30, 2022 and three customers accounted for 75% and 98% of our sales for the years ended December 31, 2021 and 2020, respectively. Accounts receivable from these customers was €35,047, €71,038 and €81,385 as of June 30, 2022, December 31, 2021 and 2020, respectively.

Critical Accounting Policies and Estimates

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with IFRS requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Judgments

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes to the financial statements accompanying this prospectus.

-	Note 1: Reverse recapitalization

The acquisition of Brera Milano was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

-	Note 2(f): Assessment of our future liquidity and cash flows;

-	Note 10: Assessment of the lease term of lease liabilities depending on whether we are reasonably certain to exercise the extension options.

Assumptions and Estimation Uncertainties

Information about assumptions and estimates as of June 30, 2022 and December 31, 2021 that have high risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes to the financial statements accompanying this prospectus.

-	Note 3: Estimated useful lives, depreciation method and impairment assessment of the property, plant and equipment and rights-of-use assets.

-	Note 4: Measurement of the provision for doubtful accounts, for the significant assumptions used by management in estimating the expected credit losses (weighted-average loss rate or default rate, current and future financial situation of debtors for individual receivables that management is aware will be difficult to collect, future general economic conditions).

BUSINESS

Overview

Brera Holdings PLC is an Irish holding company focused on expanding social impact football by developing a global portfolio of emerging football clubs with increased opportunities to earn tournament prizes, gain sponsorships, and provide other professional football and related consulting services. We seek to build on the legacy and brand of Brera FC, the first football club that we acquired in July 2022. Brera FC is an amateur football association which has been building an alternative football legacy since its founding in 2000.

Brera FC began its football activity by taking over a sports club in the fourth division – the Italian football pyramid is made up of nine categories – and immediately established itself as an alternative to the two mainstream Milanese clubs: Football Club Internazionale Milano, or Inter Milan, and Associazione Calcio Milan, or AC Milan. In its 20-year history, Brera FC’s alternative vision of football has been validated by its ability to manage locally-meaningful and socially-impactful initiatives, including reopening the ancient Arena Civica stadium in Milan to football, hiring of Milanese football icons as coaches, including Walter Zenga, and focusing on a message of social integration and acceptance. Since being founded, our club’s DNA includes initiating social impact football projects and innovative uses for football, having adopted the same name as the Brera “artists’ quarter” of Milan, including its logo being designed by the director of the Brera Academy of Fine Arts.

We are focused on bottom-up value creation from sports clubs and talent outside mainstream markets, innovation-powered business growth, and socially-impactful outcomes. To that end, we are developing our “Global Football Group” portfolio of professional football clubs. Our Global Football Group will be modeled on the collaborative, brand-aligned holding company structure of Manchester, England-based City Football Group Limited. Under our Global Football Group structure, we intend to acquire top-division football teams in Africa, South America, Eastern Europe, and potentially other emerging markets, and give them access to the global transfer market. We likewise expect that acquisitions of Eastern European and other non-mainstream market teams will enable us to compete and potentially win significant revenue in UEFA and potentially other regional competitions. We believe that Brera FC’s brand of social impact football and our Global Football Group portfolio of local football club favorites will also allow us to gain increasing sponsorship revenue. We intend to expand on our noncompetitive children’s football school offerings, which we expect will generate significant revenue as well as enhance our social impact football brand and related value. Based on these and other innovative initiatives, we expect that our experience with innovative capital-raising and revenue-generating activities will draw further revenue in the form of consulting opportunities from football clubs, associations, investors and others.

Our Corporate History and Structure

We were incorporated pursuant to the laws of Ireland as Brera Holdings Limited, a private company limited by shares, on June 30, 2022, to become the holding company for Brera Milano S.r.l., an Italian limited liability company (società a responsabilità limitata). Brera Milano, the operating company and subsidiary of Brera Holdings Limited, was formed on December 20, 2016, and was named KAP S.r.l. until September 9, 2022. KAP was acquired by us on July 29, 2022. KAP was renamed Brera Milano S.r.l. on September 9, 2022. Brera Holdings Limited re-registered as a public limited company on October 27, 2022 and was renamed as Brera Holdings PLC. See the section above titled “Corporate Reorganization” for more information.

On July 18, 2022, we entered into a preliminary agreement for the purchase of all the shares of Brera Milano with Marco Sala, a former director of Brera Holdings, Stefano Locatelli, Alessandro Aleotti, our Chief Strategy Officer and director, Christian Rocca, Sergio Carlo Scalpelli, our Chief Executive Officer and a director, and MAX SRL. We also agreed to contribute €253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a €253,821 liability indicated by its financial statements. On July 29, 2022, we executed the final deed of share transfer, paid €253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. As a result, the share transfer became effective under Italian law, and Brera Milano became our wholly-owned subsidiary.

On July 13, 2022, Brera Milano entered into a private deed with Alessandro Aleotti and Leonardo Aleotti in which Brera Milano agreed to purchase the trademarks “Brera” and “FENIX Trophy” for the cost of the trademarks’ registration.

On July 13, 2022, Brera Milano entered into a private deed with FCD Brera in which FCD Brera was granted the non-exclusive license to use the trademarks “Brera” and “FENIX Trophy” in connection with its football activities. Under the agreement, FCD Brera agreed to carry out certain requested sports activities relating to the trademarks in exchange for fees to be agreed between the parties. Costs attributable to the sports activities relating to the trademarks will be borne by FCD Brera, and revenues attributable to such activities will be recognized by Brera Milano. If appropriate fees cannot be agreed to in exchange for the requested sports activities, Brera Milano may decline to carry out the activities. Any costs that are sustained by FCD Brera in carrying out agreed-to sports activities in the manner requested by Brera Milano may be expensed to Brera Milano for reimbursement. FCD Brera may otherwise continue to operate independently of Brera Milano and the Company.

On July 14, 2022, we issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares in connection with the incorporation of Brera Holdings Limited, at an issue price of $0.005 per share, for a total consideration of $41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Ordinary Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our ordinary shares.

Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Aggregate Purchase Price Paid
Daniel Joseph McClory, Executive Chairman and Director	2,500,000	-	$12,500
Niteroi Spa(1)	2,500,000	-	$12,500
Alessandro Aleotti, Chief Strategy Officer and Director	2,500,000	-	$12,500
Leonardo Aleotti(2)	250,000	-	$1,250
Marco Sala, former Director	350,000	-	$1,750
KAP Global Holding Limited(3)	-	100,000	$500

(1)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s corporate office is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(2)	Leonardo Aleotti is the adult son of Alessandro Aleotti, our Chief Strategy Officer and director.

(3)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong.

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and we issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for $11,250, $1,000 and $250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of $250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for $1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for $500 and $250, respectively.

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, we conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,505,000 Class B Ordinary Shares at $1.00 per share for a total of $1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $15,050, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

The following diagram depicts our organizational structure, including our subsidiary, following the completion of this offering. This diagram includes our controlling shareholders of Class A Ordinary Shares, as a group, current shareholders of Class B Ordinary Shares, as a group, and the public shareholders that will receive Class B Ordinary Shares in this offering, as a group. The Class A Ordinary Shares and Class B Ordinary Shares holdings of these shareholders is also depicted.

Our Industry

Football is one of the most popular spectator sports on Earth. Global follower interest in football has enabled the sport to commercialize its activities through sponsorship, retail, merchandising, apparel and product licensing, new media and mobile, broadcasting, and match day contests. According to a report published by Allied Market Research (“Global football market by type, manufacturing process and distribution channel: global opportunity analysis and industry forecast, 2021–2027,” May 2021), the global football market was valued at $1.8 billion in 2019, and it is projected to reach $3.8 billion by 2027, registering a compound annual growth rate, or CAGR, of 18.3% from 2021 to 2027. Europe was the largest market and is estimated to grow at a CAGR of 17.7% during the forecast period.

The effect that football and widely publicized events can have on economic development, social impact, and large-scale growth, are well established. Based on a study of the 2006 FIFA World Cup hosted by Germany (https://www.supplier.io/blog/economic-impact-of-hosting-a-world-cup), the overall financial impact to Germany was €2.86 billion ($3.31 billion) with €104 million ($120 million) being direct tax income generated, 50,000 additional jobs during the eight months before and during the event, and it boosted the German GDP by 0.3%. This impact also extended to the construction, public utility, transportation, and tourism industries.

While the FIFA World Cup’s economic impact is undeniable, we believe that there has been a clear trend in all enterprises, including football teams, toward the need to demonstrate an awareness of social issues. We believe that teams that do not demonstrate such awareness will not succeed, as supported by the recent experience of the short-lived European Super League in 2021. As described by a National Law Review article (“Off Pitch – What the Super League Fiasco Can Teach Us About ESG,” April 30, 2022), on April 18, 2021, twelve elite football teams announced a break with UEFA to form the European Super League, financed by JP Morgan Chase, which would offer mid-week matches between member teams in addition to the teams’ regular league schedules. The twelve initial members were to be permanent league members, with a handful of additional qualifying teams that would not have permanent membership. The member teams expected to reap significant earnings for participating. Also, the Super League teams would play each other instead of participating in UEFA tournaments. Once announced, the backlash was immediate and fierce. Fans, players, coaches, excluded teams, and, perhaps most importantly, the UEFA felt betrayed – it appeared that no effort had been made to solicit, much less consider, input from anyone outside the Super League’s leadership. By April 20, 2021, fewer than three days after its public debut, the Super League succumbed to the backlash, particularly potential sanctions from UEFA, and it appears to be almost entirely disbanded. We believe that the European Super League demonstrates how excluding all but the biggest money-making teams from a competition will not “save football,” as its proponents argued, but instead shows that the football industry needs to make a commitment to the interests of the whole football community.

In June 2021, Brera FC formed the FENIX Trophy, a non-professional pan-European football tournament recognized by UEFA, which inaugurally ran from September 2021 to June 2022 and was intended to allow Brera FC to connect with the local community, increase our fanbase, and develop important relationships with other football clubs. The FENIX Trophy’s emphasis is on promoting inclusive fellowship among, enthusiasm for, and commercial opportunities around European football clubs, instead of exclusive blockbuster events like the European Super League, with the slogan, “making friends, not millionaires.” Based in part on favorable press coverage of the FENIX Trophy, such as the article by German media outlet Deutsche Welle (“FENIX Trophy: Amateur clubs competing in alternative European Super League,” September 23, 2021), we believe that our vision of the future direction of the European football industry is shared by many.

We also believe that the European football market has great unmet demand for underutilized player talent both in Eastern Europe and markets outside UEFA. We believe clubs in such regions can provide much-needed opportunities with UEFA and other football competition prizes, the global transfer market, sponsorships, and other innovative projects, due to lower costs of operations, and, in some cases, substantial existing local and global fanbases, iconic local stadia, or other attributes.

We further believe that the European football industry is also signaling a need for socially-impactful ways to generate much-needed capital and revenues. We believe that our founders’ experience in accessing the public capital markets can also be applied to football club operators, and gaining sponsors, fans and followers. We plan on offering initiatives such as noncompetitive football schools and occupational-training courses to enable prison inmates to become referees, will be recognized as part of a credible, revenue-generative basis for social-impact football consulting services for under-capitalized clubs. In addition, each acquisition or operation will be conducted with respect for local partners, traditions and cultures while promoting our social impact mission. For example, we plan to develop a women’s football section in every country we acquire a club in, to increase awareness and social impact.

We also expect that social awareness and impact will become a growing public focus as the 2022 FIFA World Cup approaches. As such, while the “transfer market,” in which teams can transfer players and managers in exchange for significant compensation both to the transferring teams and the transferred individuals, is expected to continue, we believe that it must ultimately be part of a vision of football that includes a bottom-up nurturing of players, including those from disadvantaged backgrounds or communities, such as those historically and currently competing for Brera FC.

We intend to be a leader in guiding the industry toward a more inclusive approach to professional football, through the use of unconventional routes and undiscovered markets with the aim to unleash their full potential.

Our Market Opportunity

Our target markets are:

●	Market for Football Competition Prizes. In the European countries in which we intend to operate, we intend to pursue the UEFA competitions market with at least three top-division teams. There are three UEFA competitions: The Champions League, or the CL, the Europa League, or the EL, and the Europa Conference League, or the Conference. A base participation prize is awarded to each of the 32 clubs that are admitted to the “group stage” of each UEFA competition. For the 2021-2022 season, the base participation prize for each club was €15.64 million for the CL, €3.63 million for the EL and €2.94 million for the Conference. Each competition has different rules for how a club may take one of the 32 places in the competition’s group stage, but generally they are admitted either automatically based on UEFA’s access criteria or gain admission through qualifiers. For the CL, 26 clubs are automatically admitted to the group stage based on UEFA’s criteria, and the remaining six places are divided between clubs that qualify by being league champions or by finishing second to fourth in their national championship. For the EL, 12 clubs are automatically admitted based on UEFA’s criteria, 10 are admitted by transfer from the CL by losing either of the CL’s play-off or third qualifying rounds, and 10 are winners of the EL play-off round. For the Conference, 10 are admitted after losing the EL play-off round, and 22 are admitted after winning the Conference play-off round. Clubs from smaller European countries, including the Eastern European countries where we are exploring club acquisition opportunities as discussed below, generally cannot gain automatic admission to the CL or EL due to the effect of certain coefficients that the UEFA uses to form the automatic access lists for these competitions, but they can potentially reach the group stage through the CL, EL or Conference qualifiers. In addition, participants in certain competition qualifiers can also receive participation prizes without reaching a competition’s group stage, ranging from €150,000 in case of elimination in the first round of the Conference qualifiers, up to €5 million in the event of elimination in the last round of the CL play-off round. These prizes can generate high profit margins, especially for those clubs with lower operating costs which we are targeting for acquisition. In African, South American, or other non-European markets in which we expect to acquire clubs, we likewise expect that our anticipated clubs will compete for substantial competition prizes.

●	Global Transfer Market. Each professional club we may own or manage as part of our Global Football Group is expected to provide us with professional players, and we may negotiate advantageous fees for such players’ transfers to other clubs. We believe that we can take advantage of player demographics and geographic locations that have not previously been fully utilized in the global transfer market. In particular, we believe that the markets for younger players, particularly from Eastern Europe, Africa and South America, are underutilized, and we plan to access, and provide access to other clubs to these potentially important transfer market resources. In all these regions, we believe that we can capitalize on their lower levels of football league development and less-well-resourced local competition in accessing and developing significant football talent that would otherwise not realize its full potential. For example, South American players, who do not have dual citizenship with a European country, represent a particularly large percentage of the football population in South America and only very few are involved in transfers, leaving a significant amount of talent unrealized. We likewise see substantial potential from some of the clubs in these regions due to existing local and global fanbases, iconic local stadia, and other attributes. Our goal is to build a valuable niche through participation in international tournaments and major showcases for the 17-19 age bracket. This opportunity will require our acquisition model to be flexible in order to comply with applicable local immigration laws and regulations. See “Business – Laws and Regulations”. The regions in which we will focus initially include the following:

○	Eastern Europe. We expect that we will acquire Eastern European clubs in the Serie A (highest level) or equivalent level of smaller countries. Since all European countries have the right to participate in the three major UEFA competitions, described above, the goal of our strategy is to reach the qualifications of these competitions through smaller countries. We believe these top clubs in smaller countries have lower operational costs, with a significant savings of resources otherwise required to access the large cash prizes and linked investments. Currently, we are negotiating with a first division North Macedonian football club, which we plan to rebrand as Brera. This club is already among the leading teams in its country and this year the club has also had access to the qualifier matches of UEFA competitions. This club may be a vehicle to also facilitate the exchange and transfer market of players from other clubs in Africa and South America, especially in the 18-21 age group. This club is also eligible to register for major youth tournaments, such as the Viareggio tournament, in which it will have the opportunity to compete against teams of the same age group as the major international clubs, and which represent the best showcase for the sale of young players, with evident transfer market opportunities.

○	Africa. In Africa, a market opportunity presents itself both in terms of a lower amount of necessary investment and the possibility of reaching important targets in the training of players by providing greater access to needed technical and management staff. We believe the talent coming from the African continent is significant but not fostered to reach its full potential. We believe the clubs acquired in Africa will act as a recruiting hub not only for the intra-African transfer market but also for a future international transfer market, and therefore fully capitalize on local talent on the international stage. Some of the great European clubs’ investments in Africa are concentrated in competitive training schools that take into consideration only a pre-adolescent group, 8-14 years old, to then transfer the main talents to Europe. Delays in football players’ talent development can have serious adverse effects on their career outlooks due to poor access to training resources. We expect that by offering the right resources to more African players, we can provide access to more marketable transfer market positions, making this market work for many more participants and generating much greater value from it. We therefore believe that there is an untapped market of extraordinary African players who do not have the ability to grow to their full potential and reach more mature markets such as the ones in Europe and have not been enabled to reach their true social and economic value. By operating with our Italian management club in Africa we believe it will be possible to recruit excellent players and build an effective transfer bridge with our prospective clubs that play in the European first division, giving great opportunities to these players. We thus remain committed to foster and develop local African teams, all the while facilitating exchanges with their European counterparts. On this front, we are currently finalizing an acquisition that we believe will become operational in the next season, 2023-2024.

○	South America. Similar to the plans described above with respect to Africa-based players, we believe there will be a market for a recruiting hub in South America providing access to the global transfer market. In this case, however, we expect to take control of a club’s management rather than acquiring ownership of the club, due to regulatory limits on foreign club ownership, sale of football association clubs or multiple club ownership. To that end, we are in negotiations with a football club located in Buenos Aires. There we will carry out a “managerial operation”, i.e., a five-year licensing of management rights of a Serie C-equivalent professional club, a common structure in South America.

●	Sponsorships. By seeking to own or manage clubs in different countries and continents in our Global Football Group, we believe we will be able to attract more companies and organizations as partners/sponsors for international communication campaigns. We believe that the marketability of Brera FC’s social impact football brand will have great sponsorship potential, based on a business model that combines the anticipated lower operational costs of football clubs that we would potentially own or manage in countries with lower costs of goods and services in general, which may allow us to provide more competitive terms for sponsors with limited sponsorship budgets, even those of large international commercial brands. We expect that the social impact aspects of our teams and FENIX Trophy tournament may appeal to sponsors whose brands or management are seeking to promote their social impact-related goals. On August 16, 2022, we entered into a sponsorship agreement with Akademija Pandev for their use of the Brera trademarks during the 2022-23 football season. On October 7, 2022, the Internet Marketing Association at its IMPACT 22 Conference named Brera FC as its award recipient for “Social Impact Through Soccer,” recognizing the Company’s focus at an international level with this distinction. We believe that the additional awareness that the IMPACT Award may create for the Company will better position it for approaching corporate and foundation sponsors for our various global initiatives. In addition, by pooling more clubs under one brand or management structure, we believe that we may be able to offer the benefit of greater economies of scale for potential sponsors, as demonstrated by the creation of global football brands such as City Football Group Limited.

●	Football School Services. Parents and children are seeking constructive, noncompetitive sports and social engagement for children with one other and adult figures and role models like coaches and parents to emphasize the cooperative and fun aspects of football. Our football school has grown over the years, and now engages over 350 children at our two school locations in Italy: Arena Civica and Brera Football Village. We believe that as one of our most appreciated enterprises at the local community level, as well as an important source of revenue, there is significant demand for this service.

●	Consulting. We believe that football clubs, associations, investors, and others are seeking innovative ways to enhance access to capital and revenue opportunities for football clubs. Our social impact football experience provides a basis for us to provide consulting services to assist them with these needs. Part of the unique consultancy support we expect to offer is to assist companies with products and services related to the concept of “italicity”. This concept, coined by Piero Bassetti, a Milan-based intellectual and author of several books, refers to a sense of belonging to the Italian culture regardless of citizenship status, through a perceived affinity with Italian traditions, fashions, lifestyles, arts, cuisines, or other aspects of Italian culture. Mr. Bassetti is expected to be an important partner on Brera Holdings’ consultancy projects.

Our Business Model and Revenue Drivers

Building on the Brera FC brand and existing network of business relationships, we will utilize Brera Milano’s more than ten years of knowhow in communications, marketing, and consulting capabilities, to deliver effective, monetizable projects. We expect to leverage our knowledge in talent training by providing the following revenue-generating activities and services:

Services

●	Competitions and football division progression: With an expected growing roster of acquired or managed football teams, we intend to compete in a number of cash-generative competitions with substantial monetary prizes, particularly in the UEFA’s CL, EL and Conference tournaments, as described above. Furthermore, should our teams progress through higher local, national and international football divisions, considerable additional funding, revenues and other opportunities may become available in the form of sponsorships and consulting services. We expect that our intended international acquisition of first- or higher-division clubs in Eastern Europe to be the initial focus in competing for these revenue opportunities. For further discussion, see “Business – Our Market Opportunity – Market for football competition prizes”.

●	Global transfer market: We intend to acquire or manage first- or higher-division clubs in Eastern Europe, Africa and South America for our Global Football Group, and are currently in advanced discussions with potential targets, which this IPO may potentially facilitate. This planned expansion will position us to offer candidates for the highly lucrative international football player transfer market as well as burnish our social impact football brand appeal to fans, sponsors and investors. For further discussion, see “Business – Our Market Opportunity – Global Transfer Market”.

●	Sponsorships: The FIFA 2022 World Cup is expected to attract unprecedented sponsorship interest, with companies and organizations being highly motivated to maintain or gain visibility of their products, especially when associated with socially-impactful ventures. We intend to offer sponsorship opportunities for existing, as well as for future, potentially acquired football teams, providing the showcase for brands to associate their logos on the team’s uniform kits and facilities, and help them reach a larger market audience. Our sponsorship opportunities are also expected to extend to the FENIX Trophy tournament, recently highlighted on TV with Sky Sports Italia. We expect that the social impact aspects of our teams and FENIX Trophy may appeal to sponsors whose brands or managements are seeking to promote their social impact-related goals. On August 16, 2022, we entered into a sponsorship agreement with Akademija Pandev for their use of the Brera trademarks during the 2022-23 football season. On October 7, 2022, the Internet Marketing Association at its IMPACT 22 Conference named Brera FC as its award recipient for “Social Impact Through Soccer,” recognizing the Company’s focus at an international level with this distinction. We believe that the additional awareness that the IMPACT Award may create for the Company will better position it for approaching corporate and foundation sponsors for our various global initiatives. For further discussion, see “Business – Our Market Opportunity – Sponsorships”.

●	Football school services: We offer our noncompetitive sports and social engagement for children in the Milan area. With plans to more than double our current enrolled school attendees from approximately 350 to 1,000, we believe that we can generate significant additional annual revenues from this service. For further discussion, see “Business – Our Market Opportunity – Football School Services”.

●	Consulting: We intend to offer consulting services and advice on innovative football projects for football clubs, associations, investors, and others seeking to raise capital or generate higher revenue, both within Italy and internationally. We expect to provide clubs with “turnkey” management of the sale of minority shares to fans based on our experience in doing so with Brera FC, and to the broader global investor market through this IPO. We also plan to provide consulting to the holders of football television rights, such as Lega di Serie A and FIGC, for greater international penetration of sales to global broadcasters. We believe that the limited exploitation of Italian television rights in foreign markets is one of the main economic shortcomings of the Italian football system. Our consulting function is expected to grow in the proportion of its impact on our business and support our mission of football innovation. For further discussion, see “Business – Our Market Opportunity – Consulting”.

Collaborations

We work in tandem with others to provide services and products and expect to develop other collaborative relationships. Our current collaborations are:

●	Municipality of Milan for children’s football schools, federal referee licensing courses in prisons, and other initiatives;

●	Advertising agencies for the sale of sponsorships as to Brera FC and the FENIX Trophy;

●	Players’ agents for player transfers; and

●	Government agencies and non-governmental organizations from which Brera FC seeks sponsorships, grants or other financial support.

Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Strong brand recognition. Since our founding in 2000, we have gained significant brand recognition in Italy but particularly in the Milan metropolitan area and the Lombardy region. The Brera FC registered trademark, “Brera Football Club,” which we own and license to Brera FC, has achieved widespread recognition, as indicated by opinion polls that we commissioned or conducted from March 2016 to May 2022. Based on these polling results, Brera FC is clearly recognized as “the third team of Milan,” and also as a sports brand particularly attentive to social initiatives. The relevance of the brand is not only local or national, but also global, as indicated by the high number of international followers on social media, such as Facebook, Instagram, YouTube, and Twitter, and substantial foreign press coverage.

●	Substantial international relationships. Brera FC has strong international relationships, due to its long history of international player rosters and “cult club” status, with many fans outside Italy, and its ability to start football projects on an international level. For example, our first team in the 2003/2004 and 2006/2007 seasons included Italo-Argentine players; we participated in the Viareggio Tournament with a team which included young Gabonese football players; our practice of twinning with similar clubs outside Italy, such as the Brooklyn Italians in the United States; and the organization of the FENIX Trophy, the first European tournament recognized by UEFA for cult amateur clubs. We intend to build on this experience by acquiring top-division football teams across a number of emerging geographic regions with equally emerging football talent, helping them grow like Brera FC, and deriving the related and potentially substantial revenue opportunities.

●	Solid record of social impact programs. Brera FC has carried out many projects that have used football as a tool for social impact. Some of the most significant projects have been the creation of the MilanoMondo football team from 2000 to 2003 which included immigrants residing in Milan; the FreeOpera Brera squad from 2003 to 2005, which was the first football team set up inside a prison to participate in an official FIGC championship; the management of the European football team of the Roma and Sinti ethnic group, which participated in competitions organized by CONIFA, from 2015 to 2018; and, in the last five years, managing players with asylum seeker status, which has been the subject of a research project carried out by the Department of Psychology of the Catholic University of Milan. On October 7, 2022, the Internet Marketing Association at its IMPACT 22 Conference named Brera FC as its award recipient for “Social Impact Through Soccer,” recognizing the Company’s focus at an international level with this distinction.

Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Focus on long-term fans, supporters, and sponsors. We intend to focus on retaining and strengthening our long-term fans, supporters, and sponsors, building on these existing ongoing strategic relationships. Our fans and followers have demonstrated substantial brand loyalty in Milan, based on a recent survey. We have approximately 10,000 followers and over 300,000 unique social media views on our social network platforms, and significant international brand recognition is reflected by press coverage such as articles by the Italian newspaper Corriere della Sera, German sports magazine 11Freunde, Spanish newspaper El Mundo and the United Kingdom’s BBC Sport. We believe that these attributes will be attractive to many sponsors seeking to target these audiences with a social impact message. We will aim to enhance all of these attributes in order to seek rapid business growth.

●	Expansion of fanbase through local marketing, social media and social-impact initiatives. We intend to capitalize on Brera FC’s reputation as a socially-impactful sports team. We will enhance our public relations efforts in the Milan area, aimed at increasing our community of fans and our followers on social networks, with a viral marketing strategy that will showcase our brand’s unique persona in an entertaining and engaging way. Our startup incubator will seek to sustain and expand acquired fanbases through appropriate brand-alignment. We will also continue and expand on our popular line of social impact football projects, headed by our noncompetitive football schools, as well as other special projects. For example, we recently offered occupational training services to inmates at Milan prison facilities through participation in courses recognized by the Italian Football Federation to expand opportunities for earning a federal referee license. We also intend to develop a women’s football section in every country in which we acquire a club.

●	International expansion. We intend to simultaneously pursue international expansion and licensing of the Brera FC brand, in Eastern Europe, Africa, and South America, through the potential acquisition and, where appropriate, renaming of football teams with the objective of enhancing the players on these teams to place them on the professional transfer market and obtain prizes related to participation rights in UEFA or other competitions. In North Macedonia, we have begun negotiations to acquire a Serie A-equivalent club; in Mozambique, we are in discussions to acquire a Serie A-equivalent club, sports venue and a housing facility for staff and players; and in Buenos Aires, we are in discussions to acquire a five-year management contract for an Argentinean Serie C-equivalent club. The choice of countries derives from an in-depth analysis of the football, regulatory and economic parameters that are key to our business model.

Seasonality

Our revenues and expenses have been seasonal, and we expect they will continue to be seasonal. Due to the playing season, revenues from our business are typically concentrated in the third and fourth fiscal quarters of each fiscal year ended December 31. As a result, our operating results and cash flow reflect significant variation from period to period and will continue to do so in the future.

Our Football Operations

Our football operations are primarily comprised of the following activities: Our Global Football Group, our noncompetitive football school, and the FENIX Trophy (and its related activities).

Global Football Group

Our main football operation is focused on the management and development of clubs in our Global Football Group’s portfolio. Our first football club, Brera FC, was acquired in July 2022. Over the next two years we expect to acquire clubs based in Eastern Europe, Africa and South America. Specifically, we expect that our next several club acquisitions will occur in North Macedonia, Mozambique and Argentina.

Brera FC plays in the amateur Italian football leagues. We believe that the team presents a compelling social impact story. On October 7, 2022, the Internet Marketing Association at its IMPACT 22 Conference named Brera FC as its award recipient for “Social Impact Through Soccer,” recognizing the Company’s focus at an international level with this distinction. We believe that the additional awareness that the IMPACT Award may create for the Company will better position it for approaching corporate and foundation sponsors for our various global initiatives. Over most of its 20-year history, it has been comprised of players of a number of different nationalities who live in Milan for various reasons. We believe the appeal of this range of different identities, combined with an inclusive and unconventional approach, makes Brera FC a newsworthy football club and particularly suitable for supporting communications projects aimed at increasing Brera FC’s fan community and sponsorship base. While the team participates in the local Italian amateur league, it serves in a support role to our primary revenue-generating services and is not expected to be our prospective primary football operation.

The clubs that we have targeted for acquisition, the North Macedonia club will start their next season in the first division, and we expect the Mozambique club to start their next season in the second division, which are the highest and second-highest football league in each country, respectively. We expect that these clubs will bear the Brera brand upon acquisition. We expect that these acquisitions will present significant economic possibilities for talent management and market transfer opportunities due to the target clubs’ low annual maintenance costs and historical connections to Western Europe.

We further expect to acquire the “gerenciamento” (management) of a third division club, the third highest football league, in Buenos Aires, Argentina, where we expect to find and provide access to some of the best talents in South America. Among other attributes, the target club has rights to a 35,000-seat stadium with an average of 15,000 attendees per game. Due to the club’s own significant historical brand appeal, as well as potential regulatory restrictions, we do not plan to change the club’s name, but expect to utilize other ways to highlight our brand’s association with it.

We will provide all acquired clubs with their own Italian professional technical and management personnel from our base in Milan, with supervision from our headquarters. In addition, each acquisition or operation will be conducted with respect for local partners, while promoting our social impact mission. For example, we plan to develop a women’s football section in every country we acquire a club in, to increase awareness and social impact.

We are also exploring other opportunities to enlarge our football club portfolio.

Noncompetitive Football School

We believe one of our most popular assets is our noncompetitive football school. The school has been active for 16 years, and we believe it radically innovates the traditional logic of football schools by focusing on children and their engagement with adult figures and role models, including coaches and parents, with the aim of enhancing the playful dimension of football. This project has had continuous growth over the years and is highly appreciated by the local communities. Currently there are 350 children among our two locations: Arena Civica and Brera Football Village.

FENIX Trophy

Brera FC organized, promoted and participated in the FENIX Trophy, our newly formed non-professional pan-European football tournament recognized by UEFA. As noted above, FENIX is an acronym for “Friendly European Non-professional Innovative Xenial”. The FENIX Trophy was intended to allow Brera FC to connect with the local community, increase our fanbase, and develop important relationships with other European football clubs. We believe that discussions about the FENIX Trophy spread awareness of these tenets of social impact football. We also believe that the competition’s meaning goes beyond the game itself: It is an immersive experience meant to highlight the best practices within non-professional football: sportsmanship, bonds with the local community, sustainability, use of technology, and friendship among clubs. We therefore believe the FENIX Trophy will significantly support our social-impact football value proposition. The FENIX Trophy was inaugurated in 2021 and had its first tournament from September 2021 to June 2022. We believe that the initial competition met or exceeded our expectations of its value for our social-impact football brand.

As the official organizer of the FENIX Trophy, Brera FC and seven other iconic amateur clubs in Europe took part in the most recent competition. The seven other clubs were: AFC DWS (Amsterdam, Netherlands), AKS Zly (Warsaw, Poland), AS Lodigiani Calcio 1972 (Rome, Italy), CD Cuenca-Mestallistes 1925 (Valencia, Spain), FC United of Manchester (Manchester, UK), HFC Falke (Hamburg, Germany), and Prague Raptors FC (Prague, Czech Republic). FC United of Manchester won 2-0 against Prague Raptors FC to become the first tournament champion.

FC United of Manchester’s status as an iconic amateur club began with its founding. Founded in 2005 by disaffected supporters of Manchester United catalyzed by the takeover of Manchester United by American businessman Malcolm Glazer, the club operates as a community benefit society owned by 5,000 of its supporters. Each owner can vote on how the club is run, including voting for board members, uniform designs and ticket prices. This type of bottom-up value creation aligns with the Brera FC brand.

The tournament was a public relations success – the Final Eight of the FENIX Trophy tournament, which took place in Rimini, Italy in June 2022, enjoyed extensive national (SKY Sports TV) and international (ZDF) media coverage. We intend to capitalize on this success and include even more amateur clubs in the FENIX Trophy’s 2022-2023 tournament.

Competition

The Company competes in the nascent category of innovative social-impact football, and as such, we believe its world-leading business initiatives and emerging models transcend the historical sport team metrics of match attendance and player transfer fees. As a result, we do not believe there is any single market for which we have a well-defined group of competitors. The key metrics will be corporate, government and foundation sponsorships and grants; merchandising, both domestic and international; youth football academy fees and participants; player transfer fees; and tournament organization, hosting and sponsorship, among others.

We believe that our closest competitor is City Football Group Limited, or CFG, which is a holding company that administers association football clubs. CFG was founded in 2013 and is owned by three organizations: the Abu Dhabi United Group owns 78%, the Chinese firms China Media Capital and CITIC Capital own 12% and the American private-equity firm Silver Lake owns 10%. CFG derives its name from Manchester City Football Club, or Manchester City F.C., which is its flagship football club and acts as the club’s parent company. Manchester City F.C. is an English football club based in Bradford, Manchester that competes in the Premier League, which is the top level of the English football league system. In addition to Manchester City F.C., CFG owns 10 other clubs: New York City Football Club (USA), Melbourne City Football Club (Australia), Yokohama F. Marinos (Japan), Montevideo City Torque (Uruguay), Girona Futbol Club, S.A.D. (Spain), Lommel SK (Belgium), Espérance Sportive Troyes Aube Champagne (France), Sichuan Jiuniu Football Club (China), Mumbai City Football Club (India) and Palermo Football Club (Italy), plus it has two partner clubs, Vannes Olympique Club (France) and Club Bolívar (Bolivia). To the Company’s knowledge, City Football Group is not organized to take on funding from the public capital markets and has not attempted an initial public offering of shares and listing on a global stock exchange, such as Nasdaq.

Our success depends, in part, on our ability to be efficient in all aspects of the business and achieve the appropriate cost structure. Some of our competitors have economic resources greater than ours and may have lower cost structures allowing them to better withstand volatility within the industry and throughout the economy as a whole, while retaining significantly greater operating and financial flexibility than our company.

Intellectual Property

We consider intellectual property to be important to the operation of our business, and critical to driving growth in our commercial revenue, particularly with respect to sponsorship revenue. Certain of our commercial partners have rights to use our intellectual property. In order to protect our brand, we generally have contractual rights to approve uses of our intellectual property by our commercial partners. For example, Brera FC has a non-exclusive license to use the trademarks “Brera FC” and “FENIX Trophy.”

We consider our brand to be a key business asset and therefore have a portfolio of Brera FC related registered trademarks and trademark applications, with an emphasis on seeking and maintaining trademark registrations for the words “Brera FC”, “FENIX Trophy” and the club crest. We have applied in Italy and are planning to apply across Europe as well as select countries in Africa, Asia, and North and South America. We also actively procure copyright protection and copyright ownership of materials such as literary works, logos, photographic images and audio-visual footage.

Enforcement of our trademark rights is important in maintaining the value of the Brera FC brand. While it would be cost-prohibitive to take action in all instances, our aim is to consistently reduce the number of Brera FC-related trademark infringements by carrying out coordinated, cost-effective enforcement actions following investigation of suspected trademark infringements. Enforcement action takes a variety of forms, such as working with authorities to seize counterfeit goods and stop the activities of unauthorized sellers to taking direct legal action against infringers, for example, by issuing cease and desist letters.

In relation to materials for which copyright protection is available (such as literary works, logos, photographic images and audio-visual footage), our current practice is generally to secure copyright ownership where possible and appropriate. For example, where we are working with third parties and copyright protected materials are being created, we generally try to secure an assignment of the relevant copyright as part of the commercial contract. However, it is not always possible to secure copyright ownership. For example, in the case of audio-visual footage relating to football competitions, copyright will generally vest in the competition organizer and any exploitation by Brera FC of such footage will be the subject of a license from the competition organizer.

Facilities

Brera FC operates from two sports facilities in Milan:

●	Arena Civica. The Arena Civica, which opened August 18, 1807, has a capacity of approximately 10,000, and is situated in the historic Brera district. The Arena Civica is the primary location for Brera FC’s first team home stadium matches and is also sometimes used for our football school program. Use of the stadium for other events must be requested prior to each event. This facility is located at Viale Giorgio Byron 2, 20154 Milan, Italy. We lease this facility pursuant to a public concession agreement with the Municipality of Milan under Municipality of Milan regulation Deliberazione G.C. n. 1881 26/09/2014. On October 19, 2022, we entered into a new lease for the term of October 24, 2022 to April 27, 2023 that provides for a base rate of €30.00 per hour to utilize the stadium for our football school. We enter into separate public concession agreements for use of the stadium for our matches. Our last public concession agreement, dated as of April 1, 2022, for our FENIX Trophy matches provided for a base rate of €320.00 per hour.

●	Brera Football Village. The Brera Football Village, located in the Linate neighborhood of Milan, is Brera FC’s official sports headquarters. It is used for first team matches when the Arena Civica is unavailable and our football school. This facility is located at Via Giovanni Pascoli, 20068 Linate, Italy. We lease this facility pursuant to a nine-year lease agreement, dated as of January 31, 2019, from the Municipality of Peschiera Borromeo. The lease provides for a base rent of €500 per year.

Our subsidiary Brera Milano’s corporate office is located at Via Ripamonti 1/3, 20122 Milan MI, Italy. We lease this facility pursuant to a six-year lease agreement, dated April 1, 2021, which will renew for subsequent six-year terms until terminated by either party upon twelve (12) months’ notice. The lease provides for a base rent of €65,000 annually, subject to yearly increases.

Our Irish holding company’s registered office is located at Connaught House, 5th Floor, One Burlington Road, Dublin 4, DO4 C5Y6, Ireland.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our businesses.

Employees

As of November 30, 2022, we had no employees and two independent contractors and our subsidiary, Brera Milano, had no employees and no independent contractors. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Laws and Regulations

At the top of the worldwide football hierarchy is FIFA, Fédération Internationale de Football Association, whose rules must be followed by all member football associations organizations. FIFA’s main objectives are to continuously improve the game of football and globally promote it, to organize international competitions, to draw up regulations and provisions governing the game of football and related matters and ensure their enforcement, to control every type of association football by taking appropriate steps to prevent infringements of the FIFA Statutes, regulations or decisions of FIFA or of the Laws of the Game, to promote integrity, ethics and fair play with a view to preventing all methods or practices, such as corruption, doping or match manipulation, which might jeopardize the integrity of matches, competitions, players, officials and member associations or give rise to abuse of association football.

FIFA’s rules and regulations are mainly contained within (i) the FIFA Statutes, regulations for FIFA’s governing system, and (ii) the Laws of the Game, codified rules of association football. The FIFA Statutes provide the necessary means to resolve disputes that may arise between or among member associations, confederations, clubs, officials and players. The Council of FIFA regulates the status of players and the provisions for their transfer, as well as questions relating to these matters, in particular the encouragement of player training by clubs and the protection of representative teams, in the form of special regulations. All bodies and officials must observe the Statutes, regulations, decisions and Code of Ethics of FIFA in their activities. Every person and organization involved in the game of football is obliged to observe the Statutes and regulations of FIFA as well as the principles of fair play. Each member association must play association football in compliance with the Laws of the Game issued by the International Football Association Board, or IFAB. IFAB is a separate organization from FIFA, but FIFA is represented on the board and holds 50% of the voting power. Only IFAB may enact and alter the Laws of the Game.

Member associations from the same continent or region have formed the following six confederations, which are recognized by FIFA: (1) Asian Football Confederation – AFC; (2) Confederation of African Football – CAF; (3) Confederation of North, Central America and Caribbean Association Football – CONCACAF; (4) Oceania Football Confederation – OFC; (5) South American Football Confederation – CONMEBOL; and (6) Union of European Football Associations – UEFA. Each confederation must comply with and enforce compliance with the Statutes, regulations and decisions of FIFA, must organize its own interclub and international competitions in compliance with the international match calendar, must ensure that international leagues or any other such groups of clubs or leagues shall not be formed without its consent and the approval of FIFA, must set up the bodies necessary to fulfil the duties incumbent upon it and must procure the funds necessary to fulfil its duties.

FIFA requires each member association to manage its affairs independently and without undue influence from third parties. Clubs, leagues or any other groups affiliated with a member association must be subordinate to and recognized by that member association. The member association’s statutes must define the scope of authority and the rights and duties of these groups. The statutes and regulations of these groups must be approved by the member association. Particularly relevant is the provision for which every member association must ensure that its affiliated clubs can take all decisions on any matters regarding membership independently of any external body. This obligation applies regardless of an affiliated club’s corporate structure. In any case, the member association must ensure that neither a natural nor a legal person (including holding companies and subsidiaries) exercises control in any manner whatsoever (in particular through a majority shareholding, a majority of voting rights, a majority of seats on the board of directors or any other form of economic dependence or control, etc.) over more than one club whenever the integrity of any match or competition could be jeopardized.

The UEFA, as stated above, governs all European football, including Italian football, which is in turn governed by the Federazione Italiana Giuoco Calcio – FIGC. FIGC is the governing body of football in Italy, which carries out its functions in harmony with the resolutions and guidelines of FIFA and UEFA, in full technical, organizational and management autonomy. The rules dictated by FIGC are called NOIF (Norme Organizzative Interne della FIGC) and govern all aspects of Italian football: the registration of athletes, technicians, match officials, managers and other subjects of the federal system. Additionally, referees are part of FIGC and are divided into categories provided for by the internal regulations of the Italian Referees Association, or AIA, which independently regulates their membership and activity. All Italian football clubs are committed to exclusively using the sports justice system and cannot turn to the Ordinary Judicial Authority for the resolution of any disputes.

European association football associations have detailed rules governing and restricting the ownership, merger, acquisition, and sale of Italian teams and players, and certain transactions require association approval. Particularly relevant is NOIF provision 16 bis., which prohibits any person from controlling, directly or indirectly, more than one football company in the professional league and, if following the transition of a football company from the amateur league to the professional league any person controls more than one, the person must terminate control of one of the companies no later than 5 days before the deadline set by federal regulations for filing the application for admission to the relevant professional championship.

Mergers, acquisitions, sales and demergers are also subject to specific rules, such as NOIF provision 20. The merger between two or more companies, the demerger of a company, the capital contribution of the sports company into a company wholly owned by the transferring company, carried out in compliance with current regulations and laws, must be approved by the President of the FIGC. In the event of a spin-off of a company or transfer of the sports company to another company wholly owned by the transferring company, approval can be granted, provided that the unity of the entire sports company is preserved and the regularity and the continuation of sporting activities. In the event of an approved merger, the company that remains after the merger remains affiliated with FIGC and retains the highest sporting title and seniority of affiliation from the companies involved in the merger. In the event of an approved demerger, only one spun-off company can be affiliated with FIGC; therefore, at the time of the spin-off, the company that will be affiliated with the FIGC is decided and the sporting title and seniority of affiliation of the original company are attributed to this company. In the event of an approved capital contribution of the sports company into a company wholly owned by the transferring company, the company which then owns the sports company is the company that is affiliated with FIGC and the sporting title and seniority of affiliation of the transferring company are attributed to this company. The merger, demerger and capital contribution of a sports company into a company wholly owned by the transferring company are permitted under the following conditions: the companies subject to the merger, the company subject to the spin-off or the transferring company are affiliated with FIGC for at least two sporting seasons; in the professional field, all the companies involved in the merger, or in the spin-off or transfer must have their registered office, except in cases of absolute exception, in the same Municipality or in neighboring Municipalities. In the amateur and sector for youth and school activities, the companies involved in the merger, or the spin-off or transfer must be based in the same Province, or in neighboring Municipalities of different Provinces or Regions. In the event that the aforementioned transactions are carried out between companies in the professional sector and companies in the amateur and sector for youth and school, the criterion established in the professional field applies; between companies that, in the two previous sports seasons, have not transferred their registered office to another municipality, have not been the subject of mergers, spin-offs or company transfers.

As for the registration of players, the players are registered with FIGC upon a signed request and sent through the company for which they intend to carry out the sporting activity, by 31 March of each year. “Young”, “young amateurs” and “young series” players can be registered after this deadline. The registration request is drawn up by the Leagues, the Youth and School Activities Sector, the Divisions and the Committees, duly signed by the legal representative of the company and by the player and, in the case of minors, by one of the two parents if the membership lasts one year and by both parents if the membership lasts for several years. The declaration of the player must be attached to the registration request certifying the existence or non-existence of any previous registrations with foreign football federations, i.e., federations other than the FIGC. The clubs that play in the professional championships can freely register players from or coming from foreign Federations, as long as they are citizens of countries belonging to the European Union, or EU. To this end, applications for membership must be accompanied by a certificate of citizenship. The rules on membership for professional clubs’ players who are citizens of non-EU countries are issued annually by the Federal Council. The clubs of the National Amateur League can request the registration of only two footballers who are citizens of non-EU countries for male activity who have been registered for clubs belonging to foreign federations, as well as an unlimited number of players who are citizens of EU countries who have been registered for clubs belonging to foreign federations, provided that they are in compliance with the laws in force on immigration, entry and stay in Italy.

The UEFA Financial Fair Play Regulations will be of particular significance to our business. Implemented in the 2011-12 season and last updated in 2018, the UEFA Financial Fair Play Regulations are intended to ensure the financial self-sufficiency and sustainability of football clubs by discouraging them from continually operating at a loss, introduce more discipline and rationality on club finances, ensure that clubs settle their liabilities on a timely basis and encourage long term investment in youth development and sporting infrastructure. The regulations contain a “break-even” rule aimed at encouraging football clubs to operate on the basis of their own revenue. Therefore, owner investments of equity will be allowed only within the acceptable deviation thresholds. Potential sanctions for non-compliance with the Financial Fair Play Regulations include a reprimand/warning, withholding of prize money, fines, prohibition on registering new players for UEFA competitions and ultimately exclusion from European competitions.

Laws, regulations, or sports association rules in some of the countries in which we expect to acquire clubs prevent any person from owning more than one club in the same division in the same country. For example, in Argentina, under the Argentinian Sports Ministry’s laws, football clubs, due to their associative structure, generally cannot be sold or transferred to different owners. As a result, our acquisitions of football clubs in Argentina or countries with similar restrictions will be in the form of management and revenue-sharing agreements with their current owners. Such laws may limit our ability to derive all profits from, or to enforce control over, such clubs.

In addition, many of the countries in which we expect to acquire clubs restrict the number of foreign players that are permitted on a football club’s first team. For example, in Mozambique, the Mozambican Football Association’s rules allows clubs to field only six or fewer foreign players in league games. In North Macedonia, the North Macedonian Football Association’s rules caps foreign players to eight in league games, although an unlimited number of foreign players may be registered to play for each team. As a non-member of the European Union, North Macedonia does not currently require foreign players to hold European Union passports; however, North Macedonia has been a candidate for European Union membership since 2005 and may impose this requirement were it to become a member. These restrictions may limit our ability to realize the benefits of our global football club portfolio.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Sergio Carlo Scalpelli	63	Chief Executive Officer and Director
Alessandro Aleotti	58	Chief Strategy Officer and Director
Amedeo Montonati	30	Chief Financial Officer
Daniel Joseph McClory	63	Executive Chairman and Director
Alberto Libanori	33	Director
Christopher Paul Gardner	68	Director Nominee (1)
Pietro Bersani	54	Director Nominee (1)
Goran Pandev	39	Director Nominee (1)

(1)	To be appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Sergio Carlo Scalpelli has served as our Chief Executive Officer and a member of our board of directors since October 2022. Since June 2021, Mr. Scalpelli has been the President of cultural planning activities for Linkiestaclub, an Italian digital newspaper. From January 2001 to May 2021, Mr. Scalpelli was Chief of Institutional and External Relations for Fastweb, the pioneer company of fiber optic connections in Italy, where he worked on the sponsorships of Juventus (2001-2003), Valentino Rossi (2006-2011), Usain Bolt (2018) and the Frecce tricolori (2017-2019). During his time at Fastweb, Mr. Scalpelli was also President of ApBiscom, a news agency which was a joint venture between Fastweb and Associated Press from April 2002 to March 2004. Mr. Scalpelli was a councilor for Sport, Youth and Relationships with the Milan city council from June 1997 to March 2001 and a member of the executive committee of the council. Mr. Scalpelli was one of the founders and the first CEO (1996-1999) of one of the most authoritative Italian newspapers: Il Foglio quotidiano. Throughout the 1990s Mr. Scalpelli was on the editorial boards of the magazines MicroMega, Limes, IdeAzione and Critica Sociale, and he was on the board of directors of Bocconi University.

Alessandro Aleotti has served as our Chief Strategy Officer and a member of our board of directors since July 2022. Mr. Aleotti has served as the President of Brera FC since its founding in 2000. Mr. Aleotti founded the MilanoMetropoli newspaper in 1997 and was its editor and director until 2004. Mr. Aleotti is the author of numerous essays on economic issues, including a history of the Italian stock exchange, as well as three books on the philosophy of football. From February 2005 to November 2015, Mr. Aleotti was director of the Milania think tank, as well as a contributor or columnist for numerous newspapers and television programs, such as Libero, Telecampione and Lombardia Channel. In February 1990, Mr. Aleotti co-founded Datanord Multimedia, a dotcom company, and served as president until the company was sold and subsequently listed on the Italian Stock Exchange. Mr. Aleotti received his bachelor’s degree in business administration from Bocconi University.

Amedeo Montonati has served as our Chief Financial Officer since July 2022. Since October 2021, Mr. Montonati has been the Associate Director of AOGB Professional Services Group, an international CPA firm based in Hong Kong. Mr. Montonati worked for years in the finance consultancy sector for international financial firms and in the associated government administration industry. He has extensive expertise in accounting, corporate finance, corporate tax, management and administration consultancy and corporate services. He worked previously for Hawksford Financial Services, a leading firm for financial services and trust funds, and as a Manager for The Italian Chamber of Commerce in Hong Kong and Macao. Mr. Montonati received his Master’s in Business Administration with specialization in finance from the University of South Australia in 2022, he obtained a professional certificate in International Tax Law from the University of Leiden in 2021, he obtained a professional certification in Accounting Principles and Standards from the CFI Corporate Financial Institute in 2022, he received a Graduate Certificate in Business Administration from the University of South Australia and he also undergone his initial university program in International Business in 2017 at Melbourne Polytechnic, Australia.

Daniel Joseph McClory has served as our Executive Chairman and as a member of our board of directors since July 2022. Mr. McClory has been the Chairman and Chief Executive Officer of Boustead & Company Limited, a non-bank financial institution, since July 2016, and has served as the Managing Director, Head of Equity Capital Markets and Head of China for its U.S.-based subsidiary, Boustead Securities, LLC, since July 2016. Prior to working at Boustead, Mr. McClory held Managing Director positions at Bonwick Capital Partners, LLC, Burnham Securities Inc. and at Hunter Wise Financial Group, LLC from May 2004 to July 2016. Mr. McClory’s teams have ranked in the Top Ten of League Tables for placement agents, won “Deal of the Year” at the M&A Advisor Awards, and completed IPOs and transactions for clients listed on NASDAQ, the NYSE, the London Stock Exchange, Toronto Stock Exchange, the Stock Exchange of Hong Kong, and the Irish Stock Exchange. Mr. McClory serves on the boards of the USA Track & Field Foundation, the American Foundation of Savoy Orders, and the Alder Foundation, where he listed the first-ever foreign-funded, venture philanthropy-backed IPO on Bovespa’s Social Stock Exchange in Brazil. Mr. McClory earned a bachelor’s degree in English and a master’s degree in Language and International Trade from Eastern Michigan University. In 2010, Eastern Michigan University awarded Mr. McClory an honorary Doctor of Public Service degree.

Dr. Alberto Libanori has served as a member of our board of directors since July 2022. Since January 2019, Dr. Libanori has served as Senior Advisor of Boustead & Company Limited. Dr. Libanori has also been a member of the board of directors for Mainz Biomed N.V. (Nasdaq: MYNZ) since November 2021. Previously, Dr. Libanori founded and helped with the strategic exits of a number of technology start-ups including Atelier Mnemist SAS and Cutech, which was acquired by Symrise. He also has 10 years’ work experience at the science-business interface in venture capital, business development & licensing, M&A and IPOs, focusing on life-sciences, med-tech and cosmeceuticals, working with L’Oréal Research and Innovation, M-Ventures, and Novartis Venture Funds. Dr. Libanori has published more than 30 peer-reviewed articles in journals including Nature Electronics, Advanced Materials, and ACS Nano, and is the holder of two patents. Dr. Libanori holds a PhD and MS in Bioengineering from UCLA, with focus on wearable and implantable bioelectronics and biomaterials for regenerative medicine, an MPhil in Bioscience Enterprise from Cambridge University, and a bachelor’s in Bimolecular Sciences (Hons) from St Andrews University. Dr. Libanori is fluent in English, French, Spanish, Mandarin Chinese and Portuguese, alongside his native Italian.

Christopher Paul Gardner has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Since June 2021, Mr. Gardner has been the Senior Managing Director at Sutter Securities, Inc. Mr. Gardner’s first book, The Pursuit of Happyness, published in May 2006, became a New York Times and Washington Post #1 Bestseller that has been translated into over 40 languages and inspired the critically acclaimed film of the same name, starring Will Smith as Mr. Gardner. Mr. Gardner’s second bestselling book, “Start Where You Are,” was published in May 2009 and his most recent book, “Permission to Dream,” was published in April 2021. Mr. Gardner has over 30 years of experience in the financial services industry and in 1987 established the brokerage firm, Gardner Rich & Co, which he sold in 2006. Mr. Gardner has also served on the board of the National Education Foundation. We believe that Mr. Gardner is qualified to serve on our board of directors due to his record of executive and board experience.

Pietro Bersani has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Since June 2020, Mr. Bersani has served as a member of the board of directors of Kiromic BioPharma, Inc. (Nasdaq: KRBP) and was appointed Chief Executive Officer in May 2022, after serving as the interim Chief Executive Officer in January 2022. From April 2020 to January 2022, Mr. Bersani was a Partner with B2B CFO Partners, LLC, which provides strategic management advisory services to owners of privately held companies. From October 2016 to July 2018 and November 2019 to March 2020, he served as the President and Chief Executive Officer of K.P. Diamond Eagle, Inc., a consulting firm specialized in development of innovative commercial and private aviation business models. Mr. Bersani served as a Senior Director within Alvarez & Marsal’s Private Equity Performance Improvement Practice, LLP between August 2018 and October 2019. Mr. Bersani is a Certified Public Accountant and is also a Certified Public Auditor and a Chartered Certified Accountant in Italy where he developed a significant knowledge of U.S. GAAP and IFRS. Mr. Bersani earned a bachelor’s degree and a master’s degree in business economics from Bocconi University. We believe that Mr. Bersani is qualified to serve on our board of directors due to his record of executive and board experience.

Goran Pandev has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Mr. Pandev is a professional football player who began his career with FK Belasica during the 2000-01 season and has played for Lazio, Inter Milan, Genoa, and Parma, among others, while also being the captain of the North Macedonian national team until he retired from international football in 2021. After establishing himself at Lazio, Pandev moved to Inter Milan in early 2010. While playing for the Nerazzurri, Pandev collected a host of honors including winning the Serie A, the Coppa Italia and the UEFA Champions League in 2010 as part of a treble for the club. On April 22, 2021, he became the first Macedonian to score 100 goals in one of the top five European football leagues. Mr. Pandev has scored the most goals of any North Macedonian national team player with a total of 38 goals between 2001 and 2021. Mr. Pandev is the founder and owner of Akademija Pandev, a North Macedonian football club founded in 2010 that plays in the Macedonian First League and has succeeded in reaching the qualifiers to the UEFA Europa League during the 2019-2020 season and the UEFA Europa Conference League during the 2022-2023 season. We believe that Mr. Pandev is qualified to serve on our board of directors due to his extensive football experience.

No family relationships exist between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Management Legal Proceedings

Sabby Volatility Warrant Master Fund Ltd., Empery Asset Master, Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP v. Kiromic BioPharma, Inc., Maurizio Chiriva-Internati, Tony Tontat, Gianluca Rotino, Pietro Bersani, Americo Cicchetti, Michael Nagel, Jerry Schneider and Thinkequity LLC, No. 1:22-cv-01927-AT (U.S. District Court, Southern District of New York, March 7, 2022). On March 7, 2022, the plaintiffs named in the caption above commenced an action against Kiromic Biopharma, Inc. (Kiromic) and its current or former officers and directors, among other defendants, in the United States District Court for the Southern District of New York. On June 30, 2022, defendant Kiromic, defendant Pietro Bersani, and several other defendants filed motions to dismiss the complaint, arguing, among other things, that the plaintiffs failed to plead the allegations in their complaint with the specificity required by the federal rules of civil procedure. On July 1, 2022, the court issued an order requiring the plaintiffs to file any amended complaint by July 22, 2022 and that if the plaintiffs did file an amended complaint, the defendants, within three weeks thereafter were to file an answer to that amended complaint, file a new motion to dismiss, or file a letter with the court stating that they rely on the previously filed motions to dismiss. On July 22, 2022, the plaintiffs filed their first amended complaint (FAC). In the FAC, the plaintiffs allege they purchased over 1 million shares of Kiromic stock in Kiromic’s public stock offering that opened on or about June 29, 2021 and closed on or about July 2, 2021 (the June 2021 Offering). The FAC alleges that the June 2021 Offering documents contained untrue or material misleading misrepresentations or omission due to the failure of those documents to disclose that the FDA had placed a clinical hold on Kiromic’s two Investigational New Drug (IND) applications. Based on those allegations, the FAC asserts causes of action against the defendants for violations of the federal securities laws and prays for judgment against them for: damages the plaintiffs sustained as a result of the defendants’ alleged wrongdoing in an amount to be proven at trial, including interest; an award (on Count II of the FAC) of rescission of the purchases they made of Kiromic stock in the June 2021 Offering to the extent they still hold that stock; the plaintiffs’ attorneys’ fees, costs, and expenses incurred in the lawsuit; and such other relief as the court may award. Pietro Bersani, who has been nominated to serve as a member of our board of directors, is individually named as a defendant in the FAC due to his position as a member of Kiromic’s board of directors and chairman of the audit committee during the time relevant to the allegations in the complaint. Mr. Bersani is also currently Kiromic’s chief executive officer. On August 30, 2021, the court entered an order extending the time of the defendants to respond to the first amended complaint to September 12, 2021, with the exceptions of defendant ThinkEquity LLC, whose time to respond was extended to September 16, 2021, and defendant Tony Tontat, who had yet to be served with the first amended complaints. On August 31, 2022, the court issued an order extending plaintiffs’ time to serve the first amended complaint on Mr. Tontat. On October 27, 2022, plaintiffs filed a consent motion with the court. On November 2, 2022, the case was resolved by settlement and the court granted the consent motion, pursuant to which a convertible note in the aggregate principal amount of $1,656,720 will be issued to each of Sabby and Empery, which will be unrestricted and exempt from the registration requirements of the Securities Act, as will be the shares of common stock issuable upon conversion of the notes.

Ronald H. Karp v. Kiromic BioPharma, Inc., Maurizio Chiriva-Internati, Tony Tontat, Gianluca Rotino, Pietro Bersani, Americo Cicchetti, Michael Nagel, Jerry Schneider and Thinkequity LLC, No. 22-6690 (U.S. District Court, Southern District of New York, August 5, 2022). On August 5, 2022, the plaintiff, Ronald Karp commenced a putative class action against Kiromic Biopharma, Inc. (Kiromic) and its current or former officers and directors, among other defendants, in the United States District Court for the Southern District of New York. The allegations in the complaint, which the plaintiff filed on the same day, center on alleged violations of federal securities laws in relation to Kiromic’s public stock offering that opened on or about June 29, 2021 and closed on or about July 2, 2021 (the June 2021 Offering). The complaint alleges that the June 2021 Offering documents contained untrue or material misleading misrepresentations or omissions due to the failure of those documents to disclose that the FDA had placed a clinical hold on Kiromic’s two Investigational New Drug (IND) applications. Pietro Bersani, who has been nominated to serve as a member of our board of directors, is individually named as a defendant in the complaint due to his position as a member of Kiromic’s board of directors and chairman of the audit committee during the time relevant to the allegations in the complaint. Mr. Bersani is also currently Kiromic’s chief executive officer. The complaint prays for certification of the case as a class action and judgment in favor of the named plaintiff and members of the putative plaintiff class for an award against the defendants, jointly and severally, for recission (as appropriate) of amounts paid for shares purchased in the June 2021 Offering or all damages sustained in an amount to be proven at trial, including interest, and attorneys’ fees, costs, and expenses, among other relief. On October 27, 2022, the court consolidated the action with the Podmore action discussed below, appointed Ronald H. Karp, Ari Karp, and Ethan Karp as Lead Plaintiff, and ordered the filing of a consolidated amended class action complaint within 60 days. As of December 14, 2022, this case was pending.

Joseph Podmore v. Kiromic BioPharma, Inc., Maurizio Chiriva-Internati, Tony Tontat, Gianluca Rotino, Pietro Bersani, Americo Cicchetti, Michael Nagel, Jerry Schneider and Thinkequity LLC, No. 22-8433 (U.S. District Court, Southern District of New York, October 3, 2022). On October 3, 2022, the plaintiff, Joseph Podmore, commenced a putative class action against Kiromic Biopharma, Inc. (Kiromic) and its current or former officers and directors, among other defendants, in the United States District Court for the Southern District of New York. The allegations in the complaint, which the plaintiff filed on the same day, center on alleged violations of federal securities laws in relation to Kiromic’s public stock offering that opened on or about June 29, 2021 and closed on or about July 2, 2021 (the June 2021 Offering). The complaint alleges that the June 2021 Offering documents contained untrue or material misleading misrepresentations or omissions due to the failure of those documents to disclose that the FDA had placed a clinical hold on Kiromic’s two Investigational New Drug (IND) applications. Pietro Bersani, who has been nominated to serve as a member of our board of directors, is individually named as a defendant in the complaint due to his position as a member of Kiromic’s board of directors and chairman of the audit committee during the time relevant to the allegations in the complaint. Mr. Bersani is also currently Kiromic’s chief executive officer. The complaint prays for certification of the case as a class action and judgment in favor of the named plaintiff and members of the putative plaintiff class for an award against the defendants, jointly and severally, for recission (as appropriate) of amounts paid for shares purchased in the June 2021 Offering or all damages sustained in an amount to be proven at trial, including interest, and attorneys’ fees, costs, and expenses, among other relief. On October 27, 2022, the court consolidated the action with the Karp action discussed above, appointed Ronald H. Karp, Ari Karp, and Ethan Karp as Lead Plaintiff, and ordered the filing of a consolidated amended class action complaint within 60 days. As of December 14, 2022, this case was pending.

Board of Directors

Nasdaq’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of three directors, one of whom is independent within the meaning of Nasdaq’s rules. We expect to enter into an independent director agreement with each of Christopher Paul Gardner and Pietro Bersani, pursuant to which they will be appointed to serve as an independent director effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these expected appointments, our board of directors will consist of seven (7) directors, four (4) of whom will be independent within the meaning of the Nasdaq’s rules.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities, subject to applicable stock exchange limitations, if any, whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party.

Board Committees

Prior to the effective date of the registration statement of which this prospectus forms a part, we plan to establish a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Alberto Libanori, Christopher Paul Gardner and Pietro Bersani, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Mr. Bersani serving as chair of the audit committee. Our board has determined that Mr. Bersani qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing and approving related party transactions (viii) reviewing hedging transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Our compensation committee will consist of Alberto Libanori, Christopher Paul Gardner and Pietro Bersani, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Mr. Gardner serving as chair of the compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Alberto Libanori, Christopher Paul Gardner and Pietro Bersani, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Dr. Libanori serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; and (iv) overseeing compliance with the our code of ethics.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Foreign Private Issuer Exemption

Once the registration statement of which this prospectus is a part is declared effective by the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to IFRS as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

Furthermore, Nasdaq Listing Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of the requirements of the Nasdaq Listing Rule 5600 Series, the requirement to disclose third party director and nominee compensation set forth in Nasdaq Listing Rule 5250(b)(3), and the requirement to distribute annual and interim reports set forth in Nasdaq Listing Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Listing Rule 5625), the Voting Rights requirement (Nasdaq Listing Rule 5640), the Diverse Board Representation Rule (Nasdaq Listing Rule 5605(f)), the Board Diversity Disclosure Rule (Nasdaq Listing Rule 5606), have an audit committee that satisfies Nasdaq Listing Rule 5605(c)(3), and ensure that such audit committee’s members meet the independence requirements of Nasdaq Listing Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

The following are some of the home country corporate governance exemptions that we may apply as a foreign private issuer instead of those otherwise required under the Exchange Act and the listing rules of Nasdaq for domestic U.S. issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require director approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

Duties of Directors

Under Irish law, our directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of the Company (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal fiduciary duties include the statutory and common law fiduciary duties of acting in good faith in the interests of the company and exercising due care and skill. Other statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers and making certain filings as well as the disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on our business while insolvent, without due regard to the interests of creditors). For public limited companies, directors are under a specific duty to ensure that the corporate secretary is a person with the requisite knowledge and experience to discharge the role.

Conflicts of Interest

As a matter of Irish law, a director is under a fiduciary duty to avoid conflicts of interest. Irish law and our constitution provide that: (i) a director may be a director of or otherwise interested in a company relating to us and will not be accountable to us for any remuneration or other benefits received as a result, unless we otherwise direct; (ii) a director or a director’s firm may act for us in a professional capacity other than as auditor; and (iii) a director may hold an office or place of profit in us and will not be disqualified from contracting with us. If a director has a personal interest in an actual or proposed contract with us, the director must declare the nature of his or her interest and we are required to maintain a register of such declared interests that must be available for inspection by the shareholders. Such a director may vote on any resolution of the board of directors in respect of such a contract, and such a contract will not be voidable solely as a result.

Terms of Directors and Officers

Our constitution will provide for a minimum of two directors and a maximum of twelve directors. Our shareholders may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by ordinary resolution. Our board of directors determines the number of directors subject to the above limitations. The first director of the Company was the person determined in writing by the subscriber of our constitution. The first director resigned on July 11, 2022 and was replaced by the directors named in this prospectus. Subsequent directors of our company may be appointed by our board of directors and shall hold office until the next annual general meeting where they shall be eligible for re-election. The following persons are disqualified by the Irish Companies Act from being a director of our company: (i) anyone who is less than 18 years of age; (ii) a person who is not an individual; and (iii) a person who has the status of a bankrupt.

Employment and Indemnification Agreements

We expect our subsidiary will enter into employment or consulting agreements with certain of our executive officers. Each of these agreements will provide for an initial salary and bonus. Some of our executive officers may agree to covenants not to compete against us or solicit our employees or customers during their service period and for a period of up to 12 months following termination.

To the fullest extent permitted by Irish law, our constitution will confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its constitution or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act.

Our constitution will also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, we intend to enter into agreements to indemnify our directors and our executive officers to the maximum extent allowed under applicable law. These agreements, among other things, will provide that we will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or executive officer.

Compensation of Directors and Executive Officers

We recorded €130,790 in total compensation to directors and executive officers for the year ended December 31, 2022, consisting of €12,498 in salary to our Chief Executive Officer, Sergio Carlo Scalpelli, €18,986 in salary to our Chief Financial Officer, Amedeo Montonati, €53,524.08 in director’s fees and €43,282.40 in the form of a one-time termination payment to the former sole director of Brera Milano and a former director of Brera Holdings, Marco Sala, and €2,500 in director’s fees to the current sole director of Brera Milano, Francesca Duva. We have not set aside or accrued any additional amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers. In connection with this offering, we adopted an equity incentive plan, see “—Equity Incentive Plan” below.

Under our consulting agreement with our Chief Executive Officer, Sergio Carlo Scalpelli, effective as of October 5, 2022, we agreed that, for a 1-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Scalpelli an annual salary of €50,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Scalpelli a share option under the Plan, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares to vest equally over three (3) years on each anniversary of the effectiveness of the registration statement of which this prospectus forms a part, or the Effective Time. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the Effective Time in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Scalpelli is also subject to certain confidentiality and non-competition provisions.

Under our consulting agreement with our Chief Financial Officer, Amedeo Montonati, effective as of October 18, 2022, we agreed that, for a 6-month term, unless terminated earlier in accordance with its terms, we will pay to AOB Accounting and Consultancy Service Company Limited on behalf of Mr. Montonati a monthly fee of $4,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the Effective Time. Mr. Montonati is also subject to certain confidentiality and non-competition provisions.

Under their independent director agreements with us, each independent director will receive an annual cash fee and an initial stock option award upon the Effective Time. We will pay the annual cash compensation fee to each independent director in four equal installments no later than the fifth business day of each calendar quarter commencing in the quarter following the Effective Time. The cash fee to be paid to each director nominee will be $51,000 as to Mr. Alberto Libanori, $51,000 as to Mr. Christopher Paul Gardner, $36,000 as to Mr. Goran Pandev, and $56,000 as to Mr. Pietro Bersani. Under their agreements, each independent director shall be granted a share option, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares. The share option will vest over a three (3) year period beginning at the Effective Time at a rate of 1/3 per year. We will also reimburse each independent director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the independent director’s duties for us. As also required under the independent director agreements, we have separately entered into a standard indemnification agreement with each of our independent directors, the term of which will begin at the Effective Time.

Under a Private Agreement between the Company and Marco Sala, a former director of Brera Holdings, dated November 30, 2022, we agreed that Mr. Sala would resign as sole director of Brera Milano, forfeit accrued and unpaid emoluments as sole director in the amount of approximately €43,000, forfeit an indemnity of €11,000 due by way of severance, that the Company would pay Mr. Sala the total and all-inclusive amount of €43,000, and that with fulfillment of such payment obligation, an agreement and acknowledgement by Mr. Sala that he expects nothing else from Brera Milano, and that, with fulfillment of Mr. Sala’s commitments to resign and make the forfeitures described above, the Company recognizes Mr. Sala’s discharge for work carried out during his tenure as sole director of Brera Milano. On November 30, 2022, Mr. Sala resigned as sole director of Brera Milano. On the same date, Brera Milano appointed Dr. Francesca Duva as new sole director of Brera Milano and granted Dr. Duva an annual emolument of €30,000.

Equity Incentive Plan

On October 26, 2022, our board of directors approved the Brera Holdings Limited 2022 Equity Incentive Plan, or the 2022 Plan.

Purpose of the 2022 Plan: The purpose of the 2022 Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of Class B Ordinary Shares that may be issued pursuant to awards granted under the 2022 Plan will be 2,000,000 shares. Cancelled and surrendered share options and share awards may again become available for grant under the 2022 Plan. As of the date of this prospectus, we have not granted any share options under the 2022 Plan and all 2,000,000 shares remain available for issuance under the 2022 Plan. We expect to grant awards for a total of 200,000 Class B Ordinary Shares under the 2022 Plan upon the effectiveness of the registration statement of which this prospectus forms a part. We intend that awards granted under the 2022 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2022 Plan shall be so construed.

The following summary briefly describes the principal features of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan.

Awards that may be granted include: (a) Incentive Share Options, or ISO (b) Non-qualified Share Options, (c) Share Appreciation Rights, (d) Restricted Shares, (e) Restricted Share Units, or RSUs, (f) Shares granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of our Class B Ordinary Shares and the award holder’s continuing service with us.

Share options give the option holder the right to acquire from us a designated number of shares of our Class B Ordinary Shares at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the Class B Ordinary Shares on the date of grant. Share options granted may be either incentive share options or non-qualified share options.

Share appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 Plan, holders of SARs may receive this payment – the appreciation value – either in cash or Class B Ordinary Shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted shares are awards of a right to receive shares of our Class B Ordinary Shares on a future date. Restricted Share Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted shares can take the form of awards of restricted shares, which represent issued and outstanding shares of our Class B Ordinary Shares subject to vesting criteria, or restricted share units, which represent the right to receive shares of our Class B Ordinary Shares subject to satisfaction of the vesting criteria. Restricted shares are surrenderable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our board of directors may grant Class B Ordinary Shares to any eligible recipient as a bonus, or to grant shares or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements.

The 2022 Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, Class B Ordinary Shares, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2022 Plan are described in more detail below.

Administration of the 2022 Plan: The 2022 Plan is currently administered by our board of directors. All questions of interpretation of the 2022 Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the 2022 Plan or of any award shall be determined by the Board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2022 Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the board of directors. in the exercise of its discretion pursuant to the 2022 Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the 2022 Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the 2022 Plan: The maximum aggregate number of Class B Ordinary Shares that may be issued under the 2022 Plan will be 2,000,000 shares and shall consist of authorized but unissued or reacquired Class B Ordinary Shares or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as share splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, or share dividend. Shares subject to an award under the 2022 Plan for which the award is canceled, forfeited, surrendered, or expires again become available for grants under the 2022 Plan.

Share Options and Share Appreciation Rights:

General. Share options and SARs shall be evidenced by award agreements specifying the number of Class B Ordinary Shares covered thereby, in such form as the board of directors shall from time to time establish. Each Share option grant will identify the option as an ISO or Non-qualified Share Option. Subject to the provisions of the 2022 Plan, the administrator has the authority to determine all grants of share options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each share option or SAR shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the share option or SAR shall be not less than the fair market value of a Class B Ordinary Share on the effective date of grant of the share option or SAR. Notwithstanding the foregoing, a share option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such share option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Share options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the board of directors and set forth in the award agreement evidencing such share option. No share option or SAR shall be exercisable after the expiration of seven (7) years after the effective date of grant of such share option or SAR. Subject to the foregoing, unless otherwise specified by the board of directors in the grant of a share option or SAR, any share option or SAR granted hereunder shall terminate seven (7) years after the effective date of grant of the share option or SAR, unless earlier terminated in accordance with its provisions. The board of directors may set a reasonable minimum number of Class B Ordinary Shares that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive share options, such term cannot exceed seven years provided that in the case of holders of more than 10% of our total combined voting shares, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Share Options. Share options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own ordinary shares, including Class B Ordinary Shares subject to outstanding awards held by him or her under the 2022 Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of ordinary shares of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Class B Ordinary Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Share Awards: Share awards can also be granted under the 2022 Plan. A share award is a grant of Class B Ordinary Shares or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Share Units: RSU Awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. The purchase price for shares issuable under each RSU Award shall be established by the board of directors in its discretion. Except as may be required by Applicable Law or established by the board of directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the board of directors and set forth in the award agreement evidencing such award.

Performance Criteria: Under the 2022 Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. Each performance award shall entitle the participant to a payment in cash or Class B Ordinary Shares upon the attainment of Performance Criteria and other terms and conditions specified by the board of directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the board of directors on the basis of such further consideration as the board of directors in its sole discretion shall determine. The board of directors may, in its discretion, substitute actual Class B Ordinary Shares for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Shares and Awards in Lieu of Obligations. The board of directors may grant Class B Ordinary Shares to any eligible recipient as a bonus, or to grant Class B Ordinary Shares or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of Class B Ordinary Shares or other awards are exempt from liability under Section 16(b) of the Exchange Act. Class B Ordinary Shares or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as share splits, share dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board of directors also has the authority to alter or amend the 2022 Plan or any outstanding award or may terminate the 2022 Plan as to further grants, provided that no amendment will, without the approval of our shareholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2022 Plan, change the persons eligible for awards under the 2022 Plan, extend the time within which awards may be made, or amend the provisions of the 2022 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2022 Plan can be made without the consent of the holder of such award.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of a class of our voting securities. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

	Ordinary Shares Beneficially Owned Prior to this Offering (1)						Ordinary Shares Beneficially Owned After this Offering (2)
Name of Beneficial Owner	Class A Ordinary Shares	Percent of Class A Ordinary Shares (%)	Class B Ordinary Shares		Percent of Class B Ordinary Shares (%)	Total Voting Power (3) (%)	Class A Ordinary Shares	Percent of Class A Ordinary Shares (%)	Class B Ordinary Shares	Percent of Class B Ordinary Shares (%)	Total Voting Power (3) (%)
Sergio Carlo Scalpelli, Chief Executive Officer and Director (4)	-	-	200,000	(5)	9.1	*	-	-	200,000(5)	5.4	*
Alessandro Aleotti, Chief Strategy Officer and Director (6)	2,550,000	33.1	100,000		4.5	32.3	2,550,000	33.1	100,000	2.7	31.6
Amedeo Montonati, Chief Financial Officer	-	-	-		-	-	-	-	-	-	-
Daniel Joseph McClory, Executive Chairman and Director (7)	2,300,000	29.9	-		-	29.0	2,300,000	29.9	-	-	28.5
Alberto Libanori, Director (8)	-	-	50,000		2.3	*	-	-	50,000	1.3	*
Christopher Paul Gardner, Director Nominee (9)	-	-	150,000		6.8	*	-	-	150,000	4.0	*
Pietro Bersani, Director Nominee (10)	-	-	50,000		2.3	*	-	-	50,000	1.3	*
Goran Pandev, Director Nominee (11)	-	-	50,000		2.3	*	-	-	50,000	1.3	*
All directors and executive officers as a group (5 persons) (12)	4,850,000	63.0	250,000		11.3	61.5	4,850,000	63.0	500,000	13.5	60.7
KAP Global Holding Limited (13)	-	-	100,000		4.5	*	-	-	100,000	2.7	*
Niteroi Spa (14)	2,500,000	32.5	-		-	31.6	2,500,000	32.5	-	-	31.0
Pinehurst Partners LLC (15)	2,250,000	29.2	-		-	28.4	2,250,000	29.2	-	-	27.9
Grant McClory	-	-	250,000		11.3	*	-	-	-	-	-
Lucia Giovannetti	-	-	200,000		9.1	*	-	-	-	-	-
BaseStones, Inc. (16)	-	-	220,000		10.0	*	-	-	-	-	-
Keith C. Moore	-	-	150,000	(17)	6.8	*	-	-	-	-	-
Oleta Investments, LLC (18)	-	-	255,000		11.6	*	-	-	-	-	-
Chris Etherington	-	-	280,000	(19)	12.7	*	-	-	-	-	-
Piuma, LLC (20)	-	-	175,000		7.9	*	-	-	-	-	-

*	Less than 1%

(1)	Based on 7,700,000 Class A Ordinary Shares and 2,205,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

(2)	Based on 7,700,000 Class A Ordinary Shares and 3,705,000 Class B Ordinary Shares issued and outstanding after this offering, assuming no exercise of the over-allotment option by the underwriters. Immediately after the consummation of this offering, we will file a Registration Statement on Form S-8 with the SEC to register Class B Ordinary Shares and restricted shares that were issued or that we plan to issue to certain of our employees, consultants, officers and directors pursuant to the Equity Incentive Plan. See “Business—Our Corporate History and Structure” and “Management—Equity Incentive Plan”.

(3)	The holders of Class A Ordinary Shares are entitled to ten (10) votes for each share of Class A Ordinary Shares held of record, and the holders of Class B Ordinary Shares are entitled to one (1) vote for each share of Class B Ordinary Shares held of record, on all matters submitted to a vote of the shareholders. A total of 9,905,000 ordinary shares representing total voting power of 79,205,000 votes are outstanding as of the date of this prospectus.

(4)	Under the consulting agreement between Sergio Carlo Scalpelli and the Company, Mr. Scalpelli will be granted a share option, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares, which will vest over a three (3) year period at a rate of 1/3 per year following the effectiveness of his share option agreement upon the effectiveness of the registration statement of which this prospectus forms a part.

(5)	Consists of (i) 100,000 Class B Ordinary Shares held by Sergio Carlo Scalpelli; and (ii) 100,000 Class B Ordinary Shares held by KAP Global Holding Limited, which are considered to be beneficially owned by Mr. Scalpelli.

(6)	The 100,000 Class B Ordinary Shares held by KAP Global Holding Limited are considered to be beneficially owned by Alessandro Aleotti.

(7)	The 2,250,000 Class A Ordinary Shares held by Pinehurst Partners LLC are considered to be beneficially owned by Daniel Joseph McClory.

(8)	Under the independent director agreement between Alberto Libanori and the Company, Dr. Libanori will be granted a share option, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares, which will vest over a three (3) year period at a rate of 1/3 per year following the effectiveness of his independent director agreement upon the effectiveness of the registration statement of which this prospectus forms a part.

(9)	Under the independent director agreement between Christopher Paul Gardner and the Company, Mr. Gardner will be granted a share option, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares, which will vest over a three (3) year period at a rate of 1/3 per year following the effectiveness of his independent director agreement upon the effectiveness of the registration statement of which this prospectus forms a part.

(10)	Under the independent director agreement between Pietro Bersani and the Company, Mr. Bersani will be granted a share option, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares, which will vest over a three (3) year period at a rate of 1/3 per year following the effectiveness of his independent director agreement upon the effectiveness of the registration statement of which this prospectus forms a part.

(11)	Under the independent director agreement between Goran Pandev and the Company, Mr. Pandev will be granted a share option, with an exercise price equal to $2.00, to purchase 50,000 Class B Ordinary Shares, which will vest over a three (3) year period at a rate of 1/3 per year following the effectiveness of his independent director agreement upon the effectiveness of the registration statement of which this prospectus forms a part.

(12)	The number of executive officers and directors will increase to 8 persons upon the consummation of this initial public offering.

(13)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, a former director of Brera Holdings, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and a director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong, China.

(14)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s business address is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(15)	Pinehurst Partners LLC is a Colorado limited liability company. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and Director. Daniel Joseph McClory is deemed to beneficially own the Class A Ordinary Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301, United States.

(16)	BaseStones, Inc. is a Nevada corporation. BaseStones, Inc.’s president is Mohammad Ansari. Mohammad Ansari is deemed to beneficially own the Class B Ordinary Shares owned by BaseStones, Inc. and has sole voting and dispositive powers over its shares. BaseStones, Inc.’s business address is 1901 Avenue of the Stars, #200, Los Angeles, CA 90067, United States.

(17)	Consists of (i) 100,000 Class B Ordinary Shares held by Latigo Partners, LLC; and (ii) 50,000 Class B Ordinary Shares held by Keith C Moore Consulting, Inc., both of which are beneficially owned by Mr. Moore who has sole voting and dispositive power over them.

(18)	Oleta Investments, LLC is a Nevada limited liability company. Oleta Investments, LLC’s managing member is Chris Etherington. Chris Etherington is deemed to beneficially own the Class B Ordinary Shares owned by Oleta Investments, LLC and has sole voting and dispositive powers over its shares. Oleta Investments, LLC’s business address is 48 Iron Trail, Ladera Ranch, CA, 92694, United States.

(19)	Consists of (i) 25,000 Class B Ordinary Shares held by Chris Etherington; and (ii) 255,000 Class B Ordinary Shares held by Oleta Investments, LLC, of which Mr. Etherington has sole voting and dispositive power.

(20)	Piuma, LLC is New York limited liability company. Piuma, LLC’s managing member is Massimo Ferragamo. Massimo Ferragamo is deemed to beneficially own the Class B Ordinary Shares owned by Piuma, LLC and has sole voting and dispositive powers over its shares. Piuma, LLC’s business address is 663 5th Avenue, 4th floor, New York, NY 10022, United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management,” the following is a description of the material terms of those transactions with related parties to which we are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

Corporate Reorganization

On July 18, 2022, we entered into a preliminary agreement for the purchase of all the shares of Brera Milano with Marco Sala, a former director of Brera Holdings, Stefano Locatelli, Alessandro Aleotti, our Chief Strategy Officer and director, Christian Rocca, Sergio Carlo Scalpelli, our Chief Executive Officer and director, and MAX SRL, for a total of €25,000. In connection with this transaction, we paid Mr. Sala, our director, €5,000 for 20% of the share capital of Brera Milano; and we paid Mr. Aleotti €4,000 for 16% of the share capital of Brera Milano. Under this agreement, we also agreed to contribute €253,821 upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, to restore Brera Milano’s share capital due to a €253,821 liability indicated by its financial statements. On July 29, 2022, we executed the final deed of share transfer, paid €253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. As a result, the share transfer became effective under Italian law, and Brera Milano became our wholly-owned subsidiary.

On July 13, 2022, our subsidiary Brera Milano entered into a private deed with Alessandro Aleotti and Leonardo Aleotti in which Brera Milano agreed to purchase the trademarks “Brera” and “FENIX Trophy” for the cost of the trademarks’ registration.

On July 13, 2022, Brera Milano entered into a private deed with FCD Brera in which Brera Milano granted a non-exclusive license to FCD Brera to use the trademarks “Brera” and “FENIX Trophy” in connection with its football activities. Under the agreement, FCD Brera agreed to carry out certain requested sports activities relating to the trademarks in exchange for fees to be agreed between the parties. Costs attributable to the sports activities relating to the trademarks will be borne by FCD Brera, and revenues attributable to such activities will be recognized by Brera Milano. If appropriate fees cannot be agreed to in exchange for the requested sports activities, Brera Milano may decline to carry out the activities. Any costs that are sustained by FCD Brera in carrying out agreed-to sports activities in the manner requested by Brera Milano may be expensed to Brera Milano for reimbursement. FCD Brera may otherwise continue to operate independently of Brera Milano and the Company.

Sales of Securities

Founder Share Issuances

On July 14, 2022, we issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares in connection with the incorporation of Brera Holdings Limited, at an issue price of $0.005 per share, for a total consideration of $41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Ordinary Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our ordinary shares.

Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Aggregate Purchase Price Paid
Daniel Joseph McClory, Executive Chairman and Director	2,500,000	-	$12,500
Niteroi Spa(1)	2,500,000	-	$12,500
Alessandro Aleotti, Chief Strategy Officer and Director	2,500,000	-	$12,500
Leonardo Aleotti(2)	250,000	-	$1,250
Marco Sala, former Director	350,000	-	$1,750
KAP Global Holding Limited(3)	-	100,000	$500

(1)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s corporate office is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(2)	Leonardo Aleotti is the adult son of Alessandro Aleotti, our Chief Strategy Officer and a director.

(3)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, a former director of Brera Holdings, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong.

Surrendered Founder Shares and Related Share Issuances

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and we issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for $11,250, $1,000 and $250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of $250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for $1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for $500 and $250, respectively.

Under our constitution, we are authorized to issue two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares, and any number of classes of preferred shares. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Ordinary Shares are entitled to one vote on any such matter. Class A Ordinary Shares are convertible to Class B Ordinary Shares as follows: (i) at the option of the holder of Class A Ordinary Shares without the payment of additional consideration or (ii) automatically upon the transfer of Class A Ordinary Shares, except that the transfer of Class A Ordinary Shares to another holder of Class A Ordinary Shares will not result in such automatic conversion. Class B Ordinary Shares are not convertible. Other than as to voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally.

As a result of the above share issuances and surrenders, our founders, some of whom are, or are beneficially owned by, our officers and directors, own 7,700,000 Class A Ordinary Shares, which amounts to 77,000,000 votes out of a total of 79,205,000 votes held by our outstanding ordinary shares.

Private Placements

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, we conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,505,000 Class B Ordinary Shares at $1.00 per share for a total of $1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $15,050, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

Capital Increase Agreements

On July 18, 2022, we entered into a preliminary agreement for the purchase of all the shares of Brera Milano with Marco Sala, a former director of Brera Holdings, Stefano Locatelli, Alessandro Aleotti, our Chief Strategy Officer and director, Christian Rocca, Sergio Carlo Scalpelli, our Chief Executive Officer and a director, and MAX SRL. We also agreed to contribute €253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a €253,821 liability indicated by its financial statements. On July 29, 2022, we executed the final deed of share transfer, paid €253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. As a result, the share transfer became effective under Italian law, and Brera Milano became our wholly-owned subsidiary.

Indemnification Agreements

To the fullest extent permitted by Irish law, our constitution will confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its constitution or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act.

Our constitution will also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, we intend to enter into agreements to indemnify our directors and our executive officers to the maximum extent allowed under applicable law. These agreements, among other things, will provide that we will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or executive officer.

Other Agreements

From March 2016 to May 2022, we engaged SWG S.p.A., or SWG, to provide certain polling services, free of charge, and without agreements in writing. SWG is beneficially owned by Adrio Maria de Carolis, a beneficial owner of approximately 30.9% of our Class A Ordinary Shares and a former director of Brera Holdings.

For the year ending December 31, 2021, we had other receivables owed to Stefano Locatelli in the amount of €1,334 and to each of Alessandro Aleotti, our Chief Strategy Officer and director, Marco Sala, a former director of Brera Holdings, Sergio Carlo Scalpelli, our Chief Executive Officer and director, and Christian Rocca in the amount of €333, deposits and prepayments owed to MAX SRL and Stefano Locatelli in the amounts of €14,545 and €14,000, respectively, trade payables owed to MAX SRL and Brera Calcio AS in the amounts of €6,112 and €36,600, respectively and we had a loan from Mr. Scalpelli in the amount of €20,000.

For the year ending December 31, 2020, we had trade payables owed to each of MAX SRL and Stefano Locatelli in the amount of €6,000.

On August 16, 2022, we signed a sponsorship agreement with Fudbalski Klub Akademija Pandev, or Akademija Pandev, wherein we contributed €70,000 to Akademija Pandev in exchange for their use of the Brera trademarks during the 2022-23 football season. Goran Pandev, our director nominee, is the founder and owner of Akademija Pandev, a North Macedonian football club founded in 2010, that plays in the Macedonian First League. For the entirety of 2022-23 season, Akademija Pandev will provide Brera brand awareness and will use our trademarks on their game shirts, on their wall poster campaign in the city of Strumica, on their banners, including those used in the sports center of Goran Pandev, as well as a mutually agreed upon joint communication both to the Macedonian press and on the club’s official media channels. The sponsorship agreement is non-exclusive and does not automatically renew. On November 25, 2022, we entered into an extension to the sponsorship agreement in which we agreed to extend the term of the sponsorship agreement to December 31, 2023, and to pay Akademija Pandev an additional €30,000.

Under a Private Agreement between the Company and Marco Sala, a former director of Brera Holdings, dated November 30, 2022, we agreed that Mr. Sala would resign as sole director of Brera Milano, forfeit accrued and unpaid emoluments as sole director in the amount of approximately €43,000, forfeit an indemnity of €11,000 due by way of severance, that the Company would pay Mr. Sala the total and all-inclusive amount of €43,000, and that with fulfillment of such payment obligation, an agreement and acknowledgement by Mr. Sala that he expects nothing else from Brera Milano, and that, with fulfillment of Mr. Sala’s commitments to resign and make the forfeitures described above, the Company recognizes Mr. Sala’s discharge for work carried out during his tenure as sole director of Brera Milano. On November 30, 2022, Mr. Sala resigned as sole director of Brera Milano. On the same date, Brera Milano appointed Dr. Francesca Duva as new sole director of Brera Milano and granted Dr. Duva an annual emolument of €30,000.

Related Party Transaction Policy

Pursuant to our related party transaction policy, any related party transaction must be approved or ratified by our board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related party, our board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related party’s direct or indirect interest and the actual or apparent conflict of interest of the related party. Our board of directors or the designated committee will not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.

DESCRIPTION OF SHARE CAPITAL AND CONSTITUTION

General

The following is a description of the material terms of our share capital as set forth in our constitution, and as amended in connection with this offering, and certain related sections of the Irish Companies Act. For more detailed information, please see our constitution in the form attached as Exhibit 3.2 to the registration statement of which this prospectus forms a part.

We were incorporated pursuant to the laws of Ireland as Brera Holdings Limited, a private company limited by shares, on June 30, 2022, to become the holding company for Brera Milano, which we acquired on July 29, 2022. Brera Holdings Limited re-registered as a public limited company and was renamed as Brera Holdings PLC on October 27, 2022. See the section above titled “Corporate Reorganization” for more information.

We are registered with the Companies Registration Office in Ireland under company registration number 721923 and our registered office is at Connaught House, 5th Floor, One Burlington Road, Dublin 4, DO4 C5Y6, Ireland.

As part of our Corporate Reorganization, certain resolutions have been passed by our shareholders prior to the completion of this offering, including the adoption of a new constitution. See “Key Provisions of our Post-IPO Constitution” below.

The authorized share capital of the Company currently consists of 350,000,000 shares, consisting of (i) 300,000,000 shares of ordinary shares, with a nominal value of $0.005 per share, of which 50,000,000 shares are designated Class A Ordinary Shares, nominal value $0.005 per share, and 250,000,000 shares are designated Class B Ordinary Shares, nominal value $0.005 per share, and (ii) 50,000,000 shares of preferred shares, with a nominal value of $0.005 per share.

As of the date of this prospectus, we have 7,700,000 Class A Ordinary Shares, 2,205,000 Class B Ordinary Shares, and no shares of preferred shares issued and outstanding.

Share Capital

Ordinary Shares

Under our constitution, the holders of Class A Ordinary Shares will be entitled to ten (10) votes for each Class A Ordinary Share held of record and the holders of Class B Ordinary Shares are entitled to one (1) vote for each Class B Ordinary Share held of record on all matters submitted to a vote of the shareholders. Subject to the prior rights of the holders of our preferred shares, the holders of our ordinary shares will be entitled to receive dividends as and when recommended and declared by our board of directors or declared by our shareholders. See “Dividend Policy.” Subject to the rights of the holders of our preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our ordinary shares will be entitled to share pro rata in the distribution of the balance of our assets. Holders of ordinary shares have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our ordinary shares. There will be no provision in our constitution requiring holders of ordinary shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares that we may designate in the future.

Preferred Shares

Under our constitution, we will be authorized to issue, without shareholder approval, up to 50,000,000 preferred shares, issuable in one or more series, and, subject to the provisions of the Irish Companies Act, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine and as further set out in the constitution, and such rights and privileges, including dividend and voting rights, may be superior to those of the ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our ordinary shares and the voting and other rights of the holders of ordinary shares. We have no current plans to issue any preferred shares.

Representative’s Warrants

Upon the closing of this offering, there will be up to 120,750 Class B Ordinary Shares issuable upon exercise of the representative’s warrants. See “Underwriting—Representative’s Warrants” below for a description of the representative’s warrants.

Share Options

On October 26, 2022, we adopted the Brera Holdings Limited 2022 Equity Incentive Plan, or the 2022 Plan. The purpose of the 2022 Plan is to grant restricted share and share options to our officers, employees, directors, advisors and consultants. The maximum number of Class B Ordinary Shares that may be issued pursuant to awards granted under the 2022 Plan will be 2,000,000 shares. Cancelled and forfeited share options and share awards may again become available for grant under the 2022 Plan. We have been advised that from an Irish tax perspective, each option should not be longer than 7 years in duration as under Irish income tax rules, the holder of an option that is of duration of more than 7 years is immediately subject to income tax. The 2022 Plan will expire on October 26, 2032. For further information, please see “Management—Equity Incentive Plan”.

Issuance of Shares

We have the authority, pursuant to our constitution, to increase or reduce our authorized but unissued share capital by ordinary resolution (unless otherwise determined by the Board) by creating additional shares of any class or series. An ordinary resolution of our company requires more than 50% of the votes cast at the shareholder meeting by shareholders entitled to vote at that meeting. As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the constitution of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our constitution authorizes our board of directors to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval for a period of five years from the date of adoption of our constitution in the form attached as Exhibit 3.2 to the registration statement of which this prospectus forms a part. We expect that we will seek to renew such general authority at an annual general meeting before the end of that five-year period.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of our shareholders when our ordinary shares are issued for cash. However, we will opt out of these pre-emption rights in our constitution as permitted under Irish law. This opt-out may be renewed every five years under Irish law by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast by our shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting within five years from the date on which our constitution is adopted in substantially the form attached as an exhibit to the registration statement of which this prospectus forms a part. If the opt-out expires and is not renewed, ordinary shares issued for cash must be offered to our pre-existing ordinary shareholders pro rata based on their existing shareholding before the ordinary shares can be issued to any new shareholders or pre-existing shareholders in an amount greater than their pro rata entitlements. The statutory pre-emption rights:

●	generally do not apply where shares are issued for non-cash consideration;

●	do not apply to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

●	do not apply to the issuance of shares pursuant to certain employee compensation plans.

Our constitution provides that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the constitution. We will be subject to the rules of Nasdaq that require shareholder approval of certain equity plans and share issuances. Our board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share-based grant must be paid pursuant to the Irish Companies Act.

Share Repurchases and Redemptions

Overview

Our constitution will provide that any ordinary share we agree to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by us may technically be effected as a redemption of those ordinary shares as described below under “Repurchases and Redemptions.” If our constitution did not contain such provisions, repurchases by us would be subject to many of the same rules that apply to purchases of our ordinary shares by subsidiaries described below under “Purchases by Subsidiaries,” including the shareholder approval requirements described below. Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our ordinary shares, we are referring to the redemption of ordinary shares by us pursuant to the constitution or the purchase of our ordinary shares by a subsidiary of the Company, in each case in accordance with our constitution and Irish law as described below.

Repurchases and Redemptions

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described below under “Dividends”) or the proceeds of a new issue of shares for that purpose. The redemption of redeemable shares may only be made by a public limited company where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the company. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem our ordinary shares.

The board of directors will also be entitled to issue other classes or series of shares that may be redeemed at the option of either us or the shareholder, depending on the terms of such shares. See the section above titled “—Share Capital.” Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase our ordinary shares. A general authority of our shareholders is required to allow a subsidiary of ours to make on-market purchases of our ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of our ordinary shares is required. We may elect to seek such general authority, which must expire no later than 18 months after the date on which it was granted, at our annual general meetings. For an off-market purchase by our subsidiary, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution approving the contract is to be proposed, the purchase contract must be on display or must be available for inspection by shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company, less accumulated realized losses of the company on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of a company are not less than the aggregate of a company’s called up share capital plus undistributable reserves and the distribution does not reduce the company’s net assets below such aggregate. Undistributable reserves include a company’s undenominated capital (effectively its share premium and capital redemption reserve) and the amount by which the company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not a company has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of the company. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of the company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. These “relevant financial statements” must be filed in the Companies Registration Office (the official public registry for companies in Ireland). Our constitution authorizes the board of directors to declare such dividends as appear justified from the profits of the company without the approval of the shareholders. The board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. Our dividends can be declared and paid in the form of cash or non-cash assets, subject to applicable law. Our board of directors may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to the Company in respect of ordinary shares of the Company. Our board of directors is also authorized to issue shares in the future with preferred rights to participate in dividends declared by the Company. The holders of such preference shares may, depending on their terms, rank senior to the holders of the ordinary shares of the Company with respect to dividends. We do not anticipate paying any cash dividends in the foreseeable future.

For information about the Irish tax considerations relating to dividend payments, see the section titled “Material United States and Irish Income Tax Considerations—Irish Tax Considerations.”

Bonus Shares

Under our constitution, our board of directors may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account or other of our undistributable reserves for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our constitution will provide that we will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the Company, whether presently due or not, payable in respect of such share. Subject to the terms of the allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the constitution of an Irish company limited by shares such as the Company and will only be applicable to shares of the Company that have not been fully paid up.

Consolidation and Division; Subdivision

Under our constitution, we may, by ordinary resolution (unless the board of directors determines otherwise), divide any or all of our share capital into shares of smaller nominal value than its existing shares (often referred to as a share split) or consolidate any or all of our share capital into shares of larger nominal value than its existing shares (often referred to as a reverse share split).

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized but unissued share capital. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce our issued share capital, and any undenominated share capital.

History of Securities Issuances

In the past three years, we have issued the following securities.

Sales of Securities

Founder Share Issuances

On July 14, 2022, we issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares in connection with the incorporation of Brera Holdings Limited, at an issue price of $0.005 per share, for a total consideration of $41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Ordinary Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our ordinary shares.

Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Aggregate Purchase Price Paid
Daniel Joseph McClory, Executive Chairman and Director	2,500,000	-	$12,500
Niteroi Spa(1)	2,500,000	-	$12,500
Alessandro Aleotti, Chief Strategy Officer and Director	2,500,000	-	$12,500
Leonardo Aleotti(2)	250,000	-	$1,250
Marco Sala, former Director	350,000	-	$1,750
KAP Global Holding Limited(3)	-	100,000	$500

(1)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s corporate office is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(2)	Leonardo Aleotti is the adult son of Alessandro Aleotti, our Chief Strategy Officer and a director.

(3)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and a director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong.

Surrendered Founder Shares and Related Share Issuances

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and we issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for $11,250, $1,000 and $250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of $250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for $1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for $500 and $250, respectively.

Private Placements

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, we conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,505,000 Class B Ordinary Shares at $1.00 per share for a total of $1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $15,050, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

Limitation of Liability and Indemnification of Directors and Officers

To the fullest extent permitted by Irish law, our constitution will contain indemnification for the benefit of our directors, company secretary and executive officers. However, as to our directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its constitution or any contract between the company and the director or company secretary. This restriction does not apply to our executive officers who are not directors, our company secretary or other persons who would not be considered “officers” within the meaning of the Irish Companies Act.

We will be permitted under the constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents. In order to attract and retain qualified directors and officers, we expect to purchase and maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

We intend to enter into indemnification agreements with our directors and our executive officers which will provide, among other things, that we will indemnify our directors and executive officers to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of our directors and executive officers actions in the exercise of their duties as a director or officer; provided that, we shall not indemnify such individuals if, among other things, they did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or penal action, the individuals did not have reasonable grounds for believing that their conduct was lawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control the Company, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Other Important Provisions in Our Post-IPO Constitution

The following is a summary of certain important provisions of our constitution, as it will be in force on completion of the offering. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our constitution. For further information, please refer to the full version of our constitution, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Directors

Interested Transactions

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the applicable Irish company are required to declare the nature of their interest at a meeting of the board of directors of the applicable Irish company. An Irish company is required to maintain a register of declared interests, which must be available for shareholder inspection.

Our constitution provides that an interested director may vote on a resolution concerning a matter in which he or she has declared an interest.

Remuneration of Directors

Under the constitution, the board of directors are authorized to set the remuneration of the directors. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors.

Age Limit Requirement

Under the Irish Companies Act, our directors must be at last eighteen (18) years of age but it does not impose any mandatory age-related retirement or non-retirement requirement for our directors.

Share Ownership

A director is not required to hold any shares in our company to qualify to serve as a director.

Quorum

Under our constitution, the quorum for the transaction of business at a meeting of our board of directors is a majority of the directors in office.

Borrowing Powers

Subject to our constitution and the Irish Companies Act, our board of directors may exercise all of our powers to: (i) borrow money; (ii) indemnify and guarantee; (iii) mortgage or charge; (iv) create and issue debentures and other securities; and (v) give security either outright or as collateral security for any of our debt, liability or obligation or any of a third party.

Action Necessary to Change the Rights of Holders of Our Shares

Where our shares are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

The provisions of our constitution relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by us of our own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

General Meetings

We will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end.

Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our constitution will provide for a minimum notice period for an annual general meeting of 21 days, which is the minimum permitted under Irish law.

Generally speaking, the only matters which must, as a matter of Irish law, be transacted at an annual general meeting are (i) the presentation of the annual statutory financial statements, balance sheet and reports of the directors and auditors, (ii) the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same) and (iii) the review by the members of the company’s affairs. If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office. Under our constitution, each director will be required to retire from office at each annual general meeting and shall be eligible for reelection.

As provided under Irish law, extraordinary general meetings may be convened (i) by our board of directors, (ii) by request of our shareholders holding not less than 10% of our paid up share capital carrying voting rights for so long as our shares are not admitted to trading on a regulated market in any member state of the European Union, (iii) by request of our statutory auditor in connection with its resignation or (iv) in exceptional cases, by court order.

At least 21 days’ notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our constitution. The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors will have 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, the directors must convene an extraordinary general meeting of shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for Shareholder Meetings

Under our constitution, the presence, in person or by proxy, of one or more shareholders holding not less than a majority of our issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting.

Record Dates

Our constitution provides that the board may fix in advance a date as the record date (i) for any such determination of members entitled to notice of or to vote at a meeting of the members, which record date shall not be more than eighty (80) days before the date of such meeting, and (ii) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not be more than eighty (80) days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

If no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under our constitution will be the record date for such determination of members.

Shareholder Proposals

Under Irish law, there is no general right for a shareholder to put items on the agenda of an annual general meeting of a U.S.-listed company, other than as set out in the constitution of a company. Under our constitution, in addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our corporate secretary in a timely manner as prescribed in the constitution.

For nominations to the board, the notice must include all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting and a discussion of any material interest of the shareholder in the business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the shareholder and the shareholder’s holdings of our ordinary shares. The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in our constitution), and if any proposed business is not in compliance with these provisions, to declare that such defective proposal shall be disregarded.

Director Nominations

The Irish Companies Act provides for a minimum of two directors. Our constitution will provide that the number of directors will be not less than two and not more than twelve. The authorized number of directors within the prescribed range will be determined solely by our board of directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by the board of directors.

Under our constitution, our board of directors has the authority to appoint directors to the board either to fill a vacancy or as an additional director. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum. If there is an insufficient number of directors to constitute a quorum, the board may nonetheless act to fill such vacancies or call a general meeting of the shareholders. Under our constitution, if the board fills a vacancy, the director will hold this position as a director for a term that will coincide with the remaining term of the relevant class of director. If there is an appointment to fill a casual vacancy or an addition to the board, the total number of directors shall not at any time exceed the number of directors from time to time fixed by the board in accordance with our constitution.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure; there is no directly relevant case law on this issue. We do not currently have a rights plan in place.

Our constitution expressly authorizes our board of directors to adopt a shareholder rights plan, subject to applicable law, including the Irish Takeover Rules and Substantial Acquisition Rules described below and the requirement for shareholder authorization for the issue of shares described above.

Subject to the Irish Takeover Rules described above, our board of directors also has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in the best interests of the Company. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Listing

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “BREA”. The closing of this offering is contingent upon such listing.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in the United States is Equiniti Trust Company, 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120. Its telephone number is (800) 689-8788.

MATERIAL DIFFERENCES BETWEEN IRISH LAW AND DELAWARE GENERAL CORPORATION LAW

Our corporate affairs will be governed by our constitution and applicable Irish law, including the Irish Companies Act. Irish laws differ from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between Irish law and the Delaware General Corporation Law, or DGCL. This summary is qualified in its entirety by reference to the DGCL, the Irish laws and our governing corporate instruments. Before investing, you should consult your legal advisor regarding the impact of Irish corporate law on your specific circumstances and reasons for investing.

Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

The Irish Companies Act provides for a minimum of two directors. Our constitution will provide that the number of directors will be not less than two and not more than twelve. The authorized number of directors within the prescribed range will be determined solely by our board of directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by the board of directors.

Director Qualifications

Delaware law does not have director residency requirements comparable to those of the Irish Companies Act. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the Irish Companies Act, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the Irish Companies Act to become, act or continue to act as a director. The Irish Companies Act provides that the following persons are disqualified from being a director of a corporation: (i) anyone who is less than 18 years of age; (ii) a person who is not an individual; and (iii) a person who has the status of a bankrupt. Further, the Irish Companies Act provides that at least one of the directors of the company must be resident in a state in the European Economic Area, or EEA state, and if not, a bond is required to be put in place under section 137 of the Irish Companies Act.

Vacancies on the Board of Directors

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with our constitution as the maximum number of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. A director retiring at a meeting shall retain office until the close or adjournment of the meeting.

Transactions with Directors and Officers

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the applicable Irish company are required to declare the nature of their interest at a meeting of the board of directors of the applicable Irish company. An Irish company is required to maintain a register of declared interests, which must be available for shareholder inspection.

Our constitution provides that an interested director may vote on a resolution concerning a matter in which he or she has declared an interest

Limitation on Liability of Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability: (i) for breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

To the fullest extent permitted by Irish law, our constitution will contain indemnification for the benefit of our directors, company secretary and executive officers. However, as to our directors and company secretary, this indemnity will be limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its constitution or any contract between the company and the director or company secretary. This restriction will not apply to our executive officers who are not directors, our company secretary or other persons who would not be considered “officers” within the meaning of the Irish Companies Act.

We will be permitted under our constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents. In order to attract and retain qualified directors and officers, we expect to purchase and maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

Call and Notice of Shareholder Meetings

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

At least 21 days’ notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our constitution. The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, our board of directors will have 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

Shareholder Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the Irish Companies Act and the constitution, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Shareholder Proxy

Under the DGCL, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in accordance with our constitution. Our constitution permits the appointment of proxies by our shareholders to be notified to us electronically, when permitted by our directors.

Amendment of Governing Instrument

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Irish law requires a special resolution of our shareholders (approval by not less than 75% of the votes cast at a general meeting of our shareholders) to approve any amendments to our constitution.

Votes on Mergers, Consolidations and Sales of Assets

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Pursuant to Irish law, shareholder approval in connection with a transaction involving the Company would be required under the following circumstances:

(i)	in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

(ii)	in connection with an acquisition of the Company by way of a merger with an EU company under the EU Cross-Border Mergers Directive 2017/1132, approval by a special resolution of the shareholders would be required; and

(iii)	in connection with a merger with an Irish company under the Irish Companies Act, approval by a special resolution of shareholders would be required.

Dissenter’s Rights of Appraisal

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If we are being merged as the transferor company with another EEA company under the European Communities (Cross-Border Merger) Regulations 2008 (as amended) or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders, may be entitled to require that the successor company acquire its shares for cash.

Preemptive Rights

Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right. However, we have opted out of these preemption rights in our constitution as permitted under Irish law. Because Irish law permits this opt-out to last for a maximum of five years, our constitution provides that this opt-out will lapse five years after the adoption of our constitution. Such opt-out may be renewed by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast at a general meeting of our shareholders. If the opt-out is not renewed, shares issued for cash must be offered to our preexisting shareholders pro rata before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for noncash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

Shareholder Derivative Actions

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under Irish law, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company.

The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go unredressed.

The principal case law under Irish law indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i)	where an ultra vires or illegal act is perpetrated;

(ii)	where more than a bare majority is required to ratify the “wrong” complained of;

(iii)	where the shareholders’ personal rights are infringed;

(iv)	where a fraud has been perpetrated upon a minority by those in control; or

(v)	where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong.

Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Takeover Rules and Substantial Acquisition Rules

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, and will be regulated by the Irish Takeover Panel. The general principles of the Irish Takeover Rules, or the General Principles, and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(i)	in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(ii)	the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the Board of Directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

(iii)	a target company’s Board of Directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(iv)	false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(v)	a bidder can only announce an offer after ensuring that he or she can fulfill in full the cash consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(vi)	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

(vii)	a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirement

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (1) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (2) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (1), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our shares once our board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (1) the issue of shares, options, restricted share units or convertible securities, (2) material acquisitions or disposals, (3) entering into contracts other than in the ordinary course of business or (4) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our board of directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

(i)	the action is approved by our shareholders at a general meeting; or

(ii)	the Irish Takeover Panel has given its consent, where:

a.	it is satisfied the action would not constitute frustrating action;

b.	our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

c.	the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board of Directors considered the offer to be imminent; or

d.	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Shareholders’ Rights Plan

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan would be subject to the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules. Our constitution allows our board of directors to adopt a shareholder rights plan upon such terms and conditions as our board of directors deems expedient and in the best interests of us, subject to applicable law.

Subject to the Irish Takeover Rules, our board of directors also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preference shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.

Disclosure of Interests in Shares

Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our voting shares, or if as a result of a transaction a shareholder who was interested in 3% or more of our voting shares ceases to be so interested. Where a shareholder is interested in 3% or more of our voting shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Irish Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to the Irish court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

(i)	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

(ii)	no voting rights shall be exercisable in respect of those shares;

(iii)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(iv)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of 1% or more.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our ordinary shares. Future sales of substantial amounts of ordinary shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 3,705,000 Class B Ordinary Shares issued and outstanding, based on the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus. In the event the underwriters exercise the over-allotment option in full, we will have 3,930,000 Class B Ordinary Shares issued and outstanding. The Class B Ordinary Shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued ordinary shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of ordinary shares then outstanding; or

●	1% of the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers, and holders of 10% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 12 months after the date of this prospectus. The underwriters have agreed to waive the lock-up requirement for Class B Ordinary Shares being sold by the selling shareholders named in the Resale Prospectus. See “Underwriting—Company Lock-Up.”

MATERIAL UNITED STATES AND IRISH INCOME TAX CONSIDERATIONS

The following summary contains a description of material Irish and U.S. federal tax consequences of the acquisition, ownership and disposition of our Class B Ordinary Shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ordinary shares in this offering.

Irish Tax Considerations

The following is a summary of the material Irish tax consequences for certain beneficial holders of our Class B Ordinary Shares. The summary is based upon Irish tax laws and the practice of the Revenue Commissioners of Ireland in effect on the date of this prospectus and correspondence with the Revenue Commissioners of Ireland. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive, and holders of our Class B Ordinary Shares should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership, and disposal of our Class B Ordinary Shares. The summary applies only to shareholders who will own our Class B Ordinary Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

A disposal of our Class B Ordinary Shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such Class B Ordinary Shares are used in or for the purposes of a trade carried on by such shareholder in Ireland through a branch or agency or are used or held or acquired for use by or for the purposes of such a branch or agency.

A holder of our Class B Ordinary Shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of our Class B Ordinary Shares during the period in which such individual is non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares in Irish incorporated companies generally is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the buyer or transferee. Irish stamp duty may, depending on the manner in which our Class B Ordinary Shares are held, be payable in respect of transfers of our Class B Ordinary Shares.

Shares held through DTC

It is expected that a transfer of our Class B Ordinary Shares effected by means of the transfer book entry interests in DTC will not be subject to Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

A transfer of our Class B Ordinary Shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Holders of our Class B Ordinary Shares wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

●	there is no change in the beneficial ownership of such shares as a result of the transfer; and

●	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp duty charge on transfers of our Class B Ordinary Shares, any person who wishes to acquire shares of our company should consider acquiring such shares through DTC.

Withholding Tax on Dividends

We do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions made by us will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, or DWT, currently at a rate of 25%.

For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.

General Exemptions

The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident holder of our Class B Ordinary Shares is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:

●	a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (the current list of Relevant Territories for DWT purposes are: Albania, Armenia, Australia, Austria, Bahrain, Belarus, Belgium, Bosnia & Herzegovina, Botswana, Bulgaria, Canada, Chile, China, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Ethiopia, Finland, France, Georgia, Germany, Ghana, Greece, Hong Kong, Hungary, Iceland, India, Israel, Italy, Japan, Kazakhstan, Kenya, Korea, Kosovo, Kuwait, Latvia, Lithuania, Luxembourg, Macedonia, Malaysia, Malta, Mexico, Moldova, Montenegro, Morocco, Netherlands, New Zealand, Norway, Pakistan, Panama, Poland, Portugal, Qatar, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Thailand, The Republic Of Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam and Zambia);

●	a company which is not resident for tax purposes in Ireland but is resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

●	a company, which is not resident for tax purposes in Ireland, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

●	a company, which is not resident for tax purposes in Ireland, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

●	a company, which is not resident for tax purposes in Ireland, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the holder of our Class B Ordinary Shares, where required, the relevant Irish Revenue Commissioners DWT Form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

For non-Irish resident holders of our Class B Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

The holders of our Class B Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT (subject if required to certain administrative obligations being satisfied). If any holders of our Class B Ordinary Shares are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Revenue Commissioners of Ireland.

Income Tax on Dividends Paid on our Class B Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or, in the case of individuals, ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend received from us. An exception to this position may apply where such holder holds our Class B Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.

A holder of our Class B Ordinary Shares that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the holder holds our Class B Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our Class B Ordinary Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our Class B Ordinary Shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee, and (ii) the aggregation of the values of previous taxable gifts and taxable inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. The holders of our Class B Ordinary Shares should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR CLASS B ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES IN IRELAND, INCLUDING RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSAL OF SUCH ORDINARY SHARES.

U.S. Federal Income Taxation Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this prospectus and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and the income tax treaty between Ireland and the United States (the “Treaty”), all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our ordinary shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares. Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2021, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service, or IRS. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2021 taxable year will not be challenged by the IRS and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, that U.S. Holder must generally continue to treat us as a PFIC for all succeeding years during which the U.S. Holder holds our ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently again become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if such U.S. Holder makes a valid “mark-to-market” election for our ordinary shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our ordinary shares will be marketable stock so long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our ordinary shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our ordinary shares.

The tax consequences that would apply if we are or become a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

U.S. persons who are investors in a PFIC are generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the non-dividend portion of the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

As discussed above under “Dividend Policy”, we do not currently expect to make distributions on our ordinary shares. Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, for so long as our ordinary shares are listed on Nasdaq or we are eligible for benefits under the Treaty, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable holding period requirements, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. The amount of a dividend will include any amounts withheld by us in respect of Irish income taxes. The amount of the dividend will be treated as foreign source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars at a later date.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Irish income taxes withheld from dividends on ordinary shares (at a rate not exceeding the rate provided by the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Irish income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Ireland for purposes of, and are eligible for the benefits of, the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “—Passive Foreign Investment Company Consequences”, if the Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our ordinary shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our ordinary shares, including, among others, IRS Form 8938, Statement of Specified Foreign Financial Assets. As described above under “—Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 to acquire our ordinary shares are required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of Ireland. Almost all of our directors and officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because most of our assets, and most of the assets of our directors and officers, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. It also may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Ireland.

In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

●	the judgment must be for a definite sum;

●	the judgment must be final and conclusive; and

●	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural or constitutional justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

Foreign judgments enforced by Irish courts generally will be payable in euros. An Irish court hearing an action to recover an amount in a non-Irish currency will render judgment for the equivalent amount in Irish currency.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

UNDERWRITING

In connection with this offering, we expect to enter an underwriting agreement with Revere Securities, LLC (who we refer to as the representative), as the representative of the underwriters named in this prospectus, with respect to the Class B Ordinary Shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of Class B Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per shares less the underwriting discounts set forth on the cover page of this prospectus, the number of Class B Ordinary Shares listed next to its name in the following table:

Underwriter	Number of Class B Ordinary Shares
Revere Securities, LLC

Total

The Class B Ordinary Shares sold by the underwriters to the public will initially be offered at the initial public offering price range set forth on the cover page of this prospectus. Any Class B Ordinary Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $ per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more Class B Ordinary Shares than the total number set forth in the table above, we have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 225,000 additional Class B Ordinary Shares at the public offering price less the underwriting discount, constituting 15% of the total number of Class B Ordinary Shares to be offered in this offering (excluding shares subject to this option). The representative may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis.  Any Class B Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class B Ordinary Shares that are the subject of this offering.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Exchange Act, as described below:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our Class B Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the representative), based on the assumed initial public offering price of $5.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus:

	Per Share	Total Without Over-Allotment Option	Total With Entire Over-Allotment Option
Public offering price	$5.00	$7,500,000	$8,625,000
Underwriting discounts and commissions (7%)	$0.35	$525,000	$603,750
Non-accountable expense allowance (1%)	$0.05	$75,000	$86,250
Proceeds, before expenses, to us	$4.60	$6,900,000	$7,935,000

We have agreed to pay a non-accountable expense allowance to the representative equal to one percent (1%) of the gross proceeds received at the closing of the offering.

We have agreed to pay the representative the reasonable out-of-pocket expenses incurred by the representative in connection with this offering up to $200,000. The representative’s reimbursable out-of-pocket expenses include but are not limited to: (i) reasonable fees of representative’s legal counsel, (ii) due diligence and other expenses incurred prior to completion of this offering, and (iii) road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses. As of the date of this prospectus, we have not paid the representative any advances for its anticipated out-of-pocket costs. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Representative’s Warrants

We have agreed to issue warrants to the representative to purchase a number of Class B Ordinary Shares equal to seven percent (7%) of the total number of shares sold in this offering at an exercise price equal to 100% of the public offering price of the shares sold in this offering. The representative’s warrants will be exercisable 180 days from the commencement date of sales in this offering, will have a cashless exercise provision and will terminate on the fifth anniversary of the commencement date of sales in this offering. The representative’s warrants will not be exercisable or convertible for more than five years from the commencement date of sales in this offering. The representative’s warrants will provide for immediate “piggyback” registration rights with respect to the registration of the ordinary shares underlying the warrants. The representative’s warrants will also provide for customary anti-dilution provisions for stock dividends, splits, mergers, and any future issuance of ordinary shares or ordinary shares equivalents at prices (or with exercise and/or conversion prices) below the exercise price. The representative’s warrants shall also provide for automatic exercise immediately prior to expiration. The representative’s warrants shall not be callable or cancellable. We are registering the sale of the representative’s warrants and the shares underlying the representative’s warrants in this offering.

The representative’s warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the representative’s warrants nor any of our ordinary shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. The representative’s warrants to be received by the representative and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenue and earnings;

●	the recent prices of, and demand for, shares sold by us prior to this offering;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the representative and the other underwriters may be required to make for these liabilities.

Tail Rights

If the Company consummates any public or private offering, capital raising transaction or other financing of any kind (a “Tail Financing”) during the 12-month period following the completion of the Offering (the “Tail Term”), to the extent any such Tail Financing is provided to the Company, in whole or in part, by investors whom the representative had contacted or introduced to the Company (“Representative Contacts”) during the Tail Term, then the Company shall, in connection with each Tail Financing during the Tail Term, (i) pay to the Representative a cash fee, or as to an underwritten offering an underwriting discount, equal to 7.0% of the aggregate gross proceeds raised from the Representative Contacts (and if a Tail Financing includes an over-allotment option or other additional investment component, 7.0% of the aggregate gross proceeds of such proportional number of Class B Ordinary Shares attributable to Representative Contacts participating in such Tail Financing and sold pursuant to such over-allotment option or other investment component) and (ii) issue to the representative or its designees warrants (“Tail Warrants”) to purchase that number of Class B Ordinary Shares equal to 7.0% of the aggregate number of Class B Ordinary Shares (or Class B Ordinary Share equivalents, if applicable) placed or sold to, or received by, the Representative Contacts (and if a Tail Financing includes an over-allotment option or other additional investment component, Tail Warrants equal to 7.0% of such proportional number of Class B Ordinary Shares attributable to the Representative Contacts participating in such Tail Financing and sold pursuant to such over-allotment option or other investment component). The Tail Warrants shall be in a customary form reasonably acceptable to the representative, have a term of five (5) years, contain cashless exercise provisions and piggyback registration rights, and have an exercise price equal to 100% of the offering price per share (or unit, if applicable) in the applicable Tail Financing and if such offering price is not available, the market price of the common stock or other securities offered on the date a Tail Financing is commenced (the “Tail Offer Price”). If Tail Warrants are issued to investors in a Tail Financing, the Tail Warrants shall have the same terms as the warrants issued to investors in the applicable Tail Financing, except that such Tail Warrants shall have an exercise price equal to 100% of the Tail Offer Price.

Company Lock-Up

We will not, without the prior written consent of the representative, from the date of execution of the Underwriting Agreement and continuing for a period of 12 months from the date on which the trading of our Class B Ordinary Shares commences (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. We will agree not to accelerate the vesting of any option or warrant or the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

Our executive officers and directors and the holders of 10% or more of our outstanding ordinary shares have agreed to a 12 month “lock-up,” during which, without the prior written consent of the representative, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. The underwriters have agreed to waive the lock-up requirement for Class B Ordinary Shares being sold by the selling shareholders named in the Resale Prospectus.

Affiliations

Each underwriter and its respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We do not have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of our company. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, Class B Ordinary Shares may be sold by the representative to securities dealers who resell Class B Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class B Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class B Ordinary Shares, where action for that purpose is required. Accordingly, the Class B Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class B Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$1,956.47
FINRA filing fee	3,163.06
Nasdaq listing fee	50,000.00
Accounting fees and expenses	60,000.00
Legal fees and expenses	500,000.00
Transfer agent fees and expenses	70,000.00
Printing fees and expenses	15,000.00
Miscellaneous	48,965.51
TOTAL	$749,085.04

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Carmel, Milazzo & Feil LLP. The validity of the Class B Ordinary Shares offered in this offering and certain other legal matters as to Irish law will be passed upon for us by Philip Lee LLP, Dublin, Ireland.

EXPERTS

Our consolidated financial statements appearing elsewhere in this prospectus have been audited by TAAD LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of TAAD LLP are located at 20955 Pathfinder Rd, Suite 370, Diamond Bar, CA 91765.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.brerafc.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Brera Holdings PLC (FKA Brera Holdings Limited)

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Brera Holdings PLC (FKA Brera Holdings Limited) (the “Company”), as of December 31, 2021 and 2020, the related consolidated statements of profit or loss, changes in shareholders’ deficit and cash flows for the years then ended, and related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2022

Diamond Bar, CA

August 3, 2022, except for Notes 1, 2, 4, 6, and 15, as to which the date is November 4, 2022.

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Financial Position as at December 31, 2021 and 2020

		As at December 31, 2021	As at December 31, 2020
	Notes	EUR	EUR
ASSETS
Non-current assets
Property, plant and equipment, net	5	14,175	2,277
Right-of-use assets	6	363,412	2,588
		377,587	4,865

Current assets
Trade and other receivables – outside parties	7	121,760	86,177
Trade and other receivables – related parties	7	2,667	-
Deposits and prepayments – outside parties	8	40,649	-
Deposits and prepayments – related parties	8	28,545	-
Cash and cash equivalents	9	26,957	53,372
		220,578	139,549

Total assets		598,165	144,414

SHAREHOLDERS’ DEFICIT AND LIABILITIES
Shareholders’ deficit
Ordinary shares Class A, US$0.005 par value, 50,000,000 Class A ordinary shares authorized, 2,850,000 shares issued and outstanding[1]	15	13,466	13,466
Ordinary shares Class B, US$0.005 par value, 250,000,000 Class B ordinary shares authorized, 100,000 shares issued and outstanding[1]	15	473	473
Subscription receivable		(13,939)	(13,939)
Other reserves	15	25,515	25,243
Accumulated deficit		(279,336)	(192,280)
Total shareholders’ deficit		(253,821)	(167,037)

Non-current liabilities
Non-current lease liabilities	10	295,587	751
Non-current loan payable	11	21,916	25,000
		317,503	25,751

Current liabilities
Trade and other payables – outside parties	12	326,863	230,642
Trade and other payables – related parties	12	42,712	12,000
Loan from a shareholder	13	20,000	-
Current lease liabilities	10	77,520	1,868
Provisions	14	11,000	11,000
Income tax payable		53,304	30,190
Current loan payable	11	3,084	-
		534,483	285,700

Total shareholders’ deficit and liabilities		598,165	144,414

[1]	The share amounts are presented on a retroactive basis.

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Profit or Loss for the Years Ended December 31, 2021 and 2020

		For the year ended December 31, 2021	For the year ended December 31, 2020
	Notes	EUR	EUR

Revenue	16	420,167	214,756

Costs and operating expenses:
Cost of revenue – outside parties	17	(81,588)	(49,546)
Cost of revenue – related parties	17	(29,000)	(25,000)
General and administrative – outside parties	18	(286,669)	(135,217)
General and administrative – related parties	18	(30,000)	(15,000)
Total operating expenses		(427,257)	(224,763)

Operating losses		(7,090)	(10,007)

Other (expenses) income		(47,942)	21,118
Finance costs		(2,693)	(367)
Total other (expenses) income		(50,635)	20,751

(Loss) profit before income taxes		(57,725)	10,744

Provision for income taxes	20	(29,331)	(8,236)
Net (loss) profit		(87,056)	2,508

Basic and diluted weighted average shares outstanding
Class A	21	2,850,000	2,850,000
Class B	21	100,000	100,000

Basic and diluted (loss) earnings per share (in EUR)
Class A		(0.03)	0.00
Class B		(0.03)	0.00

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Changes in Shareholders’ Deficit for the Years Ended December 31, 2021 and 2020

	Class A		Class B					Total
	Ordinary Shares		Ordinary Shares		Subscription	Other	Accumulated	shareholders’
	Shares	Amount	Shares	Amount	Receivable	reserves	deficit	deficit
		EUR		EUR	EUR	EUR	EUR	EUR
Balance as at December 31, 2019	2,850,000	13,466	100,000	473	(13,939)	25,000	(194,788)	(169,788)

Imputed interest	-	-	-	-	-	243	-	243

Profit for the year	-	-	-	-	-	-	2,508	2,508

Balance as at December 31, 2020	2,850,000	13,466	100,000	473	(13,939)	25,243	(192,280)	(167,037)

Imputed interest	-	-	-	-	-	272	-	272

Loss for the year	-	-	-	-	-	-	(87,056)	(87,056)

Balance as at December 31, 2021	2,850,000	13,466	100,000	473	(13,939)	25,515	(279,336)	(253,821)

.

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020

	For the year ended December 31, 2021	For the year ended December 31, 2020
	EUR	EUR

(Loss) profit before income taxes	(57,725)	10,744

Adjustments for:
Depreciation on plant and equipment	4,455	1,185
Depreciation on right-of-use assets	64,426	1,855
Interest expense	2,421	124

Operating profit before working capital changes	13,577	13,908

Change in trade and other receivables	(38,250)	(22,166)
Change in deposits and prepayments	(69,194)	-
Change in trade and other payables	126,933	41,300

Cash generated from operations	33,066	33,042
Tax paid	(6,217)	(4,137)
Net cash generated from operating activities	26,849	28,905

Investing activity
Purchase of plant and equipment	(16,353)	-
Cash used in an investing activity	(16,353)	-

Financing activities
Loan from a shareholder	20,000	-
Repayment of lease liabilities	(54,762)	(1,855)
Interest portion of lease liabilities	(2,234)	(28)
Interest paid on long term borrowing	(187)	(96)
Contributions	272	243
New long term borrowing raised	-	25,000
Net cash (used in) generated from financing activities	(36,911)	23,264

Net (decrease) increase in cash and cash equivalents	(26,415)	52,169
Cash and cash equivalents at beginning of the year	53,372	1,203
Cash and cash equivalents at end of the year	26,957	53,372

Non-cash financing activity

Right-of-use assets obtained in exchange for lease liabilities	425,250	-

Brera Holdings PLC (FKA Brera Holdings Limited)

Notes to the Consolidated Financial Statements for the Years Ended December 31, 2021 and 2020

Note 1 – General information and reorganization transactions

Brera Holdings PLC (FKA Brera Holdings Limited) (“Brera Holdings” or the “Company”), a public company limited by shares, was incorporated in Ireland on June 30, 2022.

The sole subscriber to the incorporation constitution of the Company was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for EUR1.00. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law. On July 13, 2022, an amended constitution was adopted by the Company reflecting an authorized share capital of EUR1.00 and US$1,750,000 divided into 50,000,000 Class A Ordinary Shares, nominal value US$0.005 per share, 250,000,000 Class B Ordinary Shares, nominal value US$0.005 per share, 50,000,000 preferred shares, nominal value US$0.005 per share, and one ordinary share with a nominal value of EUR1.00. On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares.

KAP S.r.l. (“KAP”), an Italian limited liability company (società a responsabilità limitata), was formed on December 20, 2016. KAP will be renamed as Brera Milano Srl (“Brera Milano”) prior to the completion of the Company’s initial public offering.

On July 18, 2022, the Company entered into a preliminary agreement for the purchase of all the shares of Brera Milano with Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL (the “Acquisition”). Pursuant to the terms of the agreement, the Company acquired 100% of equity interest of Brera Milano on July 29, 2022. As a result, Brera Milano became a wholly owned subsidiary of the Company.

The Company also agreed to contribute EUR253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a EUR253,821 liability indicated by its financial statements. On July 29, 2022, the Company executed the final deed of share transfer, paid EUR253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. On the same day, the share transfer became effective under Italian law. As a result, Brera Milano became a wholly-owned subsidiary of the Company.

The Acquisition was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the Acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the Acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

The Company, via its majority-owned operating subsidiary, Brera Milano, is engaged in a range of businesses including football division progression, global football player transfer services, sponsorship services, and football school services and consulting services on football projects.

Note 2 – General principles for the preparation of the consolidated financial statements

(a)	Compliance with International Financial Reporting Standards

The consolidated financial statements of the Group have been prepared in accordance with IFRS.

COVID-19 pandemic

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”), and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report with new variants being discovered. As such, it is uncertain as to the full magnitude that the pandemic will have on the Group’s financial condition, liquidity, and future results of operations.

Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The Group cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time. If the pandemic continues, it may have a material effect on the Group’s results of future operations, financial position, and liquidity in the next 12 months.

(b)	Historical cost convention

The consolidated financial statements have been prepared in accordance with the historical cost basis, except as disclosed in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability which market participants would take into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for leasing transactions that are within the scope of IFRS 16 Leases, and measurements that have some similarities to fair value but are not fair value, such as value in use in IAS 36 Impairment of Assets.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

●	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 inputs are unobservable inputs for the asset or liability.

(c)	Basis of preparation

The consolidated financial statements consist of the consolidated statements of financial position, the consolidated statements of profit or loss, consolidated statements of changes in equity, consolidated statements of cash flows and the notes to the consolidated financial statements.

The consolidated statements of financial position has been prepared based on the nature of the transactions, distinguishing: (a) current assets from non-current assets, where current assets are intended as the assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are intended as the liabilities that should be paid during the normal operating cycle, or over the 12-month period subsequent to the reporting date.

The consolidated statements of profit or loss has been prepared based on the function of the expenses.

The consolidated statements of cash flows has been prepared using the indirect method.

The consolidated financial statements present all amounts rounded to the nearest dollars of Euro, unless otherwise stated. They also present comparative information in respect to the previous period.

(d)	Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). These consolidated financial statements are presented in Euro (the Group’s presentation currency).

Entity	Functional Currency
Brera Holdings PLC	Euro
Brera Milano Srl	Euro

(e)	Critical Accounting Policies and estimates

In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. Estimates are based on historical experience and other factors, including expectations about future events that may have a financial impact on the Group and that are believed to be reasonable under the circumstances.

(i)	Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes.

-	Note 1: Reverse recapitalization

The Acquisition was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the Acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the Acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

-	Note 2 (f): assessment of the Group’s future liquidity and cash flows;

-	Note 10: assessment of the lease term of lease liabilities depending on whether the Group is reasonably certain to exercise the extension options.

(ii)	Assumptions and estimation uncertainties

Information about assumptions and estimates as at December 31, 2021 that have high risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes.

-	Note 3: estimated useful lives, depreciation method and impairment assessment of the property, plant and equipment and rights-of-use assets.

-	Note 4: measurement of the provision for doubtful accounts, for the significant assumptions used by management in estimating the expected credit losses (weighted-average loss rate or default rate, current and future financial situation of debtors for individual receivables that management is aware will be difficult to collect, future general economic conditions).

(f)	Going concern assumption

In preparing the consolidated financial statements, the directors of the Company have given careful consideration to the future liquidity of the Group in light of the fact that the Group incurred a net loss of EUR87,056 for the year ended December 31, 2021 and as of that date, the Group has deficit in equity attributable to shareholders of the Company of EUR253,821 and the Group had net liabilities of EUR253,821 and net current liabilities of EUR313,905. These conditions indicate the existence of material uncertainties which cast substantial doubt about the Group’s ability to continue as a going concern.

These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and classifications in the consolidated statements of financial position that may be necessary were the Company unable to continue as a going concern and these adjustments could be material.

Subsequent to the end of reporting period, the Company has received EUR253,821 capital injections from the investors and the directors consider the Group have sufficient working capital.

The Group will need to raise additional capital in the near term to fund its ongoing operations and business activities. The directors of the Company consider that the Group will have sufficient working capital to finance its operations and to meet its financial obligations for at least the next twelve months from the date of approval of these consolidated financial statements. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

Note 3 — Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

●	has power over the investee;

●	is exposed, or has rights, to variable returns from its involvement with the investee; and

●	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of profit or loss from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each item of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Non-controlling interests in subsidiaries are presented separately from the Group’s equity therein, which represent present ownership interests entitling their holders to a proportionate share of net assets of the relevant subsidiaries upon liquidation.

The following table lists the constituent companies in the Group.

Company name	Jurisdiction	Incorporation Date	Ownership
Brera Holdings PLC	Ireland	June 30, 2022	Group Holding Company
Brera Milano Srl	Italy	December 20, 2016	100% (via Brera Holdings PLC)

Property, plant and equipment

Property, plant and equipment are tangible assets that are held for use in the production or supply of goods or services, or for administrative purposes. Property, plant and equipment are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

Costs include any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management and, for qualifying assets, borrowing costs capitalized in accordance with the Group’s accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognized to allocate the cost of assets less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Depreciation is charged to allocate the cost of assets, over their estimated useful lives, using the straight-line method, on the following bases:

Years
Leasehold improvements	5
Furniture and fittings	5
Office equipment and software	5

Impairment on property, plant and equipment and right-of-use assets

At the end of the reporting period, the Group reviews the carrying amounts of its property, plant and equipment and right-of-use assets to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount of property, plant and equipment and right-of-use assets are estimated individually. When it is not possible to estimate the recoverable amount individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

In testing a cash-generating unit for impairment, corporate assets are allocated to the relevant cash-generating unit when a reasonable and consistent basis of allocation can be established, or otherwise they are allocated to the smallest group of cash generating units for which a reasonable and consistent allocation basis can be established. The recoverable amount is determined for the cash-generating unit or group of cash-generating units to which the corporate asset belongs, and is compared with the carrying amount of the relevant cash-generating unit or group of cash-generating units.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or a cash-generating unit) for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. For corporate assets or portion of corporate assets which cannot be allocated on a reasonable and consistent basis to a cash-generating unit, the Group compares the carrying amount of a group of cash-generating units, including the carrying amounts of the corporate assets or portion of corporate assets allocated to that group of cash-generating units, with the recoverable amount of the group of cash-generating units. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit or the group of cash-generating units. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit or the group of cash-generating units. An impairment loss is recognized immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit or a group of cash-generating units) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or a cash-generating unit or a group of cash-generating units) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

Provisions for legal claims, service warranties and one-time termination benefits for certain employees are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instrument. All regular way purchases or sales of financial assets are recognized and derecognized on a trade date/settlement date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the market place.

Financial assets and financial liabilities are initially measured at fair value except for trade receivables arising from contracts with customers which are initially measured in accordance with IFRS 15. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at fair value through profit or loss (“FVTPL”)) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.

The effective interest method is a method of calculating the amortized cost of a financial asset or financial liability and of allocating interest income and interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts and payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset or financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial assets

Classification and subsequent measurement of financial assets

Financial assets that meet the following conditions are subsequently measured at amortized cost:

●	the financial asset is held within a business model whose objective is to collect contractual cash flows; and

●	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

(i) Amortized cost and interest income

Interest income is recognized using the effective interest method for financial assets measured subsequently at amortized cost and debt instruments/receivables subsequently measured at FVTOCI. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset.

Impairment of financial assets subject to impairment assessment under IFRS 9

The Group performs impairment assessment under expected credit loss (“ECL”) model on financial assets (including trade and other receivables and loan receivables) which are subject to impairment assessment under IFRS 9. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. In contrast, 12-month ECL (“12m ECL”) represents the portion of lifetime ECL that is expected to result from default events that are possible within 12 months after the reporting date. Assessments are done based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.

The Group always recognizes lifetime ECL for trade receivables. For all other instruments, the Group measures the loss allowance equal to 12m ECL, unless there has been a significant increase in credit risk since initial recognition, in which case the Group recognizes lifetime ECL. The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition.

(i) Significant increase in credit risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

●	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;

●	significant deterioration in external market indicators of credit risk, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor;

●	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;

●	an actual or expected significant deterioration in the operating results of the debtor;

●	an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are more than 120 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

Despite the foregoing, the Group assumes that the credit risk on a debt instrument has not increased significantly since initial recognition if the debt instrument is determined to have low credit risk at the reporting date. A debt instrument is determined to have low credit risk if (i) it has a low risk of default, (ii) the borrower has a strong capacity to meet its contractual cash flow obligations in the near term and (iii) adverse changes in economic and business conditions in the longer term may, but will not necessarily, reduce the ability of the borrower to fulfil its contractual cash flow obligations.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

In order to minimize the credit risk, management of the Company has created a team responsible for the determination of credit limits and credit approvals for customers.

(ii) Definition of default

The Group considers for internal credit risk management purposes and based on historical experience, that an event of default to have occurred when there is information obtained from internal or external sources that indicates the debtor is unlikely to pay its creditors, including the Group.

(iii) Credit-impaired financial assets

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. These events include evidence that there is significant financial difficulty of the debtors or it is becoming probable that the debtor will enter bankruptcy.

(iv) Write-off policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g., when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in profit or loss.

(v) Measurement and recognition of expected credit losses

The measurement of expected credit losses is a function of the probability of default, loss given default (i.e., the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information as described above. As for the exposure at default, for financial assets, this is represented by the assets’ gross carrying amount at the reporting date.

For financial assets, the expected credit loss is estimated as the difference between all contractual cash flows that are due to the Group in accordance with the contract and all the cash flows that the Group expects to receive, discounted at the original effective interest rate.

If the Group has measured the loss allowance for a financial instrument at an amount equal to lifetime ECL in the previous reporting period, but determines at the current reporting date that the conditions for lifetime ECL are no longer met, the Group measures the loss allowance at an amount equal to 12-month ECL at the current reporting date.

The Group recognizes an impairment gain or loss in profit or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and a collateralized borrowing for the proceeds received.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

Financial liabilities and equity

Classification as debt or equity

Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments are recorded at the proceeds received, net of direct issue costs.

Financial liabilities

Financial liabilities including trade and other payables, loans from shareholders and borrowings are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost, using the effective interest method, with interest expense recognized on an effective yield basis, except for short-term payables when the recognition of interest would be immaterial.

Interest-bearing loans are initially recognized at fair value, and are subsequently measured at amortized cost, using the effective interest method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Revenue from contracts with customers

Revenue is measured based on the consideration specified in a contract with a customer and recognized as and when control of a service is transferred to a customer.

A performance obligation represents a good or service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same.

Control is transferred over time and revenue is recognized over time by reference to the progress towards complete satisfaction of the relevant performance obligation if one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs;

●	the Group’s performance creates or enhances an asset that the customer controls as the Group performs; or

●	the Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

Otherwise, revenue is recognized at a point in time when the customer obtains control of the distinct good or service.

A contract asset represents the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer that is not yet unconditional. It is assessed for impairment in accordance with IFRS 9. In contrast, a receivable represents the Group’s unconditional right to consideration, i.e., only the passage of time is required before payment of that consideration is due.

A contract liability represents the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

A contract asset and a contract liability relating to the same contract are accounted for and presented on a net basis.

Revenues are recognized upon the application of the following steps:

1. Identification of the contract or contracts with a customer;

2. Identification of the performance obligations in the contract;

3. Determination of the transaction price;

4. Allocation of the transaction price to the performance obligations in the contract; and

5. Recognition of revenue when, or as, the performance obligation is satisfied.

The Group enters into services agreements and statements of work which set out the details of the work streams for each project to be provided to the customers. The work streams are generally capable of being distinct and accounted for as separate performance obligations.

Revenue recognized from contracts with customers is disaggregated into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

●	The Group provides consultancy services by providing information about its clients, products and services to their customers. The objective is to help its clients on its market positioning, internal roles structuring and research for new partners. The service is viewed as one performance obligation and revenue is recognized over time by using the output method when the performance obligation is satisfied and measured by the value of the service performed to date.

Value of the service performed is determined based on the hours incurred times a fixed rate as stipulated in the contract. Any variabilities in the transaction price are resolved before each billing.

The Group has elected to apply the practical expedient provided in IFRS 15, to recognize revenue in the amount to which it has the right to invoice and has not disclosed the aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period.

Interest income

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Leases

Definition of a lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For contracts entered into or modified on or after the date of initial application of IFRS 16 or arising from business combinations, the Group assesses whether a contract is or contains a lease based on the definition under IFRS 16 at inception, modification date or acquisition date, as appropriate. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

The Group as a lessee

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to leases of motor vehicles that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the recognition exemption for lease of low-value assets. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis or another systematic basis over the lease term.

Right-of-use assets

The cost of right-of-use asset includes:

●	the amount of the initial measurement of the lease liability;

●	any lease payments made at or before the commencement date, less any lease incentives received;

●	any initial direct costs incurred by the Group; and

●	an estimate of costs to be incurred by the Group in dismantling and removing the underlying assets, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease.

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities.

Right-of-use assets in which the Group is reasonably certain to obtain ownership of the underlying leased assets at the end of the lease term are depreciated from commencement date to the end of the useful life. Otherwise, right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

The Group presents right-of-use assets as a separate line item on the consolidated statements of financial position.

Refundable rental deposits

Refundable rental deposits paid are accounted under IFRS 9 and initially measured at fair value. Adjustments to fair value at initial recognition are considered as additional lease payments and included in the cost of right-of-use assets.

Lease liabilities

At the commencement date of a lease, the Group recognizes and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include:

●	fixed payments (including in-substance fixed payments) less any lease incentives receivable;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable by the Group under residual value guarantees;

●	the exercise price of a purchase option if the Group is reasonably certain to exercise the option; and

●	payments of penalties for terminating a lease, if the lease term reflects the Group exercising an option to terminate the lease.

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

The Group remeasures lease liabilities (and makes a corresponding adjustment to the related right-of-use assets) whenever:

●	the lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the related lease liability is remeasured by discounting the revised lease payments using a revised discount rate at the date of reassessment.

●	the lease payments change due to changes in market rental rates following a market rent review/expected payment under a guaranteed residual value, in which cases the related lease liability is remeasured by discounting the revised lease payments using the initial discount rate.

The Group presents lease liabilities as a separate line item on the consolidated statements of financial position.

Borrowing costs

All borrowing costs are recognized in profit or loss in the period in which they are incurred.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit/(loss) before tax because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied to the same taxable entity by the same taxation authority.

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Note 4 — Financial instruments, financial risks and capital management

(a) Categories of financial instruments

The following table sets out the financial instruments as at the end of the reporting period:

	December 31, 2021	December 31, 2020
	EUR	EUR
Financial assets
Financial assets at amortized cost	151,384	139,549

Financial liabilities
Financial liabilities at amortized cost	414,575	267,642
Lease liabilities	373,107	2,619

(b) Financial risk management policies and objectives

The Group’s overall risk management policy seeks to minimize potential adverse effects on financial performance of the Group. There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk. The risks associated with these financial instruments and the policies to mitigate these risks are set out below.

(i)	Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s credit risk is primarily attributable to its cash and cash equivalents and trade receivables and other receivables.

As at December 31, 2021, approximately 75% of the Group’s trade receivable arose from 3 customers, each accounted for over 10% of the Group’s total revenue (2020: approximately 98% of the Group’s trade receivable arose from 3 customers, each accounted for over 10% of our total revenue). In order to minimize the credit risk, the management of the Group has delegated a team responsible for determination of credit limits and credit approvals.

Cash and cash equivalents are placed with credit-worthy financial institutions with high credit ratings assigned by international credit-rating agencies and therefore credit risk is limited. The Group has adopted procedures in extending credit terms to customers and monitoring its credit risk. Credit evaluations are performed on customers requiring credit over a certain amount. Before accepting any new customer, the Group carries out research on the credit risk of the new customer and assesses the potential customer’s credit quality and defines credit limits by customer. Limits attributed to customers are reviewed when necessary.

The Group’s current credit risk grading framework comprises the following categories:

Category	Description	Basis of recognizing ECL
Low risk	The counterparty has a low risk of default and does not have any past-due amounts.	12-month ECL
Doubtful	There have been significant increases in credit risk since initial recognition through information developed internally or external resources.	Lifetime ECL—not credit-impaired
In default	There is evidence indicating the asset is credit-impaired.	Lifetime ECL—credit-impaired
Write-off	There is evidence indicating that the debtor is in severe financial difficulty and the Group has no realistic prospect of recovery.	Amount is written off

The table below details the credit quality of the Group’s financial assets as well as maximum exposure to credit risk by credit risk rating grades:

Financial assets at amortized cost	12-month or lifetime ECL	Gross carrying amount EUR	Loss allowance EUR	Net carrying amount EUR
2021
Trade receivables	Lifetime ECL – Not credit-impaired	120,363	-	120,363
Other receivables	12-month ECL	4,064	-	4,064
		124,427	-	124,427
2020
Trade receivables	Lifetime ECL – Not credit-impaired	83,824	-	83,824
Other receivables	12-month ECL	2,353	-	2,353
		86,177	-	86,177

(ii)	Interest rate risk management

Interest rate risk arises from the potential changes in interest rates that may have an adverse effect on the Group in the current reporting period and future years.

The Group’s primary interest rate relates to interest-bearing long-term borrowings. The interest rate and terms of repayment of bank loans are disclosed in note 11 of the consolidated financial statements.

The sensitivity analysis has been determined based on the exposure to interest rates for non-derivative instruments at the end of the reporting period and the stipulated change taking place at the beginning of the financial year and held constant throughout the reporting period in the case of instruments that have floating rates. A 50 basis point increase or decrease is used and represents management’s assessment of the reasonably possible change in interest rates.

As at December 31, 2021 it is estimated that a 50 basis point change in interest rates will affect the Group’s loss before tax by EUR125 (2020: profit before tax by EUR125).

(iii)	Liquidity risk management

In the management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by management to finance its operations and mitigate the effects of fluctuations in cash flows. The management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

The following table details the Group’s contractual maturity for its non-derivative financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	Interest rate	On demand or within 1 year	Over 1 year	Total undiscounted cash flow	Total carrying amount
	%	EUR	EUR	EUR	EUR
December 31, 2021
Non-interest bearing	-	389,573	-	389,573	389,573
Fixed interest rate instruments	0.75	3,267	22,212	25,479	25,000
Lease liabilities	0.75	80,054	300,212	380,266	373,107

December 31, 2020
Non-interest bearing	-	242,642	-	-	242,642
Fixed interest rate instruments	0.75	188	25,479	25,667	25,000
Lease liabilities	0.75	1,882	753	2,635	2,619

(iv)	Fair value of financial assets and financial liabilities

The carrying amounts of financial assets and liabilities on the consolidated statements of financial position approximate their respective fair values due to the relatively short-term maturity of these consolidated financial instruments. The fair values of other classes of financial assets and liabilities are disclosed in the respective notes to consolidated financial statements.

(c) Capital risk management policies and objectives

Management reviews the capital structure regularly to ensure that the Group will be able to continue as a going concern. The capital structure comprises only issued capital, reserves and retained earnings. As a part of this review, the management consider the cost of capital and the risks associated with each class of capital. Based on recommendations of the directors, the Group will balance its overall capital structure through the payment of dividends, new share issues as well as the issue of new debts or the redemption of existing debts. The Group’s overall strategy remains unchanged.

Note 5 — Property, plant and equipment

	Office equipment	Leasehold improvement	Total
	EUR	EUR	EUR
Cost:
At January 1, 2020	5,923	-	5,923
Additions	-	-	-
At December 31, 2020	5,923	-	5,923
Additions	9,153	7,200	16,353
At December 31, 2021	15,076	7,200	22,276

Accumulated depreciation:
At January 1, 2020	2,461	-	2,461
Depreciation for the year	1,185	-	1,185
At December 31, 2020	3,646	-	3,646
Depreciation for the year	3,015	1,440	4,455
At December 31, 2021	6,661	1,440	8,101

Net carrying amount:
At December 31, 2020	2,277	-	2,277
At December 31, 2021	8,415	5,760	14,175

Depreciation expenses for the years ended December 31, 2021 and 2020 amounted to EUR4,455 and EUR1,185 which were included in general and administrative expenses.

Note 6 — Right-of-use assets

	Office space and garage	Office equipment	Vehicles	Total
	EUR	EUR	EUR	EUR
Cost:
At January 1, 2020	-	-	4,443	4,443
Additions	-	-	-	-
At December 31, 2020	-	-	4,443	4,443
Additions	341,591	3,315	80,344	425,250
At December 31, 2021	341,591	3,315	84,787	429,693

Accumulated depreciation:
At January 1, 2020	-	-	-	-
Depreciation for the year	-	-	1,855	1,855
At December 31, 2020	-	-	1,855	1,855
Depreciation for the year	43,986	182	20,258	64,426
At December 31, 2021	43,986	182	22,113	66,281

Carrying amount:
At December 31, 2020	-	-	2,588	2,588
At December 31, 2021	297,605	3,133	62,674	363,412

Amount recognized in profit and loss

	2021	2020
	EUR	EUR
Depreciation expense on right-of-use assets	64,426	1,855
Interest expense on lease liabilities	2,234	28
Expenses relating to lease of short-term leases	3,597	1,210

Note 7 — Trade and other receivables

	December 31, 2021	December 31, 2020
	EUR	EUR
Trade receivables – outside parties	120,363	83,824
Other receivables – outside parties	1,397	2,353
Other receivables – related parties	2,667	-
	124,427	86,177

The credit period on rendering of service to outside parties is based on ordinary course of businesses.

Loss allowance for trade receivables has been measured at an amount equal to the lifetime ECL. The ECL on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, and where relevant general economic conditions of the industry in which the debtors operate. As at end of reporting period, management considers the ECL for trade and other receivables is insignificant.

As the Group’s historical credit loss experience does not show significantly different loss patterns for different customer segments, the provision for loss allowance based on past due status is not further distinguished between the Group’s different customer base.

Note 8 — Deposits and prepayments

	December 31, 2021	December 31, 2020
	EUR	EUR
Deposits – outside parties	39,694	-
Prepayments – related parties	28,545	-
Prepayments – outside parties	955	-
	69,194	-

Note 9 — Cash and cash equivalents

	December 31, 2021	December 31, 2020
	EUR	EUR
Cash at bank	26,957	53,372

Note 10 — Lease liabilities and commitment

The Group entered into lease agreements for office space, garage, office equipment and vehicles with expiration dates ranging from 2022 to 2027. The lease terms were between 2 to 6 years. The Company’s lease liabilities payables and commitments for minimum lease payments under these leases as at December 31, 2021 are as follows:

	December 31, 2021	December 31, 2020
	EUR	EUR
Lease liabilities payable:
Year ending December 31, 2022	77,520	1,868
Year ending December 31, 2024	147,453	751
Year ending December 31, 2026	131,904	-
After the year ending December 31, 2026	16,230	-
	373,107	2,619

A maturity analysis of lease liabilities based on undiscounted gross cash flow is reported in the table below:

	December 31, 2021	December 31, 2020
	EUR	EUR
Year ending December 31, 2022	80,054	1,882
Year ending December 31, 2024	150,793	753
Year ending December 31, 2026	133,169	-
After the year ending December 31, 2026	16,250	-
	380,266	2,635

At December 31, 2021, the total cash outflow for leases amount to EUR56,996 (2020: EUR1,883).

Note 11 — Loan payable

	December 31, 2021	December 31, 2020
	EUR	EUR
Unsecured – at amortized cost:
Small and medium enterprises guarantee fund interest rate: 0.75% per annum (2020: interest rate: 0.75% per annum)	25,000	25,000

Analyzed between:
Current portion
Within 1 year	3,084	-

Non-current portion
Within 2 to 5 years	21,916	25,000
	25,000	25,000

The loan was drawn on June 25, 2020 from an independent third party. The monthly interest rate is 0.0625% and the annualized interest rate is 0.75% per annum. The loan term is 6 years and repayment of principal begins 2 years from the loan drawdown date.

Note 12 — Trade and other payables

	December 31, 2021	December 31, 2020
	EUR	EUR
Trade payables – outside parties	68,986	11,460
Trade payables – related parties	42,712	12,000
Other payables – outside parties	257,877	219,182
	369,575	242,642

Trade payables mainly represents trade payables due to vendors, including independent third party and related parties, who delivered the consultancy services. Other payable mainly represents VAT and other tax payables.

Note 13 — Loan from a shareholder

The balance represents the loan from a shareholder in the amount of EUR20,000, interest-free with repayment scheduled on March 31, 2022, June 30, 2022 and September 30, 2022 in the amount of EUR7,000, EUR7,000 and EUR6,000, respectively. Subsequent to the reporting period, the shareholder waived the repayment schedule and the repayment date of the full amount is rescheduled to September 30, 2022.

Note 14 — Provisions

The balance represents the termination benefits for directors of KAP. Provisions for termination benefits for directors are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated.

Note 15 — Share capital and other reserves

The authorized share capital of the Company consists of 350,000,001 shares, consisting of (i) 300,000,000 shares of ordinary shares, with a nominal value of US$0.005 per share, of which 50,000,000 shares are designated Class A Ordinary Shares, nominal value US$0.005 per share, and 250,000,000 shares are designated Class B Ordinary Shares, nominal value US$0.005 per share, and (ii) 50,000,000 shares of preferred shares, with a nominal value of US$0.005 per share and (iii) one ordinary share with a nominal value of EUR1.00. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Ordinary Shares are entitled to one vote on any such matter.

The sole subscriber to the incorporation constitution of Brera Holdings Limited was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for EUR1.00 on June 30, 2022 but no cash has been received. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law. On July 13, 2022, an amended constitution was adopted by Brera Holdings Limited reflecting an authorized share capital of EUR1.00 and US$1,750,000 divided into 50,000,000 Class A Ordinary Shares, nominal value US$0.005 per share, 250,000,000 Class B Ordinary Shares, nominal value US$0.005 per share, 50,000,000 preferred shares, nominal value US$0.005 per share, and one ordinary share with a nominal value of EUR1.00. On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares.

As part of the Reorganization, 100% of Brera Milano shares were acquired by the Company in exchange for the payment of EUR25,000 to Brera Milano shareholders (the “Acquisition”). The Company also agreed to contribute EUR253,821 to Brera Milano upon the final completion of the formal obligations under their agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a EUR253,821 liability indicated by its financial statements.

The Acquisition was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the Acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the Acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

Note 16 — Revenue

	2021	2020
	EUR	EUR
Revenue recognized over time
Consultancy revenue	420,167	214,756

All revenue was generated from sales transactions with independent third parties.

Three customers, each accounted for over 10% of the Group’s total revenue, represented 75% and 98% of the Group’s sales for the years ended December 31, 2021 and 2020, respectively. Trade receivable from these customers was EUR71,038 and EUR81,385 as of December 31, 2021 and 2020, respectively.

Note 17 — Cost of revenue

Cost of revenue primarily consists of expenses for consultants directly involved in the delivery of services to customers.

	2021	2020
	EUR	EUR
Cost of revenue	110,588	74,546

26% of the cost of revenue (2020: 34%) was incurred from transactions with shareholders of the Company.

Three suppliers and four suppliers, each accounted for over 10% of the Group’s total cost of revenue, represented 56% and 88% of the Group’s cost of revenue for the years ended December 31, 2021 and 2020, respectively. Trade payable from these suppliers was EUR6,112 and EUR7,560 as of December 31, 2021 and 2020, respectively.

Note 18 — General and administrative expenses

Included within general and administrative expenses are the following expenses.

	2021	2020
	EUR	EUR
Advertising and marketing expenses	1,210	2,529
Bank and other charges	2,718	719
Cleaning expenses	9,250	-
Depreciation	68,881	3,040
Director’s emoluments (included in note 19)	58,164	80,660
Entertainment expenses	13,172	428
Insurance	1,680	-
Office supplies and administrative expenses	36,158	1,307
Professional and consultancy services	47,020	6,045
Expenses on short term leases	3,597	1,210
Sponsorship - outside party	30,000	15,000
Stamp duties and other taxes	2,089	315
Subscriptions	5,454	9,469
Transportation and accommodation	11,613	10,688
Utilities	1,729	-
Other administrative expenses	23,934	18,807
	316,669	150,217

Note 19 — Director’s emoluments

	2021	2020
	EUR	EUR
Director’s fee	46,892	59,756
Other emoluments	11,272	20,904
	58,164	80,660

Other emoluments mainly represent social security fund and medical allowance.

Note 20 — Provision for income taxes

Ireland

Brera Holdings PLC is a holding company registered in Ireland. The Company was incorporated in Ireland on June 30, 2022, no provision for income taxes in the Ireland has been made as Brera Holdings PLC did not generate any Ireland taxable income.

Italy

The Company conducts its major businesses in Italy and is subject to tax in this jurisdiction. During the years ended December 31, 2021 and 2020, all taxable income (loss) of the Company is generated in Italy. As a result of its business activities, the Company files tax returns that are subject to examination by the Italian Revenue Agency.

Italian companies are subject to two enacted income taxes at the following rates:

	2021	2020
IRES (state tax)	24.00%	24.00%
IRAP (regional tax)	3.90%	3.90%

IRES is a state tax and is calculated on the taxable income determined on the income before taxes modified to reflect all temporary and permanent differences regulated by the tax law.

IRAP is a regional tax and each Italian region has the power to increase the current rate of 3.90% by a maximum of 0.92%. In general, the taxable base of IRAP is a form of gross profit determined as the difference between gross revenues (excluding interest and dividend income) and direct production costs (excluding interest expense and other financial costs).

For the years ended December 31, 2021 and 2020, the Company’s income tax expenses are as follows:

	2021	2020
	EUR	EUR
Current	29,331	8,236
	29,331	8,236

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2021	2020
	EUR	EUR
(Loss) profit before tax for the year	(57,725)	10,744

Expected income tax (recovery) expense – IRES	(13,854)	2,579
Expected income tax (recovery) expense – IRAP	(2,251)	419
Permanent differences	45,436	5,238

Current	29,331	8,236

Note 21 — Basic and diluted (loss) earnings per share

The calculation of the basic and diluted (loss) earnings per share attributable to the shareholders of the Group is based on the following data:

(Loss) earnings

	2021	2020
	EUR	EUR
(Loss) earnings for the purpose of basic and diluted (loss) earnings per share	(87,056)	2,508

Number of shares

	2021	2020
Weighted average number of ordinary shares for the purposes of basic (loss) earnings per share (Ordinary shares Class A)	2,850,000	2,850,000
Weighted average number of ordinary shares for the purposes of basic (loss) earnings per share (Ordinary shares Class B)	100,000	100,000

Diluted (loss) earnings per share is calculated by adjusting the weighted average number of ordinary shares in issue during the year to assume conversion of all dilutive potential ordinary shares. The Company had no dilutive shares as of December 31, 2021 and 2020.

The Group computes net (loss) earnings per share of Ordinary Shares Class A and Ordinary Shares Class B stock using the two-class method. Basic net (loss) earnings per share is computed using the weighted-average number of shares outstanding during the period. Diluted net (loss) earnings per share is computed using the weighted-average number of shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of restricted stock units and other contingently issuable shares. The dilutive effect of outstanding restricted stock units and other contingently issuable shares is reflected in diluted earnings per share by application of the treasury stock method.

The rights, including the liquidation and dividend rights, of the holders of our Ordinary Shares Class A and Ordinary Shares Class B stock are identical, except with respect to voting.

In the years ended December 31, 2021 and 2020, the net (loss) earnings per share amounts are the same for Ordinary Shares Class A and Ordinary Shares Class B stock because the holders of each class are entitled to equal per share dividends or distributions in liquidation.

The following table sets forth the computation of basic and diluted net (loss) earnings per share for the years ended December 31, 2021 and 2020, which includes both Ordinary Shares Class A and Ordinary Shares Class B:

	2021		2020
	Ordinary shares Class A	Ordinary shares Class B	Ordinary shares Class A	Ordinary shares Class B
Net (loss) earnings per share, basic and diluted
Numerator:
Allocation of undistributed net (loss) earnings	(84,105)	(2,951)	2,423	85
Denominator:
Weighted average shares	2,850,000	100,000	2,850,000	100,000
Basic and diluted net (loss) earnings per share	(0.03)	(0.03)	0.00	0.00

Note 22 — Related party

The related parties had transactions for the years ended December 31, 2021 and 2020 consist of the following:

Name of the related parties	Nature of relationship
Brera Calcio AS	Shareholder of the Company being the president of this entity
Alessandro Aleotti	Shareholder
Leonardo Aleotti	Shareholder
Marco Sala	Shareholder
Max Srl	Shareholder
Stefano Locatelli	Shareholder
Christian Rocca	Shareholder
Sergio Carlo Scalpelli	Shareholder
Adrio Maria de Carolis	Shareholder

	2021	2020
	EUR	EUR
Other receivables – related parties
Alessandro Aleotti	333	-
Marco Sala	333	-
Sergio Carlo Scalpelli	333	-
Christian Rocca	334	-
Stefano Locatelli	1,334	-

Deposits and prepayments – related parties
Max Srl	14,545	-
Stefano Locatelli	14,000	-

Trade payables – related parties
Max Srl	6,112	6,000
Stefano Locatelli	-	6,000
Brera Calcio AS	36,600	-

Loan from a shareholder
Sergio Carlo Scalpelli	20,000	-

As of December 31, 2021 and 2020, balances due from and due to related parties primarily represent monetary advancements and repayments by the related parties for its normal course of business.

During the year ended December 31, 2021 and 2020, Brera Milano engaged SWG S.p.A., or SWG, to provide certain polling services, free of charge, and without agreements in writing. SWG is beneficially owned by Adrio Maria de Carolis, a beneficial owner of approximately 30.9% of our Class A Ordinary Shares.

Note 23 — Reconciliation of liabilities arising from financing activities

	Loan payable	Loan from a shareholder	Lease liabilities	Total
	EUR	EUR	EUR	EUR
At January 1, 2020	-	-	4,474	4,474
Financing cash flows	25,000	-	(1,883)	23,117
Interest expenses	-	-	28	28
New leases entered	-	-	-	-
At December 31, 2020	25,000	-	2,619	27,619
Financing cash flows	-	20,000	(56,996)	(36,996)
New leases entered			425,250	425,250
Interest expenses	-	-	2,234	2,234
At December 31, 2021	25,000	20,000	373,107	418,107

Note 24 — Subsequent events

The Company has evaluated events subsequent to December 31, 2021, to assess the need for potential recognition or disclosure in the consolidated financial statements. Such events were evaluated through August 3, 2022, the date and time the consolidated financial statements were issued, and it was determined that no subsequent events, except as follows, occurred that required recognition or disclosure in the consolidated financial statements.

(i)	Incorporation of Brera Holdings Limited

On June 30, 2022, Brera Holdings Limited was incorporated and the sole subscriber to the incorporation constitution of Brera Holdings Limited was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for EUR1.00. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law.

(ii)	Founder Share Issuances

On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares, nominal value US$0.005 per share, and 100,000 Class B Ordinary Shares, nominal value US$0.005 per share, in connection with the incorporation of Brera Holdings Limited, at an issue price of US$0.005 per share, for a total consideration of US$41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital.

(iii)	Corporate Reorganization

On July 13, 2022, Brera Milano entered into a private deed with Alessandro Aleotti and Leonardo Aleotti in which Brera Milano agreed to purchase the trademarks “Brera” and “FENIX Trophy” for the cost of the trademarks’ registration.

On July 13, 2022, Brera Milano entered into a private deed with FCD Brera in which FCD Brera was granted the non-exclusive license to use the trademarks “Brera” and “FENIX Trophy” in connection with its football activities. Under the agreement, FCD Brera agreed to carry out certain sports activities relating to the trademarks in exchange for fees to be agreed between the parties. Costs attributable to the sports activities relating to the trademarks will be borne by FCD Brera, and revenues attributable to such activities will be recognized by Brera Milano.

(iv)	Capital Increase Agreements

On July 18, 2022, a preliminary agreement was entered for the purchase of all the shares of Brera Milano with Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL. It was agreed to contribute EUR253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a EUR253,821 liability indicated by its financial statements. On July 29, 2022, the final deed of sale agreement was executed, paid EUR253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. As a result, Brera Milano became our wholly-owned subsidiary.

The below are Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report:

Private Placement, Surrendered Founder Shares and Related Share Issuances

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, the Company conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of investors. Pursuant to the agreements, the Company issued 1,505,000 Class B Ordinary Shares at US$1.00 per share for a total of US$1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to the Company’s engagement letter agreement with Boustead, in addition to payments of a success fee of US$105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of US$15,050, or 1% of the total purchase price of the shares sold in the private placement, the Company agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of US$1.00 per share, subject to adjustment.

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and the Company issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for US$11,250, US$1,000 and US$250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of US$250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for US$1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for US$500 and US$250, respectively.

(v)	Change of Company Name

KAP was renamed Brera Milano S.r.l. on September 9, 2022. Brera Holdings Limited re-registered as an Irish public limited company and was renamed as Brera Holdings PLC on October 27, 2022.

(vi)	Repayment of loan from a shareholder

On September 30, 2022, the Company has made full repayment for the loan from a shareholder amounted EUR20,000.

(vii)	Equity Incentive Plan

On October 26, 2022, our board of directors approved the 2022 Equity Incentive Plan of the Company.

(viii)	Change of Company Name

On August 16, 2022, KAP signed a Sponsorship Agreement with Fudbalski Klub Akademija Pandev (“Akademija Pandev”) and the total sponsorship contribution was agreed to be EUR70,000. Goran Pandev, a director nominee of Brera Holdings, is the founder and owner of Akademija Pandev, a North Macedonian football club founded in 2010 that plays in the Macedonian First League.

Pursuant to the Sponsorship Agreement, Akademija Pandev grants KAP the right to qualify as “Main Sponsor” and to use the name and logo of Akademija Pandev in all the Main Sponsor’s communication campaigns. Akademija Pandev, for the entire 2022/23 season, will give ample visibility and brand awareness to the partnership through the presence of the Brera logo on the game shirt, a campaign of wall posters in the city of Strumica, banners and banners in the sports center of Goran Pandev, as well as a joint and agreed communication both to the Macedonian press organs and on the official channels of the club.

On August 24, 2022 and August 25, 2022, KAP has paid EUR50,000 and EUR20,000, respectively, to Akademija Pandev.

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Financial Position as at June 30, 2022 and December 31, 2021 (unaudited)

		As at June 30, 2022	As at December 31, 2021
	Notes	EUR	EUR
ASSETS
Non-current assets
Property, plant and equipment, net	5	13,396	14,175
Right-of-use assets	6	344,949	363,412
		358,345	377,587

Current assets
Trade and other receivables – outside parties	7	82,927	121,760
Trade and other receivables – related parties	7	7,745	2,667
Deposits and prepayments – outside parties	8	61,313	40,649
Deposits and prepayments – related parties	8	58,091	28,545
Cash and cash equivalents	9	19,165	26,957
		229,241	220,578

Total assets		587,586	598,165

SHAREHOLDERS’ DEFICIT AND LIABILITIES
Shareholders’ deficit
Ordinary share, EUR1 par value, 1 ordinary share authorized and issued	15	1	-
Ordinary shares Class A, US$0.005 par value, 50,000,000 Class A ordinary shares authorized, 2,850,000 shares issued and outstanding[1]	15	13,466	13,466
Ordinary shares Class B, US$0.005 par value, 250,000,000 Class B ordinary shares authorized, 100,000 shares issued and outstanding[1]	15	473	473
Subscription receivable		(13,940)	(13,939)
Other reserves	15	25,715	25,515
Accumulated deficit		(375,171)	(279,336)
Total shareholders’ deficit		(349,456)	(253,821)

Non-current liabilities
Non-current lease liabilities	10	274,857	295,587
Non-current loan payable	11	18,820	21,916
		293,677	317,503

Current liabilities
Trade and other payables – outside parties	12	426,464	326,863
Trade and other payables – related parties	12	33,524	42,712
Loan from a shareholder	13	20,000	20,000
Current lease liabilities	10	84,256	77,520
Provisions	14	11,000	11,000
Income tax payable		61,941	53,304
Current loan payable	11	6,180	3,084
		643,365	534,483

Total shareholders’ deficit and liabilities		587,586	598,165

[1]	The share amounts are presented on a retroactive basis.

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Profit or Loss for the Six Months Ended June 30, 2022 and 2021 (unaudited)

		For the six months ended June 30, 2022	For the six months ended June 30, 2021
	Notes	EUR	EUR

Revenue	16	131,521	150,821

Costs and operating expenses:
Cost of revenue – outside parties	17	(11,392)	(28,780)
Cost of revenue – related parties	17	(18,376)	(5,700)
General and administrative – outside parties	18	(192,376)	(114,476)
Total operating expenses		(222,144)	(148,956)

Operating (loss) gain		(90,623)	1,865

Other income (expenses)		5,111	(23,134)
Finance costs		(1,686)	(863)
Total other income		3,425	(23,997)

Loss before income taxes		(87,198)	(22,132)

Provision for income taxes	20	(8,637)	(4,287)
Net loss		(95,835)	(26,419)

Basic and diluted weighted average shares outstanding
Ordinary shares	21	1	-
Ordinary shares Class A	21	2,850,000	2,850,000
Ordinary shares Class A	21	100,000	100,000

Basic and diluted loss per share (in EUR)
Ordinary shares		(0.03)	-
Ordinary shares Class A		(0.03)	(0.01)
Ordinary shares Class A		(0.03)	(0.01)

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Changes in Shareholders’ Deficit for the Six Months Ended June 30, 2022 and 2021 (unaudited)

			Class A		Class B					Total
	Ordinary Shares		Ordinary Shares		Ordinary Shares		Subscription	Other	Accumulated	shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	reserves	deficit	deficit
		EUR		EUR		EUR	EUR	EUR	EUR	EUR
Balance as at December 31, 2020	-	-	2,850,000	13,466	100,000	473	(13,939)	25,243	(192,280)	(167,037)

Loss for the period	-	-	-	-	-	-	-	-	(26,419)	(26,419)

Balance as at June 30, 2021	-	-	2,850,000	13,466	100,000	473	(13,939)	25,243	(218,699)	(193,456)

Balance as at December 31, 2021	-	-	2,850,000	13,466	100,000	473	(13,939)	25,515	(279,336)	(253,821)

Imputed interest	-	-	-	-	-	-	-	200	-	200

Issuance of share	1	1	-	-	-	-	(1)	-	-	-

Loss for the period	-	-	-	-	-	-	-	-	(95,835)	(95,835)

Balance as at June 30, 2022	1	1	2,850,000	13,466	100,000	473	(13,940)	25,715	(375,171)	(349,456)

Brera Holdings PLC (FKA Brera Holdings Limited)

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (unaudited)

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR

Loss before income taxes	(87,198)	(22,132)

Adjustments for:
Depreciation on plant and equipment	1,988	1,756
Depreciation on right-of-use assets	44,773	21,439
Interest expense	1,486	863

Operating loss before working capital changes	(38,951)	1,926

Change in trade and other receivables	33,755	21,169
Change in deposits and prepayments	(50,210)	(49,035)
Change in trade and other payables	90,413	43,247

Cash generated from operations	35,007	17,307
Tax paid	-	(4,779)
Net cash generated from operating activities	35,007	12,528

Investing activity
Purchase of plant and equipment	(1,209)	(11,641)
Cash used in an investing activity	(1,209)	(11,641)

Financing activities
Repayment of lease liabilities	(40,304)	(18,208)
Interest portion of lease liabilities	(1,392)	(769)
Interest paid on long term borrowing	(94)	(94)
Contributions	200	-
Net cash used in financing activities	(41,590)	(19,071)

Net decrease in cash and cash equivalents	(7,792)	(18,184)
Cash and cash equivalents at beginning of the period	26,957	53,372
Cash and cash equivalents at end of the period	19,165	35,188

Non-cash financing activity

Right-of-use assets obtained in exchange for lease liabilities	26,310	417,966

Brera Holdings PLC (FKA Brera Holdings Limited)

Notes to the Consolidated Financial Statements for the Six Months Ended June 30, 2022 and 2021 (unaudited)

Note 1 — General information and reorganization transactions

Brera Holdings PLC (FKA Brera Holdings Limited) (“Brera Holdings” or the “Company”), a public company limited by shares, was incorporated in Ireland on June 30, 2022.

The sole subscriber to the incorporation constitution of the Company was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for EUR1.00. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law. On July 13, 2022, an amended constitution was adopted by the Company reflecting an authorized share capital of EUR1.00 and US$1,750,000 divided into 50,000,000 Class A Ordinary Shares, nominal value US$0.005 per share, 250,000,000 Class B Ordinary Shares, nominal value US$0.005 per share, 50,000,000 preferred shares, nominal value US$0.005 per share, and one ordinary share with a nominal value of EUR1.00. On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares.

Brera Milano S.r.l. (FKA KAP S.r.l.) (“Brera Milano” or “KAP”), an Italian limited liability company (società a responsabilità limitata), was formed on December 20, 2016.

On July 18, 2022, the Company entered into a preliminary agreement for the purchase of all the shares of Brera Milano with Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL (the “Acquisition”). Pursuant to the terms of the agreement, the Company acquired 100% of equity interest of Brera Milano on July 29, 2022. As a result, Brera Milano became a wholly owned subsidiary of the Company.

The Company also agreed to contribute EUR253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a EUR253,821 liability indicated by its financial statements. On July 29, 2022, the Company executed the final deed of share transfer, paid EUR253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. On the same day, the share transfer became effective under Italian law. As a result, Brera Milano became a wholly-owned subsidiary of the Company.

The Acquisition was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the Acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the Acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

The Company, via its majority-owned operating subsidiary, Brera Milano, is engaged in a range of businesses including football division progression, global football player transfer services, sponsorship services, and football school services and consulting services on football projects.

Note 2 — General principles for the preparation of the consolidated financial statements

(a)	Compliance with International Financial Reporting Standards

The consolidated financial statements of the Group have been prepared in accordance with IFRS.

COVID-19 pandemic

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”), and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report with new variants being discovered. As such, it is uncertain as to the full magnitude that the pandemic will have on the Group’s financial condition, liquidity, and future results of operations.

Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The Group cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time. If the pandemic continues, it may have a material effect on the Group’s results of future operations, financial position, and liquidity in the next 12 months.

(b)	Historical cost convention

The consolidated financial statements have been prepared in accordance with the historical cost basis, except as disclosed in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability which market participants would take into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for leasing transactions that are within the scope of IFRS 16 Leases, and measurements that have some similarities to fair value but are not fair value, such as value in use in IAS 36 Impairment of Assets.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

●	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 inputs are unobservable inputs for the asset or liability.

(c)	Basis of preparation

The consolidated financial statements consist of the consolidated statements of financial position, the consolidated statements of profit or loss, consolidated statements of changes in equity, consolidated statements of cash flows and the notes to the consolidated financial statements.

The consolidated statements of financial position has been prepared based on the nature of the transactions, distinguishing:

(a) current assets from non-current assets, where current assets are intended as the assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are intended as the liabilities that should be paid during the normal operating cycle, or over the 12-month period subsequent to the reporting date.

The consolidated statements of profit or loss has been prepared based on the function of the expenses.

The consolidated statements of cash flows has been prepared using the indirect method.

The consolidated financial statements present all amounts rounded to the nearest dollars of Euro, unless otherwise stated. They also present comparative information in respect to the previous period.

(d)	Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). These consolidated financial statements are presented in Euro (the Group’s presentation currency).

Entity	Functional Currency
Brera Holdings PLC	Euro
Brera Milano Srl	Euro

(e)	Critical Accounting Policies and estimates

In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. Estimates are based on historical experience and other factors, including expectations about future events that may have a financial impact on the Group and that are believed to be reasonable under the circumstances.

(i)	Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes.

-	Note 1: Reverse recapitalization

The Acquisition was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the Acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the Acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

-	Note 2 (f): assessment of the Group’s future liquidity and cash flows;

-	Note 10: assessment of the lease term of lease liabilities depending on whether the Group is reasonably certain to exercise the extension options.

(ii)	Assumptions and estimation uncertainties

Information about assumptions and estimates as at June 30, 2022 and December 31, 2021 that have high risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes.

-	Note 3: estimated useful lives, depreciation method and impairment assessment of the property, plant and equipment and rights-of-use assets.

-	Note 4: measurement of the provision for doubtful accounts, for the significant assumptions used by management in estimating the expected credit losses (weighted-average loss rate or default rate, current and future financial situation of debtors for individual receivables that management is aware will be difficult to collect, future general economic conditions).

(f)	Going concern assumption

In preparing the consolidated financial statements, the directors of the Company have given careful consideration to the future liquidity of the Group in light of the fact that the Group incurred a net loss of EUR95,835 and EUR26,419 for the six months ended June 30, 2022 and 2021, respectively. As at June 30, 2022 and December 31, 2021, the Group has deficit in equity attributable to shareholders of the Company of EUR349,456 and EUR253,821, respectively. As at June 30, 2022, the Group had net liabilities of EUR349,456 and net current liabilities of EUR414,124. As at December 31, 2021, the Group had net liabilities of EUR253,821 and net current liabilities of EUR313,905. These conditions indicate the existence of material uncertainties which cast substantial doubt about the Group’s ability to continue as a going concern.

These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and classifications in the consolidated statements of financial position that may be necessary were the Company unable to continue as a going concern and these adjustments could be material.

Subsequent to the end of reporting period, the Company has received EUR253,821 capital injections from the investors and the Group will need to raise additional capital in the near term to fund its ongoing operations and business activities. The directors of the Company consider that the Group will have sufficient working capital to finance its operations and to meet its financial obligations for at least the next twelve months from the date of approval of these consolidated financial statements. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

Note 3 — Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

●	has power over the investee;
●	is exposed, or has rights, to variable returns from its involvement with the investee; and
●	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of profit or loss from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each item of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Non-controlling interests in subsidiaries are presented separately from the Group’s equity therein, which represent present ownership interests entitling their holders to a proportionate share of net assets of the relevant subsidiaries upon liquidation.

The following table lists the constituent companies in the Group.

Company name	Jurisdiction	Incorporation Date	Ownership
Brera Holdings PLC	Ireland	June 30, 2022	Group Holding Company
Brera Milano Srl	Italy	December 20, 2016	100% (via Brera Holdings PLC)

Property, plant and equipment

Property, plant and equipment are tangible assets that are held for use in the production or supply of goods or services, or for administrative purposes. Property, plant and equipment are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

Costs include any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management and, for qualifying assets, borrowing costs capitalized in accordance with the Group’s accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognized to allocate the cost of assets less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Depreciation is charged to allocate the cost of assets, over their estimated useful lives, using the straight-line method, on the following bases:

Years
Leasehold improvements	5
Furniture and fittings	5
Office equipment and software	5

Impairment on property, plant and equipment and right-of-use assets

At the end of the reporting period, the Group reviews the carrying amounts of its property, plant and equipment and right-of-use assets to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount of property, plant and equipment and right-of-use assets are estimated individually. When it is not possible to estimate the recoverable amount individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

In testing a cash-generating unit for impairment, corporate assets are allocated to the relevant cash-generating unit when a reasonable and consistent basis of allocation can be established, or otherwise they are allocated to the smallest group of cash generating units for which a reasonable and consistent allocation basis can be established. The recoverable amount is determined for the cash-generating unit or group of cash-generating units to which the corporate asset belongs, and is compared with the carrying amount of the relevant cash-generating unit or group of cash-generating units.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or a cash-generating unit) for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. For corporate assets or portion of corporate assets which cannot be allocated on a reasonable and consistent basis to a cash-generating unit, the Group compares the carrying amount of a group of cash-generating units, including the carrying amounts of the corporate assets or portion of corporate assets allocated to that group of cash-generating units, with the recoverable amount of the group of cash-generating units. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit or the group of cash-generating units. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit or the group of cash-generating units. An impairment loss is recognized immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit or a group of cash-generating units) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or a cash-generating unit or a group of cash-generating units) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

Provisions for legal claims, service warranties and one-time termination benefits for certain employees are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instrument. All regular way purchases or sales of financial assets are recognized and derecognized on a trade date/settlement date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the market place.

Financial assets and financial liabilities are initially measured at fair value except for trade receivables arising from contracts with customers which are initially measured in accordance with IFRS 15. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at fair value through profit or loss (“FVTPL”)) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.

The effective interest method is a method of calculating the amortized cost of a financial asset or financial liability and of allocating interest income and interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts and payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset or financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial assets

Classification and subsequent measurement of financial assets

Financial assets that meet the following conditions are subsequently measured at amortized cost:

●	the financial asset is held within a business model whose objective is to collect contractual cash flows; and

●	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

(i) Amortized cost and interest income

Interest income is recognized using the effective interest method for financial assets measured subsequently at amortized cost and debt instruments/receivables subsequently measured at FVTOCI. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset.

Impairment of financial assets subject to impairment assessment under IFRS 9

The Group performs impairment assessment under expected credit loss (“ECL”) model on financial assets (including trade and other receivables and loan receivables) which are subject to impairment assessment under IFRS 9. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. In contrast, 12-month ECL (“12m ECL”) represents the portion of lifetime ECL that is expected to result from default events that are possible within 12 months after the reporting date. Assessments are done based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.

The Group always recognizes lifetime ECL for trade receivables. For all other instruments, the Group measures the loss allowance equal to 12m ECL, unless there has been a significant increase in credit risk since initial recognition, in which case the Group recognizes lifetime ECL. The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition.

(i) Significant increase in credit risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

●	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;

●	significant deterioration in external market indicators of credit risk, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor;

●	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;

●	an actual or expected significant deterioration in the operating results of the debtor;

●	an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are more than 120 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

Despite the foregoing, the Group assumes that the credit risk on a debt instrument has not increased significantly since initial recognition if the debt instrument is determined to have low credit risk at the reporting date. A debt instrument is determined to have low credit risk if (i) it has a low risk of default, (ii) the borrower has a strong capacity to meet its contractual cash flow obligations in the near term and (iii) adverse changes in economic and business conditions in the longer term may, but will not necessarily, reduce the ability of the borrower to fulfil its contractual cash flow obligations.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

In order to minimize the credit risk, management of the Company has created a team responsible for the determination of credit limits and credit approvals for customers.

(ii) Definition of default

The Group considers for internal credit risk management purposes and based on historical experience, that an event of default to have occurred when there is information obtained from internal or external sources that indicates the debtor is unlikely to pay its creditors, including the Group.

(iii) Credit-impaired financial assets

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. These events include evidence that there is significant financial difficulty of the debtors or it is becoming probable that the debtor will enter bankruptcy.

(iv) Write-off policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g., when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in profit or loss.

(v) Measurement and recognition of expected credit losses

The measurement of expected credit losses is a function of the probability of default, loss given default (i.e., the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information as described above. As for the exposure at default, for financial assets, this is represented by the assets’ gross carrying amount at the reporting date.

For financial assets, the expected credit loss is estimated as the difference between all contractual cash flows that are due to the Group in accordance with the contract and all the cash flows that the Group expects to receive, discounted at the original effective interest rate.

If the Group has measured the loss allowance for a financial instrument at an amount equal to lifetime ECL in the previous reporting period, but determines at the current reporting date that the conditions for lifetime ECL are no longer met, the Group measures the loss allowance at an amount equal to 12-month ECL at the current reporting date.

The Group recognizes an impairment gain or loss in profit or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and a collateralized borrowing for the proceeds received.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

Financial liabilities and equity

Classification as debt or equity

Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments are recorded at the proceeds received, net of direct issue costs.

Financial liabilities

Financial liabilities including trade and other payables, loans from shareholders and borrowings are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost, using the effective interest method, with interest expense recognized on an effective yield basis, except for short-term payables when the recognition of interest would be immaterial.

Interest-bearing loans are initially recognized at fair value, and are subsequently measured at amortized cost, using the effective interest method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Revenue from contracts with customers

Revenue is measured based on the consideration specified in a contract with a customer and recognized as and when control of a service is transferred to a customer.

A performance obligation represents a good or service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same.

Control is transferred over time and revenue is recognized over time by reference to the progress towards complete satisfaction of the relevant performance obligation if one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs;

●	the Group’s performance creates or enhances an asset that the customer controls as the Group performs; or

●	the Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

Otherwise, revenue is recognized at a point in time when the customer obtains control of the distinct good or service.

A contract asset represents the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer that is not yet unconditional. It is assessed for impairment in accordance with IFRS 9. In contrast, a receivable represents the Group’s unconditional right to consideration, i.e., only the passage of time is required before payment of that consideration is due.

A contract liability represents the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

A contract asset and a contract liability relating to the same contract are accounted for and presented on a net basis.

Revenues are recognized upon the application of the following steps:

1. Identification of the contract or contracts with a customer;

2. Identification of the performance obligations in the contract;

3. Determination of the transaction price;

4. Allocation of the transaction price to the performance obligations in the contract; and

5. Recognition of revenue when, or as, the performance obligation is satisfied.

The Group enters into services agreements and statements of work which set out the details of the work streams for each project to be provided to the customers. The work streams are generally capable of being distinct and accounted for as separate performance obligations.

Revenue recognized from contracts with customers is disaggregated into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

●	The Group provides consultancy services by providing information about its clients, products and services to their customers. The objective is to help its clients on its market positioning, internal roles structuring and research for new partners. The service is viewed as one performance obligation and revenue is recognized over time by using the output method when the performance obligation is satisfied and measured by the value of the service performed to date.

Value of the service performed is determined based on the hours incurred times a fixed rate as stipulated in the contract. Any variabilities in the transaction price are resolved before each billing.

The Group has elected to apply the practical expedient provided in IFRS 15, to recognize revenue in the amount to which it has the right to invoice and has not disclosed the aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period.

Interest income

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Leases

Definition of a lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For contracts entered into or modified on or after the date of initial application of IFRS 16 or arising from business combinations, the Group assesses whether a contract is or contains a lease based on the definition under IFRS 16 at inception, modification date or acquisition date, as appropriate. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

The Group as a lessee

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to leases of motor vehicles that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the recognition exemption for lease of low-value assets. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis or another systematic basis over the lease term.

Right-of-use assets

The cost of right-of-use asset includes:

●	the amount of the initial measurement of the lease liability;

●	any lease payments made at or before the commencement date, less any lease incentives received;

●	any initial direct costs incurred by the Group; and

●	an estimate of costs to be incurred by the Group in dismantling and removing the underlying assets, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease.

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities.

Right-of-use assets in which the Group is reasonably certain to obtain ownership of the underlying leased assets at the end of the lease term are depreciated from commencement date to the end of the useful life. Otherwise, right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

The Group presents right-of-use assets as a separate line item on the consolidated statements of financial position.

Refundable rental deposits

Refundable rental deposits paid are accounted under IFRS 9 and initially measured at fair value. Adjustments to fair value at initial recognition are considered as additional lease payments and included in the cost of right-of-use assets.

Lease liabilities

At the commencement date of a lease, the Group recognizes and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include:

●	fixed payments (including in-substance fixed payments) less any lease incentives receivable;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable by the Group under residual value guarantees;

●	the exercise price of a purchase option if the Group is reasonably certain to exercise the option; and

●	payments of penalties for terminating a lease, if the lease term reflects the Group exercising an option to terminate the lease.

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

The Group remeasures lease liabilities (and makes a corresponding adjustment to the related right-of-use assets) whenever:

●	the lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the related lease liability is remeasured by discounting the revised lease payments using a revised discount rate at the date of reassessment.

●	the lease payments change due to changes in market rental rates following a market rent review/expected payment under a guaranteed residual value, in which cases the related lease liability is remeasured by discounting the revised lease payments using the initial discount rate.

The Group presents lease liabilities as a separate line item on the consolidated statements of financial position.

Borrowing costs

All borrowing costs are recognized in profit or loss in the period in which they are incurred.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit/(loss) before tax because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied to the same taxable entity by the same taxation authority.

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Note 4 — Financial instruments, financial risks and capital management

(a) Categories of financial instruments

The following table sets out the financial instruments as at the end of the reporting period:

	June 30, 2022	December 31, 2021
	EUR	EUR
Financial assets
Financial assets at amortized cost	109,837	151,384

Financial liabilities
Financial liabilities at amortized cost	504,988	414,575
Lease liabilities	359,113	373,107

(b) Financial risk management policies and objectives

The Group’s overall risk management policy seeks to minimize potential adverse effects on financial performance of the Group. There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk. The risks associated with these financial instruments and the policies to mitigate these risks are set out below.

(i)	Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s credit risk is primarily attributable to its cash and cash equivalents and trade receivables and other receivables.

As at June 30, 2022, approximately 49% of the Group’s trade receivable arose from 2 customers, each accounted for over 10% of the Group’s total revenue (As at December 31, 2021: approximately 75% of the Group’s trade receivable arose from 3 customers, each accounted for over 10% of our total revenue). In order to minimize the credit risk, the management of the Group has delegated a team responsible for determination of credit limits and credit approvals.

Cash and cash equivalents are placed with credit-worthy financial institutions with high credit ratings assigned by international credit-rating agencies and therefore credit risk is limited. The Group has adopted procedures in extending credit terms to customers and monitoring its credit risk. Credit evaluations are performed on customers requiring credit over a certain amount. Before accepting any new customer, the Group carries out research on the credit risk of the new customer and assesses the potential customer’s credit quality and defines credit limits by customer. Limits attributed to customers are reviewed when necessary.

The Group’s current credit risk grading framework comprises the following categories:

Category	Description	Basis of recognizing ECL
Low risk	The counterparty has a low risk of default and does not have any past-due amounts.	12-month ECL
Doubtful	There have been significant increases in credit risk since initial recognition through information developed internally or external resources.	Lifetime ECL—not credit-impaired
In default	There is evidence indicating the asset is credit-impaired.	Lifetime ECL—credit-impaired
Write-off	There is evidence indicating that the debtor is in severe financial difficulty and the Group has no realistic prospect of recovery.	Amount is written off

The table below details the credit quality of the Group’s financial assets as well as maximum exposure to credit risk by credit risk rating grades:

Financial assets at amortized cost	12-month or lifetime ECL	Gross carrying amount EUR	Loss allowance EUR	Net carrying amount EUR
As at June 30, 2022
Trade receivables	Lifetime ECL – Not credit-impaired	70,834	-	70,834
Other receivables	12-month ECL	19,838	-	19,838
		90,672	-	90,672
As at December 31, 2021
Trade receivables	Lifetime ECL – Not credit-impaired	120,363	-	120,363
Other receivables	12-month ECL	4,064	-	4,064
		124,427	-	124,427

(ii)	Interest rate risk management

Interest rate risk arises from the potential changes in interest rates that may have an adverse effect on the Group in the current reporting period and future years.

The Group’s primary interest rate relates to interest-bearing long-term borrowings. The interest rate and terms of repayment of bank loans are disclosed in note 11 of the consolidated financial statements.

The sensitivity analysis has been determined based on the exposure to interest rates for non-derivative instruments at the end of the reporting period and the stipulated change taking place at the beginning of the financial year and held constant throughout the reporting period in the case of instruments that have floating rates. A 50 basis point increase or decrease is used and represents management’s assessment of the reasonably possible change in interest rates.

As at June 30, 2022 and December 31, 2021, it is estimated that a 50 basis point change in interest rates will affect the Group’s loss before tax by EUR125 and EUR125, respectively.

(iii)	Liquidity risk management

In the management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by management to finance its operations and mitigate the effects of fluctuations in cash flows. The management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

The following table details the Group’s contractual maturity for its non-derivative financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	Interest rate	On demand or within 1 year	Over 1 year	Total undiscounted cash flow	Total carrying amount
	%	EUR	EUR	EUR	EUR
June 30, 2022
Non-interest bearing	-	479,988	-	479,988	479,988
Fixed interest rate instruments	0.75	6,346	19,039	25,385	25,000
Lease liabilities	0.75	86,660	278,625	365,285	359,113

December 31, 2021
Non-interest bearing	-	389,575	-	389,575	389,575
Fixed interest rate instruments	0.75	3,267	22,212	25,479	25,000
Lease liabilities	0.75	80,054	300,212	380,266	373,107

(iv)	Fair value of financial assets and financial liabilities

The carrying amounts of financial assets and liabilities on the consolidated statements of financial position approximate their respective fair values due to the relatively short-term maturity of these consolidated financial instruments. The fair values of other classes of financial assets and liabilities are disclosed in the respective notes to consolidated financial statements.

(c) Capital risk management policies and objectives

Management reviews the capital structure regularly to ensure that the Group will be able to continue as a going concern. The capital structure comprises only issued capital, reserves and retained earnings. As a part of this review, the management consider the cost of capital and the risks associated with each class of capital. Based on recommendations of the directors, the Group will balance its overall capital structure through the payment of dividends, new share issues as well as the issue of new debts or the redemption of existing debts. The Group’s overall strategy remains unchanged.

Note 5 — Property, plant and equipment

	Office equipment	Leasehold improvement	Total
	EUR	EUR	EUR
Cost:
At December 31, 2021	15,076	7,200	22,276
Additions	1,209	-	1,209
At June 30, 2022	16,285	7,200	23,485

Accumulated depreciation:
At December 31, 2021	6,661	1,440	8,101
Depreciation for the period	1,268	720	1,988
At June 30, 2022	7,929	2,160	10,089

Net carrying amount:
At December 31, 2021	8,415	5,760	14,175
At June 30, 2022	8,356	5,040	13,396

Depreciation expenses for the six months ended June 30, 2022 and 2021 amounted to EUR1,988 and EUR1,756 respectively, which were included in general and administrative expenses.

Note 6 — Right-of-use assets

	Office space and garage	Office equipment	Vehicles	Total
	EUR	EUR	EUR	EUR
Cost:
At December 31, 2021	341,591	3,315	84,787	429,693
Additions	-	-	26,310	26,310
At June 30, 2022	341,591	3,315	111,097	456,003

Accumulated depreciation:
At December 31, 2021	43,986	182	22,113	66,281
Depreciation for the period	30,096	330	14,347	44,773
At June 30, 2022	74,082	512	36,460	111,054

Carrying amount:
At December 31, 2021	297,605	3,133	62,674	363,412
At June 30, 2022	267,509	2,803	74,637	344,949

Amount recognized in profit and loss

	June 30, 2022	June 30, 2021
	EUR	EUR
Depreciation expense on right-of-use assets	44,773	21,439
Interest expense on lease liabilities	1,392	769
Expenses relating to lease of short-term leases	1,623	1,818

Note 7 — Trade and other receivables

	June 31, 2022	December 31, 2021
	EUR	EUR
Trade receivables – outside parties	70,834	120,363
Other receivables – outside parties	12,093	1,397
Other receivables – related parties	7,745	2,667
	90,672	124,427

The credit period on rendering of service to outside parties is based on ordinary course of businesses.

Loss allowance for trade receivables has been measured at an amount equal to the lifetime ECL. The ECL on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, and where relevant general economic conditions of the industry in which the debtors operate. As at end of reporting period, management considers the ECL for trade and other receivables is insignificant.

As the Group’s historical credit loss experience does not show significantly different loss patterns for different customer segments, the provision for loss allowance based on past due status is not further distinguished between the Group’s different customer base.

Note 8 — Deposits and prepayments

	June 30, 2022	December 31, 2021
	EUR	EUR
Deposits – outside parties	39,693	39,694
Prepayments – related parties	58,091	28,545
Prepayments – outside parties	21,620	955
	119,404	69,194

Note 9 — Cash and cash equivalents

	June 30, 2022	December 31, 2021
	EUR	EUR
Cash at bank	19,165	26,957

Note 10 — Lease liabilities and commitment

The Group entered into lease agreements for office space, garage, office equipment and vehicles with expiration dates ranging from 2022 to 2027. The lease terms were between 2 to 6 years. The Company’s lease liabilities payables and commitments for minimum lease payments under these leases as at June 30, 2022 and December 31, 2021 are as follows:

	June 30, 2022	December 31, 2021
	EUR	EUR
Lease liabilities payable:
Year ending December 31, 2022	42,214	77,520
Year ending December 31, 2024	160,584	147,453
Year ending December 31, 2026	140,087	131,904
After the year ending December 31, 2026	16,228	16,230
	359,113	373,107

A maturity analysis of lease liabilities based on undiscounted gross cash flow is reported in the table below:

	June 30, 2022	December 31, 2021
	EUR	EUR
Year ending December 31, 2022	43,494	80,054
Year ending December 31, 2024	164,150	150,793
Year ending December 31, 2026	141,391	133,169
After the year ending December 31, 2026	16,250	16,250
	365,285	380,266

At June 30, 2022, the total cash outflow for leases amount to EUR41,696 (At June 30, 2021: EUR18,977).

Note 11 — Loan payable

	June 30, 2022	December 31, 2021
	EUR	EUR
Unsecured – at amortized cost:
Small and medium enterprises guarantee fund interest rate: 0.75% per annum (as at December 31, 2021: interest rate: 0.75% per annum)	25,000	25,000

Analyzed between:
Current portion
Within 1 year	6,180	3,084

Non-current portion
Within 2 to 5 years	18,820	21,916
	25,000	25,000

The loan was drawn on June 25, 2020 from an independent third party. The monthly interest rate is 0.0625% and the annualized interest rate is 0.75% per annum. The loan term is 6 years and repayment of principal begins 2 years from the loan drawdown date.

Note 12 — Trade and other payables

	June 30, 2022	December 31, 2021
	EUR	EUR
Trade payables – outside parties	62,600	68,986
Trade payables – related parties	33,524	42,712
Other payables – outside parties	363,864	257,877
	459,988	369,575

Trade payables mainly represents trade payables due to vendors, including independent third party and related parties, who delivered the consultancy services. Other payable mainly represents deferred revenue, VAT and other tax payables.

Note 13 — Loan from a shareholder

The balance represents the loan from a shareholder in the amount of EUR20,000, interest-free with repayment scheduled on March 31,2022, June 30, 2022 and September 30, 2022 in the amount of EUR7,000, EUR7,000 and EUR6,000, respectively. During the period of six months ended June 30, 2022, the shareholder waived the repayment schedule and the repayment date of the full amount is rescheduled on September 30, 2022. The full amount of loan from a shareholder was repaid on September 30, 2022.

Note 14 — Provisions

The balance represents the termination benefits for directors of KAP. Provisions for termination benefits for directors are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated.

Note 15 — Share capital and other reserves

The authorized share capital of the Company consists of 350,000,001 shares, consisting of (i) 300,000,000 shares of ordinary shares, with a nominal value of US$0.005 per share, of which 50,000,000 shares are designated Class A Ordinary Shares, nominal value US$0.005 per share, and 250,000,000 shares are designated Class B Ordinary Shares, nominal value US$0.005 per share, and (ii) 50,000,000 shares of preferred shares, with a nominal value of US$0.005 per share and (iii) one ordinary share with a nominal value of EUR1.00. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Ordinary Shares are entitled to one vote on any such matter.

The sole subscriber to the incorporation constitution of Brera Holdings Limited was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for EUR1.00 on June 30, 2022 but no cash has been received. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law. On July 13, 2022, an amended constitution was adopted by Brera Holdings Limited reflecting an authorized share capital of EUR1.00 and US$1,750,000 divided into 50,000,000 Class A Ordinary Shares, nominal value US$0.005 per share, 250,000,000 Class B Ordinary Shares, nominal value US$0.005 per share, 50,000,000 preferred shares, nominal value US$0.005 per share, and one ordinary share with a nominal value of EUR1.00. On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares.

As part of the Reorganization, 100% of Brera Milano shares were acquired by the Company in exchange for the payment of EUR25,000 to Brera Milano shareholders (the “Acquisition”). The Company also agreed to contribute EUR253,821 to Brera Milano upon the final completion of the formal obligations under their agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a EUR253,821 liability indicated by its financial statements.

The Acquisition was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with the guidance in paragraphs B19–B27 of IFRS 3 for reverse acquisitions. Brera Milano was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors including: (i) former Brera Milano shareholders owning approximately 35% of the combined company (on a fully diluted basis) immediately following the closing of the Acquisition and are the largest shareholders’ party of the Company, (ii) former Brera Milano shareholder, Alessandro Aleotti, being appointed as the Chief Strategy Officer and a director of the Company, and (iii) former Brera Milano shareholder, Sergio Carlo Scalpelli, being appointed as the Chief Executive Officer and a director of the Company; (iv) shareholders of the Company other than the former Brera Milano shareholders continuing as passive investors; and (v) the combined company continuing the football related business with Brera Milano shareholders being the major subject matter experts of this industry in the Company and having the power to direct the development and operations of the combined company after the Acquisition.

The Company is a shell corporation established in 2022 with no operations from incorporation date up to date. The Company has issued shares to the existing shareholders, and it is not qualified as a business under the definition of IFRS 3. With reference to IFRS 3 Appendix B, this would not constitute as a business combination since there is no substantive change in the reporting entity or its assets and liabilities. Accordingly, the Company’s consolidated financial statements represent a continuation of the financial statement of Brera Milano and the assets and liabilities are presented at their historical carrying values.

Note 16 — Revenue

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Revenue recognized over time
Consultancy revenue	131,521	150,821

All revenue was generated from sales transactions with independent third parties.

For the six months ended June 30, 2022 and 2021, approximately 49% of the Group’s trade receivable arose from 2 customers, each accounted for over 10% of the Group’s total revenue. For the six months ended June 30, 2021, approximately 55% of the Group’s trade receivable arose from 2 customers, each accounted for over 10% of the Group’s total revenue.

Note 17 — Cost of revenue

Cost of revenue primarily consists of expenses for consultants directly involved in the delivery of services to customers.

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Cost of revenue	29,768	34,480

For the six months ended June 30, 2022 and 2021, 62% and 17% of the cost of revenue was incurred from transactions with related parties of the Company, respectively.

Three suppliers and four suppliers, each accounted for over 10% of the Group’s total cost of revenue, represented 88% and 62% of the Group’s cost of revenue for the six months ended June 30, 2022 and 2021, respectively.

Note 18 — General and administrative expenses

Included within general and administrative expenses are the following expenses.

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Advertising and marketing expenses	10,145	210
Bank and other charges	222	615
Cleaning expenses	3,764	4,470
Depreciation	46,761	23,195
Director’s emoluments (included in note 19)	40,726	26,305
Entertainment expenses	24,037	4,268
Insurance	2,420	1,000
Office supplies and administrative expenses	14,533	18,456
Professional and consultancy services	6,402	16,218
Expenses on short term leases	1,623	1,818
Stamp duties and other taxes	4,189	1,545
Subscriptions	257	2,757
Staff costs	9,293	-
Transportation and accommodation	4,493	2,180
Utilities	2,014	358
Other administrative expenses	21,497	11,081
	192,376	114,476

Note 19 — Director’s emoluments

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Director’s fee	32,544	21,265
Other emoluments	8,182	5,040
	40,726	26,305

Other emoluments mainly represent social security fund and medical allowance.

Note 20 — Provision for income taxes

Ireland

Brera Holdings PLC is a holding company registered in Ireland. The Company was incorporated in Ireland on June 30, 2022, no provision for income taxes in the Ireland has been made as Brera Holdings PLC did not generate any Ireland taxable income.

Italy

The Company conducts its major businesses in Italy and is subject to tax in this jurisdiction. During the six months ended June 30, 2022 and 2021, all taxable income (loss) of the Company is generated in Italy. As a result of its business activities, the Company files tax returns that are subject to examination by the Italian Revenue Agency.

Italian companies are subject to two enacted income taxes at the following rates:

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
IRES (state tax)	24.00%	24.00%
IRAP (regional tax)	3.90%	3.90%

IRES is a state tax and is calculated on the taxable income determined on the income before taxes modified to reflect all temporary and permanent differences regulated by the tax law.

IRAP is a regional tax and each Italian region has the power to increase the current rate of 3.90% by a maximum of 0.92%. In general, the taxable base of IRAP is a form of gross profit determined as the difference between gross revenues (excluding interest and dividend income) and direct production costs (excluding interest expense and other financial costs).

For the six months ended June 30, 2022 and 2021, the Company’s estimated income tax expenses are as follows:

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Current	8,637	4,287
	8,637	4,287

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Loss before tax for the year	(87,198)	(22,132)

Expected income tax recovery – IRES	(20,928)	(5,312)
Expected income tax recovery – IRAP	(3,401)	(863)
Permanent differences	32,966	10,462

Current	8,637	4,287

Note 21 — Basic and diluted loss per share

The calculation of the basic and diluted loss per share attributable to the shareholders of the Group is based on the following data:

Loss

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
	EUR	EUR
Loss for the purpose of basic and diluted loss	(95,835)	(26,419)

Number of shares

	June 30, 2022	June 30, 2021
Weighted average number of ordinary shares for the purposes of basic loss per share (Ordinary shares)	1	-
Weighted average number of ordinary shares for the purposes of basic loss per share (Ordinary shares Class A)	2,850,000	2,850,000
Weighted average number of ordinary shares for the purposes of basic loss per share (Ordinary shares Class B)	100,000	100,000

Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares in issue during the year to assume conversion of all dilutive potential ordinary shares. The Company had no dilutive shares as at June 30, 2022 and 2021.

The Group computes net loss per share of Ordinary Shares Class A and Ordinary Shares Class B stock using the two-class method. Basic net loss per share is computed using the weighted-average number of shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of restricted stock units and other contingently issuable shares. The dilutive effect of outstanding restricted stock units and other contingently issuable shares is reflected in diluted earnings per share by application of the treasury stock method.

Each holder of Ordinary Shares shall be entitled to one (1) vote for each Ordinary Share held as of the applicable date on any matter that is submitted to a vote or for the consent of members of the Company. Each holder of Ordinary Shares shall be entitled, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company, up to the amount of the total nominal value of their Ordinary Shares only. No holder of Ordinary Shares shall have any right to participate in any dividend declared by the Company.

The rights, including the liquidation and dividend rights, of the holders of our Ordinary Shares Class A and Ordinary Shares Class B stock are identical, except with respect to voting.

For the six months ended June 30, 2022 and 2021, the net loss per share amounts are the same for Ordinary Shares Class A and Ordinary Shares Class B stock because the holders of each class are entitled to equal per share dividends or distributions in liquidation.

The following table sets forth the computation of basic and diluted net loss per share for the six months ended June 30, 2022 and 2021, which includes both Ordinary Shares, Ordinary Shares Class A and Ordinary Shares Class B:

	For the six months ended June 30, 2022			For the six months ended June 30, 2021
	Ordinary shares	Ordinary shares Class A	Ordinary shares Class B	Ordinary shares Class A	Ordinary shares Class B
Net loss per share, basic and diluted
Numerator:
Allocation of undistributed net loss	(0)	(92,586)	(3,249)	(25,523)	(896)
Denominator:
Weighted average shares	1	2,850,000	100,000	2,850,000	100,000
Basic and diluted net loss per share	(0.03)	(0.03)	(0.03)	(0.01)	(0.01)

Note 22 — Related party

The related parties had transactions for the six months ended June 30, 2022 and for the year ended December 31, 2021 consist of the following:

Name of the related parties	Nature of relationship
Brera Calcio AS	Shareholder of the Company being the president of this entity
Alessandro Aleotti	Shareholder
Leonardo Aleotti	Shareholder
Marco Sala	Shareholder
Max Srl	Shareholder
Stefano Locatelli	Shareholder
Rocca Christian	Shareholder
Scalpelli Sergio Carlo	Shareholder
Adrio Maria de Carolis	Shareholder

	June 30, 2022	December 31, 2021
	EUR	EUR
Other receivables – related parties
Alessandro Aleotti	333	333
Marco Sala	333	333
Scalpelli Sergio Carlo	6,079	333
Rocca Christian	334	334
Stefano Locatelli	333	1,334
Max Srl	333	-

Deposits and prepayments – related parties
Max Srl	32,000	14,545
Stefano Locatelli	21,620	14,000
Scalpelli Sergio Carlo	4,471	-

Trade payables – related parties
Max Srl	-	6,112
Brera Calcio AS	33,524	36,600

Loan from a shareholder
Scalpelli Sergio Carlo	20,000	20,000

As at June 30, 2022 and December 31, 2021, balances due from and due to related parties primarily represent monetary advancements and repayments by the related parties for its normal course of business.

From March 2016 to May 2022, Brera Milano engaged SWG S.p.A., or SWG, to provide certain polling services, free of charge, and without agreements in writing. SWG is beneficially owned by Adrio Maria de Carolis, a beneficial owner of approximately 30.9% of our Class A Ordinary Shares and a former director of Brera Holdings.

Note 23 — Reconciliation of liabilities arising from financing activities

	Loan payable	Loan from a shareholder	Lease liabilities	Total
	EUR	EUR	EUR	EUR
At December 31, 2021	25,000	20,000	373,107	418,107
Financing cash flows	-	-	(41,696)	(41,696)
New leases entered	-	-	26,310	26,310
Interest expenses	-	-	1,392	1,392
At June 30, 2022	25,000	20,000	359,113	404,113

Note 24 — Subsequent events

The Company has evaluated events subsequent to June 30, 2022, to assess the need for potential recognition or disclosure in the consolidated financial statements. Such events were evaluated through November 30, 2022, the date and time the consolidated financial statements were issued, and it was determined that no subsequent events, except as follows, occurred that required recognition or disclosure in the consolidated financial statements.

(i)	Incorporation of Brera Holdings Limited

On June 30, 2022, Brera Holdings Limited was incorporated and the sole subscriber to the incorporation constitution of Brera Holdings Limited was Goodbody Subscriber One Limited who subscribed for one (1) ordinary share for EUR1.00. On July 11, 2022, the one ordinary share was transferred to Daniel Joseph McClory, and on July 14, 2022, the ordinary share was surrendered to the Company and cancelled in accordance with Irish law.

(ii)	Founder Share Issuances

On July 14, 2022, the Company issued 8,100,000 Class A Ordinary Shares, nominal value US$0.005 per share, and 100,000 Class B Ordinary Shares, nominal value US$0.005 per share, in connection with the incorporation of Brera Holdings Limited, at an issue price of US$0.005 per share, for a total consideration of US$41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital.

(iii)	Corporate Reorganization

On July 13, 2022, Brera Milano entered into a private deed with Alessandro Aleotti and Leonardo Aleotti in which Brera Milano agreed to purchase the trademarks “Brera” and “FENIX Trophy” for the cost of the trademarks’ registration.

On July 13, 2022, Brera Milano entered into a private deed with FCD Brera in which FCD Brera was granted the non-exclusive license to use the trademarks “Brera” and “FENIX Trophy” in connection with its football activities. Under the agreement, FCD Brera agreed to carry out certain sports activities relating to the trademarks in exchange for fees to be agreed between the parties. Costs attributable to the sports activities relating to the trademarks will be borne by FCD Brera, and revenues attributable to such activities will be recognized by Brera Milano.

(iv)	Capital Increase Agreements

On July 18, 2022, a preliminary agreement was entered for the purchase of all the shares of Brera Milano with Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL. It was agreed to contribute EUR253,821 to Brera Milano upon the final completion of the formal obligations under this agreement at the Milan Register of Companies, in order to restore Brera Milano’s share capital due to a EUR253,821 liability indicated by its financial statements. On July 29, 2022, the final deed of sale agreement was executed, paid EUR253,821 for purposes of restoring Brera Milano’s share capital, and completed certain other required formalities. As a result, Brera Milano became our wholly-owned subsidiary.

(v)	Private Placement, Surrendered Founder Shares and Related Share Issuances

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, the Company conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of investors. Pursuant to the agreements, the Company issued 1,505,000 Class B Ordinary Shares at US$1.00 per share for a total of US$1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to the Company’s engagement letter agreement with Boustead, in addition to payments of a success fee of US$105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of US$15,050, or 1% of the total purchase price of the shares sold in the private placement, the Company agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of US$1.00 per share, subject to adjustment.

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and the Company issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for US$11,250, US$1,000 and US$250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of US$250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for US$1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for US$500 and US$250, respectively.

(vi)	Change of Company Name

KAP was renamed Brera Milano S.r.l. on September 9, 2022. Brera Holdings Limited re-registered as an Irish public limited company and was renamed as Brera Holdings PLC on October 27, 2022.

(vii)	Repayment of loan from a shareholder

On September 30, 2022, the Company has made full repayment for the loan from a shareholder amounted EUR20,000.

(viii)	Equity Incentive Plan

On October 26, 2022, our board of directors approved the 2022 Equity Incentive Plan of the Company.

(ix)	Sponsorship Agreement

On August 16, 2022, KAP signed a Sponsorship Agreement with Fudbalski Klub Akademija Pandev (“Akademija Pandev”) and the total sponsorship contribution was agreed to be EUR70,000. Goran Pandev, a director nominee of Brera Holdings, is the founder and owner of Akademija Pandev, a North Macedonian football club founded in 2010 that plays in the Macedonian First League.

Pursuant to the Sponsorship Agreement, Akademija Pandev grants KAP the right to qualify as “Main Sponsor” and to use the name and logo of Akademija Pandev in all the Main Sponsor’s communication campaigns. Akademija Pandev, for the entire 2022/23 season, will give ample visibility and brand awareness to the partnership through the presence of the Brera logo on the game shirt, a campaign of wall posters in the city of Strumica, banners and banners in the sports center of Goran Pandev, as well as a joint and agreed communication both to the Macedonian press organs and on the official channels of the club.

On August 24, 2022 and August 25, 2022, KAP has paid EUR50,000 and EUR20,000, respectively, to Akademija Pandev.

1,705,000 Shares

Brera Holdings PLC

Class B Ordinary Shares

______________________

PROSPECTUS

______________________

                        , 2022

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2023

PRELIMINARY PROSPECTUS

Brera Holdings PLC

Class B Ordinary Shares

This prospectus relates to 1,705,000 Class B Ordinary Shares, nominal value $0.005 per share, or the Class B Ordinary Shares, of Brera Holdings PLC that may be sold from time to time by the selling shareholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding Class B Ordinary Shares by the selling shareholders.

Prior to the offering, there has been no public market for our shares. We have applied to list our Class B Ordinary Shares on The Nasdaq Capital Market, or Nasdaq, under the symbol “BREA”. Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

We have two classes of authorized ordinary shares, Class A Ordinary Shares, nominal value $0.005 per share, or the Class A Ordinary Shares, and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting and conversion. The Class A Ordinary Shares generally vote together with the Class B Ordinary Shares as a group, unless otherwise prohibited by law. Each Class A Ordinary Share is entitled to ten votes and is convertible into one Class B Ordinary Share. Each Class B Ordinary Shares is entitled to one vote.

As of the date of this prospectus, our founders, the holders of our outstanding Class A Ordinary Shares, collectively held approximately 97.2% of the voting power of our outstanding share capital and collectively are therefore our controlling shareholders. The holders of our Class A Ordinary Shares are Alessandro Aleotti, our Chief Strategy Officer and a director; Leonardo Aleotti, the adult son of Alessandro Aleotti; Daniel Joseph McClory, our Executive Chairman and a director; Pinehurst Partners LLC, which is controlled by Daniel Joseph McClory; Marco Sala, a former director; and Niteroi Spa, which is controlled by Adrio Maria de Carolis, a former director. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, our founders, some of whom are also some of our officers and directors, collectively will retain controlling voting power in the Company based on having approximately 95.4% of all voting rights.

Alessandro Aleotti, Chief Strategy Officer and a director, Daniel Joseph McClory, Executive Chairman and a director, and Adrio Mario de Carolis will directly or indirectly control approximately 31.6%, 28.5% and 31.0% of all voting rights following this offering, respectively, or approximately 31.5%, 28.4% and 30.9% of all voting rights following this offering if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of the Public Offering Prospectus), respectively. Therefore, each of these beneficial owners may have controlling voting power following this offering.

Our key officers, directors and director nominees collectively will beneficially own approximately 46.9% of our outstanding share capital following this offering, or approximately 46.0% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of the Public Offering Prospectus). In addition, our key officers, directors and director nominees collectively will have approximately 60.7% of voting power in the Company following this offering, or approximately 60.5% if the underwriters exercise the over-allotment option in full, based on the assumed initial public offering price of $5.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of the Public Offering Prospectus). As a result, they will have controlling voting power and the ability to approve all matters submitted to our shareholders for approval.

As a result, we will be a “controlled company” under Nasdaq’s rules, and, as such, may elect to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Ordinary Shares—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” for more information.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

The selling shareholders may offer and sell the Class B Ordinary Shares being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at a fixed price of $5.00 per share until our Class B Ordinary Shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Class B Ordinary Shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   .

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The Offering

Class B Ordinary Shares offered by the selling shareholders:	This prospectus relates to 1,705,000 Class B Ordinary Shares that may be sold from time to time by the selling shareholders named in this prospectus.

Shares outstanding:	7,700,000 Class A Ordinary Shares and 3,705,000 Class B Ordinary Shares (or 3,930,000 Class B Ordinary Shares if the underwriters exercise the over-allotment option in full).

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Class B Ordinary Shares by the selling shareholders.

Risk factors:	Investing in our Class B Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 before deciding to invest in our Class B Ordinary Shares.

Trading market and symbol:	We have applied to list our Class B Ordinary Shares on The Nasdaq Capital Market under the symbol “BREA”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq. The closing of this offering is contingent upon the successful listing of our Class B Ordinary Shares on The Nasdaq Capital Market.

The number of Class B Ordinary Shares outstanding immediately following this offering assumes the issuance by us of Class B Ordinary Shares pursuant to the Public Offering Prospectus filed contemporaneously herewith, is based on 7,700,000 shares of our Class A Ordinary Shares and 2,205,000 shares of our Class B Ordinary Shares outstanding as of the date of this prospectus, and excludes:

●	2,000,000 Class B Ordinary Shares that are reserved for issuance under the Brera Holdings Limited 2022 Equity Incentive Plan;

●	105,350 Class B Ordinary Shares issuable upon exercise of placement agent’s warrants; and

●	up to 120,750 Class B Ordinary Shares issuable upon exercise of warrants to be issued to the underwriters pursuant to the Public Offering Prospectus filed contemporaneously herewith.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Ordinary Shares by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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SELLING SHAREHOLDERS

We are registering the Class B Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling shareholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling shareholders, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding ordinary shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of Class B Ordinary Shares beneficially owned by each selling shareholder. The third column lists the Class B Ordinary Shares being offered by this prospectus by the selling shareholders.

The selling shareholders can offer all, some or none of their Class B Ordinary Shares. See “Plan of Distribution.” We therefore have no way of determining the number of Class B Ordinary Shares each selling shareholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling shareholder will sell all Class B Ordinary Shares covered by this prospectus.

	Class B Ordinary Shares Beneficially Owned Prior to this		Number of Shares Being	Class B Ordinary Shares Beneficially Owned After this Offering
Name of Selling Shareholder	Offering		Offered	Shares	Percent (1)
ARCH Beauty, LLC (2)	25,000		25,000	—	—
BaseStones Inc. (3)	220,000		220,000	—	—
Chris Etherington (4)	280,000	(5)	25,000	—	—
Eternal Horizon International Company Limited (6)	50,000		50,000	—	—
Gilbert Wing Kai Lam (7)	100,000		100,000	—	—
Grant McClory (8)	250,000		250,000	—	—
Keith C Moore Consulting, Inc. (9)	50,000		50,000	—	—
Latigo Partners, LLC (10)	100,000		100,000	—	—
Lucia Giovannetti (11)	200,000		200,000	—	—
Maria Elena Cappello (12)	25,000		25,000	—	—
Mark Olivier (13)	25,000		25,000	—	—
Michael Gatto and Danielle Gatto (14)	10,000		10,000	—	—
Nicola Serragiotto and Alessandra Zago (15)	10,000		10,000	—	—
Oleta Investments, LLC (16)	255,000		255,000	—	—
Piuma, LLC (17)	175,000		175,000	—	—
Rui Wu (18)	50,000		50,000	—	—
Thaddeus LaGrone (19)	10,000		10,000	—	—
Varkes Churukian (20)	25,000		25,000	—	—
Vertical Holdings, LLC (21)	100,000		100,000	—	—

(1)	Applicable percentage ownership after this offering is based on 2,205,000 Class B Ordinary Share deemed to be outstanding as of the date of this prospectus.

(2)	Dr. Krista Archer has sole voting and dispositive power over the shares held by ARCH Beauty, LLC. ARCH Beauty, LLC’s business address is 292A Sackett St, Brooklyn, NY 11231.

(3)	Mohammad Ansari has sole voting and dispositive power over the shares held by BaseStones, Inc. BaseStones, Inc.’s business address is 1901 Avenue of the Stars, #200, Los Angeles, CA 90067, United States.

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(4)	Chris Etherington’s address is 48 Iron Trail, Ladera Ranch, CA, 92694, United States.

(5)	Consists of (i) 25,000 Class B Ordinary Shares held by Chris Etherington; and (ii) 255,000 Class B Ordinary Shares held by Oleta Investments, LLC, of which Mr. Etherington has sole voting and dispositive power.

(6)	Jie Xu has sole voting and dispositive power over the shares held by Eternal Horizon International Company Limited. Eternal Horizon International Company Limited’s business address is 16/F, Gateway 1, Tsim Sha Tsui, Hong Kong, China.

(7)	Gilbert Wing Kai Lam’s address is Block G, 6/F, Wai Kei House, 91, Sai Yee Street, Mong Kok, Hong Kong, China.

(8)	Grant McClory’s address is 49 Tulip Pl, Aliso Viejo, CA 92656, United States.

(9)	Keith C. Moore has sole voting and dispositive power over the shares held by Keith C Moore Consulting, Inc. Keith C. Moore is the Chief Executive Officer of Boustead Securities, LLC, a broker-dealer which was engaged by the Company to act as placement agent and financial advisor. Keith C Moore Consulting, Inc. purchased its Class B Ordinary Shares in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the Class B Ordinary Shares. Keith C Moore Consulting, Inc.’s business address is 318 N Carson St, Suite 208, Carson City, NV 89701, United States.

(10)	Keith C. Moore has sole voting and dispositive power over the shares held by Latigo Partners, LLC. Keith C. Moore is the Chief Executive Officer of Boustead Securities, LLC, a broker-dealer which was engaged by the Company to act as placement agent and financial advisor. Latigo Partners, LLC purchased its Class B Ordinary Shares in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the Class B Ordinary Shares. Latigo Partners, LLC’s business address is 318 N Carson St, Suite 208, Carson City, NV 89701, United States.

(11)	Lucia Giovannetti’s address is Viale Campania 39, 20133 Milan, Italy.

(12)	Maria Elena Cappello’s address is Via Giacomo Puccini 5, 20121 Milan, Italy.

(13)	Mark Olivier’s address is 10882 Coronel Rd., Santa Ana, CA 92705, United States.

(14)	Michael Gatto and Danielle Gatto’s address is 1452 Plaza Francisco, Palos Verdes Estates, CA 90274, United States.

(15)	Nicola Serragiotto and Alessandra Zago’s address is 27062 Clarence Ct, Valencia, CA 91355, United States.

(16)	Chris Etherington has sole voting and dispositive power over the shares held by Oleta Investments, LLC. Oleta Investments, LLC’s business address is 48 Iron Trail, Ladera Ranch, CA, 92694, United States.

(17)	Massimo Ferragamo has sole voting and dispositive power over the shares held by Piuma, LLC. Piuma, LLC’s business address is 663 5th Ave, 4th Floor, New York, NY 10022, United States.

(18)	Rui Wu’s address is 20A, Tower 2, The Harbourside No 1. Austin Road, West, KLN, Hong Kong, China.

(19)	Thaddeus LaGrone’s address is 23016 Lake Forest Drive, Ste D304, Laguna Hills, CA 92653, United States.

(20)	Varkes Churukian’s address is 26664 Trillium Drive, Farmington Hills, MI 48331, United States.

(21)	Kevan Casey has sole voting and dispositive power over the shares held by Vertical Holdings, LLC. Vertical Holdings, LLC’s business address is 9337B, Katy Freeway, #296, Houston, TX 77024, United States.

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PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at a fixed price of $5.00 per share until our Class B Ordinary Shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class B Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. The validity of the ordinary shares offered in this offering and certain other legal matters as to Irish law will be passed upon for us by Philip Lee LLP, Dublin, Ireland.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, our constitution (which will be substantially in the form attached as Exhibit 3.2 to this registration statement) will confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its constitution or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Act.

Our constitution will also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We plan to purchase and maintain directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents, which is permitted under our constitution and the Irish Companies Act.

We intend to enter into agreements to provide for customary indemnification of our directors to the maximum extent allowed under applicable law. Under the form of director and officer indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

Founder Share Issuances

On July 14, 2022, we issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares in connection with the incorporation of Brera Holdings Limited, at an issue price of $0.005 per share, for a total consideration of $41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Ordinary Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our ordinary shares.

Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Aggregate Purchase Price Paid
Daniel Joseph McClory, Executive Chairman and Director	2,500,000	-	$12,500
Niteroi Spa(1)	2,500,000	-	$12,500
Alessandro Aleotti, Chief Strategy Officer and Director	2,500,000	-	$12,500
Leonardo Aleotti(2)	250,000	-	$1,250
Marco Sala, former Director	350,000	-	$1,750
KAP Global Holding Limited(3)	-	100,000	$500

(1)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s corporate office is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(2)	Leonardo Aleotti is the adult son of Alessandro Aleotti, our Chief Strategy Officer and director.

(3)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong.

Surrendered Founder Shares and Related Share Issuances

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and we issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for $11,250, $1,000 and $250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of $250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for $1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for $500 and $250, respectively.

Private Placements

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, we conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,505,000 Class B Ordinary Shares at $1.00 per share for a total of $1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $15,050, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1*	English translation of Preliminary Agreement for the Sale of Shares of a Limited Liability Company (S.R.L.) between Brera Holdings Limited and Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL, dated as of July 18, 2022
2.2*	English translation of Deed of Share Transfer between Brera Holdings Limited and Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL, dated as of July 29, 2022
3.1*	Constitution of the Registrant as in effect prior to October 27, 2022
3.2*	Amended and Restated Constitution of the Registrant in effect as of October 27, 2022
4.1*	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2*	Form of Placement Agent Warrant
5.1*	Legal Opinion of Philip Lee LLP
5.2*	Legal Opinion of Bevilacqua PLLC
10.1*	Form of Private Placement Subscription Agreement
10.2*	English translation of Lease Agreement – Arena Civica, dated as of April 1, 2022
10.3*	English translation of Lease Agreement – Arena Civica, dated as of October 19, 2022
10.4*	English translation of Lease Agreement – Brera Football Village
10.5*	English translation of Lease Contract between KAP S.r.l. and MOPI Management S.r.l., dated as of April 1, 2021
10.6*	English translation of Private Deed between KAP S.r.l. and Alessandro Aleotti and Leonardo Aleotti, dated as of July 13, 2022
10.7*	English translation of Private Deed between KAP S.r.l. and FCD Brera, dated as of July 13, 2022
10.8*	English translation of Guarantee Fund for Small and Medium-Size Enterprises Form between KAP S.r.l. and Mediocredito Centrale S.p.A., dated as of May 20, 2020
10.9*	English translation of Private Agreement for Non-Interest-Bearing Loan Between Individuals between KAP S.r.l. and Sergio Carlo Scalpelli, dated as of October 28, 2021
10.10*	Form of Independent Director Agreement
10.11*	Form of Director and Officer Indemnification Agreement
10.12†*	Consulting Agreement between Brera Holdings Limited and Sergio Carlo Scalpelli, dated as of October 5, 2022
10.13†*	Consulting Agreement between Brera Holdings Limited and Amedeo Montonati, dated as of October 18, 2022
10.14†*	Brera Holdings Limited 2022 Equity Incentive Plan
10.15†*	Form of Share Option Agreement for 2022 Equity Incentive Plan
10.16†*	Form of Restricted Shares Award Agreement for 2022 Equity Incentive Plan
10.17†*	Form of Restricted Share Unit Award Agreement for 2022 Equity Incentive Plan
10.18*	English translation of Sponsorship Agreement between KAP S.r.l. and Fudbalski Klub Akademija Pandev, dated as of August 16, 2022
10.19*	English translation of Private Agreement For The Extension of the Sponsorship Agreement between Brera Milano S.r.l. and Fudbalsky Klub Akademija Pandev, dated as of November 25, 2022
10.20*	English translation of Private Agreement between Brera Holdings PLC and Marco Sala, dated as of November 30, 2022
14.1*	Code of Ethics and Business Conduct
21.1*	List of Subsidiaries
23.1**	Consent of TAAD LLP
23.2*	Consent of Philip Lee LLP (included in Exhibit 5.1)
23.3*	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
24.1*	Power of Attorney (included on the signature page of this registration statement) (previously filed as an exhibit to the Form F-1 filed with the SEC)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Consent of Christopher Paul Gardner to be named as a director nominee
99.5*	Consent of Pietro Bersani to be named as a director nominee
99.6*	Consent of Goran Pandev to be named as a director nominee
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.
†	Executive compensation plan or arrangement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milan, Italy on the 10th day of January 2023.

Brera Holdings PLC

By:	/s/ Sergio Carlo Scalpelli
Name:	Sergio Carlo Scalpelli
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sergio Carlo Scalpelli	Chief Executive Officer	January 10, 2023
Sergio Carlo Scalpelli	(Principal Executive Officer) and Director

/s/ *	Chief Financial Officer	January 10, 2023
Amedeo Montonati	(Principal Financial and Accounting Officer)

/s/ *	Chief Strategy Officer and Director	January 10, 2023
Alessandro Aleotti

/s/ Daniel Joseph McClory	Executive Chairman and Director	January 10, 2023
Daniel Joseph McClory

/s/ *	Director	January 10, 2023
Alberto Libanori

/s/ Daniel Joseph McClory	Attorney-In-Fact	January 10, 2023
Daniel Joseph McClory

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Brera Holdings PLC has signed this registration statement or amendment thereto in New York on January 10, 2023.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President